Exhibit 4.9	EXECUTION COPY

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

by and among

LSB INDUSTRIES, INC.,

as Parent,

EACH OF THE PARENT’S SUBSIDIARIES THAT ARE

SIGNATORIES HERETO AS BORROWERS,

as Borrowers,

THE LENDERS THAT ARE FROM TIME TO TIME PARTIES HERETO

as the Lenders,

and

WELLS FARGO CAPITAL FINANCE, LLC

as the Arranger and Administrative Agent

Dated as of December 31, 2013

SECOND AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”), is entered into as of December 31, 2013 (the “Restatement Effective Date”), between and among, on the one hand, the lenders identified on the signature pages hereof (such lenders, together with their respective successors and assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), WELLS FARGO CAPITAL FINANCE, LLC, a California limited liability company, as successor in interest to Wells Fargo Capital Finance, Inc. (“WFCF”), as the arranger and administrative agent for the Lenders (in such capacity, the “Agent”), and, on the other hand, LSB INDUSTRIES, INC., a Delaware corporation (“Parent”), each of the Subsidiaries of Parent identified on the signature pages hereof as Borrowers (such Subsidiaries, together with Parent, are referred to hereinafter each individually as a “Borrower”, and individually and collectively, jointly and severally, as “Borrowers”).

WHEREAS, the Existing Borrowers (as defined below), the Existing Guarantors (as defined below), the Agent and the Lenders are parties to the Amended and Restated Loan and Security Agreement, dated as of November 5, 2007 (as heretofore amended or otherwise modified, the “Amended and Restated Loan Agreement”), pursuant to which the Lenders extended credit to the Borrowers consisting of a revolving credit facility, in an aggregate principal amount of $100,000,000 at any time outstanding, as reduced in accordance with the terms thereof (the “Existing Revolver Facility”), which included a $15,000,000 sub-facility for the issuance of letters of credit; and

WHEREAS, the Parent has requested that (i) certain of its Subsidiaries that are not Existing Borrowers or Existing Guarantors be joined as Additional Borrowers, (ii) existing Guarantors be designated as Additional Borrowers and (iii) that the Agent and the Lenders make certain additional modifications to the Amended and Restated Loan Agreement, and the Agent and the Lenders have agreed to join such additional parties and make such additional changes, subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, and subject to the terms and conditions of this Agreement, the parties hereto agree to amend and restate the Amended and Restated Loan Agreement as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

“ABL Priority Collateral” shall have the meaning set forth in the Intercreditor Agreement.

“Account Debtor” means any Person who is or who may become obligated under, with respect to, or on account of, an Account, chattel paper, or a General Intangible constituting Collateral.

“Accounts” means all of Borrowers’ now owned or hereafter acquired right, title, and interest with respect to “accounts” (as that term is defined in the Code), and any and all supporting obligations in respect thereof.

“ACH Transactions” means any cash management or related services (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) provided by the Bank Product Provider for the account of a Loan Party or its Subsidiaries.

“Additional Borrowers” means LSB Industries, Inc., Consolidated Industries L.L.C., ClimateCraft Technologies, Inc., Summit Machine Tool Manufacturing L.L.C., LSB-Europa Limited, Cherokee Nitrogen Holdings, Inc., Pryor Chemical Company, Chemical Properties L.L.C., Chemical Transport L.L.C., The Climate Control Group, Inc., CEPOLK Holdings Inc., El Dorado Nitric L.L.C., LSB Capital L.L.C., El Dorado Acid II, L.L.C., El Dorado Acid, L.L.C., and El Dorado Nitrogen, L.P.

“Additional Documents” has the meaning set forth in Section 4.4.

“Administrative Borrower” has the meaning set forth in Section 17.9.

“Advances” has the meaning set forth in Section 2.1.

“Affiliate” means, as applied to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, in any event: (a) any Person which owns directly or indirectly 15% or more of the securities having ordinary voting power for the election of directors or other members of the governing body of a Person or 15% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed to control such Person; (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person; and (c) each partnership or joint venture in which a Person is a general partner or joint venturer shall be deemed to be an Affiliate of such Person.

“Agent” means WFCF, solely in its capacity as agent for the Lenders hereunder, and any successor thereto.

“Agent’s Account” means an account at a bank designated by Agent from time to time as the account into which Loan Parties shall make all payments to Agent for the benefit of the Lender Group and into which the Lender Group shall make all payments to Agent under this Agreement and the other Loan Documents; unless and until Agent notifies Administrative Borrower and the Lender Group to the contrary, Agent’s Account shall be that certain deposit account bearing account number 323-266193 and maintained by Agent with The Chase Manhattan Bank, 4 New York Plaza, 15th Floor, New York, New York 10004, ABA #021000021.

“Agent Advances” has the meaning set forth in Section 2.3(e)(i).

“Agent’s Liens” means the Liens granted by the Loan Parties to Agent for the benefit of the Lender Group under this Agreement or the other Loan Documents.

“Agent-Related Persons” means Agent together with its Affiliates, officers, directors, employees, and agents.

“Agreement” has the meaning set forth in the preamble hereto.

“Assignee” has the meaning set forth in Section 14.1.

“Assignment and Acceptance” means an Assignment and Acceptance substantially in the form of Exhibit A-1.

“Authorized Person” means any officer or other employee of Administrative Borrower.

“Availability” means, as of any date of determination, if such date is a Business Day, and determined at the close of business on the immediately preceding Business Day, if such date of determination is not a Business Day, the amount that Borrowers are entitled to borrow as Advances under Section 2.1 (after giving effect to all then outstanding Obligations (other than Bank Products Obligations) and all sublimits and reserves applicable hereunder).

“Bank Product Agreements” means those agreements entered into from time to time by a Loan Party or its Subsidiaries in connection with any of the Bank Products.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Loan Parties or their Subsidiaries to Bank Product Provider pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that Loan Parties are obligated to reimburse to Agent or any member of the Lender Group as a result of Agent or such member of the Lender Group purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to Loan Parties or their Subsidiaries pursuant to the Bank Product Agreements.

“Bank Product Provider” means WFCF or any of its Affiliates.

“Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations (other than Hedge Obligations).

“Bank Product Reserves” means, as of any date of determination, the amount of reserves that Agent has established (based upon Bank Product Provider’s reasonable determination of the credit exposure in respect of then extant Bank Products) for Bank Products then provided or outstanding.

“Bank Products” means any service or facility extended to Loan Parties or their Subsidiaries by Bank Product Provider including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, procurement cards or p-cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) transactions under Hedge Agreements.

“Bankruptcy Code” means the United States Bankruptcy Code, as in effect from time to time.

“Base LIBOR Rate” means the rate per annum, determined by Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/16%), on the basis of the rates at which Dollar deposits are offered to major banks in the London interbank market on or about 11:00 a.m. (California time) 2 Business Days prior to the commencement of the applicable Interest Period, for a term and in amounts comparable to the Interest Period and amount of the LIBOR Rate Loan requested by Administrative Borrower in accordance with this Agreement, which determination shall be conclusive in the absence of manifest error.

“Base Rate” means, the rate of interest announced within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo may designate.

“Base Rate Loan” means each portion of an Advance that bears interest at a rate determined by reference to the Base Rate.

“Base Rate Margin” means, as of any date of determination, (i) if Excess Availability is greater than $25,000,000, 0.50 percentage point, and (ii) if Excess Availability is less than or equal to $25,000,000, 0.75 percentage point.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which any Loan Party or any Subsidiary or ERISA Affiliate of any Loan Party has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Board of Directors” means the board of directors (or comparable managers) of Parent or any committee thereof duly authorized to act on behalf thereof.

“Books” means all of each Loan Parties’ now owned or hereafter acquired books and records (including all of its Records indicating, summarizing, or evidencing its assets (including the Collateral) or liabilities, all of its Records relating to its business operations or financial condition, and all of its goods or General Intangibles related to such information).

“Borrower” and “Borrowers” have the respective meanings set forth in the preamble to this Agreement.

“Borrowing” means a borrowing hereunder of Advances made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of an Agent Advance, as the case may be.

“Borrowing Base” has the meaning set forth in Section 2.1.

“Borrowing Base Certificate” means a certificate in the form of Exhibit B-1.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which national banks are authorized or required to close, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Capital Assets” has the meaning set forth in Section 2.2.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligation” means any Indebtedness represented by obligations under a Capital Lease, but excluding all Indebtedness under any operating lease that is entered into between any Loan Party and any of its Subsidiaries, as lessee, and any “related party” (as defined in paragraph 5 of Financial Accounting Standards Board Statement No. 13, “Accounting for leases (FAS13)”) or Affiliate of such lessee, as lessor, that is required to be treated as capital lease obligations under GAAP, pursuant to FAS 13, as amended from time to time.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 2 years from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 2 years from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody’s, (c) commercial paper maturing no more than 2 years from the date of acquisition thereof and, at the time of acquisition, having a rating of A-1 or P-1, or better, from S&P or Moody’s, and (d) certificates of deposit or bankers’ acceptances maturing within 2 years from the date of acquisition thereof either (i) issued by any bank organized under the laws of the United States or any state thereof which bank has a rating of A or A2, or better, from S&P or Moody’s, or (ii) certificates of deposit less than or equal to $250,000 in the aggregate issued by any other bank insured by the Federal Deposit Insurance Corporation.

“Cash Management Bank” has the meaning set forth in Section 2.7(a).

“Cash Management Account” has the meaning set forth in Section 2.7(a).

“Cash Management Agreements” means those certain cash management service agreements, in form and substance satisfactory to Agent, each of which is among Administrative Borrower, Agent, and one of the Cash Management Banks with respect to a Cash Management Account.

“Change of Control” means (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of a greater number of shares of Parent’s Stock having the right to vote for the election of members of the Board of Directors than the number of shares of such Stock held by the Permitted Holders, or (b) a majority of the members of the Board of Directors do not constitute Continuing Directors, or (c) the Parent ceases to directly or indirectly own and control 100% of the outstanding voting Stock of each Loan Party (other than Parent).

“ClimaCool” means ClimaCool Corp., an Oklahoma corporation.

“ClimateCraft” means ClimateCraft, Inc., an Oklahoma corporation.

“Climate Control Business” means the business consisting of the manufacture and sale of hydronic fan coils and water source heat pumps as well as other products used in commercial and residential heating, ventilation and air conditioning systems conducted by TTI, CMI, IEC, Koax, ClimateCraft, Trison and ClimaCool.

“Climate Control Raw Inventory” means Eligible Raw Inventory that is used or consumed in the Climate Control Business.

“CMI” means Climate Master, Inc., a Delaware corporation.

“Code” means the New York Uniform Commercial Code, as in effect from time to time.

“Collateral” means all of each Loan Party’s now owned or hereafter acquired right, title, and interest in and to each of the following:

(a) Accounts,

(b) Books,

(c) General Intangibles,

(d) Inventory,

(e) Investment Property,

(f) Negotiable Collateral,

(g) money or other assets of each such Loan Party that arise from or relate to Accounts, Books, General Intangibles and Inventory and that now or hereafter come into the possession, custody, or control of any member of the Lender Group,

(h) Equipment, and

(i) any other Notes Priority Collateral (other than Notes Priority Collateral consisting of Real Property), and

(j) the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing, and any and all Accounts, Books, General Intangibles, Inventory, Investment Property, Negotiable Collateral, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

Notwithstanding the foregoing or anything herein or in any Loan Document to the contrary, Collateral shall not include (i) any Excluded Property (as defined in the Intercreditor Agreement), except that, other than as set forth in clause (iv) below, the assets and property of El Dorado Nitrogen, L.P. shall be excluded from subsection (xiii) of the definition of “Excluded Property” for the purposes of this Agreement, (ii) the proceeds of the LSB Notes, (iii) any Excluded Accounts, so long as such accounts are used solely to hold such proceeds of the LSB Notes; (iv) the Nitric Acid Supply, Operating and Maintenance Agreement by and among El Dorado Nitrogen, L.P., El Dorado Chemical Company (as guarantor) and Bayer MaterialScience, LLC, dated effective October 23, 2008, as amended and as may be substituted therefor, and all proceeds thereof and (v) equity shares, assets or any other interest in or to Unrestricted Subsidiaries.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the Inventory, in each case, in form and substance satisfactory to Agent.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) of Loan Parties, in each case either constituting ABL Priority Collateral or in respect of ABL Priority Collateral.

“Commitment” means, with respect to each Lender, its Revolver Commitment or its Total Commitment, as the context requires, and, with respect to all Lenders, their Revolver Commitments or their Total Commitments, as the context requires, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.1.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer of Parent to Agent.

“Consolidated Industries” means Consolidated Industries L.L.C., an Oklahoma limited liability company.

“Consolidated Net Interest Expense” means, with respect to any Person for any period, gross interest expense of such Person and its Subsidiaries for such period determined in conformity with GAAP (including, without limitation, interest expense paid to Affiliates of such Person other than a Subsidiary of Parent, less the sum of interest income and non-cash accretion expense and non-cash amortization of debt origination cost for such period, each determined on a consolidated basis and in accordance with GAAP for such Person and its Subsidiaries.

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Parent on the Original Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Original Closing Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Original Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Parent (as such terms are used in Rule 14a-11 under the Exchange Act) and whose initial assumption of office resulted from such contest or the settlement thereof.

“Contribution Agreement” means that certain Contribution Agreement among the Loan Parties, in form and substance satisfactory to Agent.

“Covenant Condition” means, as of any date of determination, (i) no Default or Event of Default has occurred and is continuing and (ii) Excess Availability is equal to or greater than the greater of (x) 20% of the Maximum Revolver Commitment or (y) $20,000,000.

“Daily Balance” means, with respect to each day during the term of this Agreement, the amount of an Obligation owed at the end of such day.

“DDA” means any checking or other demand deposit account maintained by any Borrower.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender that fails to make any Advance (or other extension of credit) that it is required to make hereunder on the date that it is required to do so hereunder.

“Defaulting Lender Rate” means (a) the Base Rate for the first 3 days from and after the date the relevant payment is due, and (b) thereafter, at the interest rate then applicable to Advances that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).

“Designated Account” means account number 4009580149 of Administrative Borrower maintained with the Designated Account Bank or such other deposit account of Administrative Borrower (located within the United States) that has been designated as such, in writing, by Administrative Borrower to Agent.

“Designated Account Bank” means BancFirst of Oklahoma, whose office is located at 4500 West Memorial, Oklahoma City, Oklahoma 73126, and whose ABA number is 103003632.

“Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior 90 days, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to the Accounts during such period, by (b) Borrowers’ billings during such period plus the Dollar amount of clause (a).

“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by one percentage point for each percentage point by which Dilution is in excess of 5%.

“Dollars” or “$” means United States dollars.

“EBITDA” means, with respect to any fiscal period, the result of (i) Parent’s and its Subsidiaries’ consolidated net earnings (or loss), minus (ii) the aggregate amount of all extraordinary gains of Parent and its Subsidiaries for such period, plus (iii) the aggregate amount of (a) all extraordinary losses, interest expense, income taxes, and depreciation and amortization of Parent and its Subsidiaries for such period and (b) other non-operating, non-cash, one time charges of Parent and its Subsidiaries for such period, all as determined in accordance with GAAP.

“EDC” means El Dorado Chemical Company, an Oklahoma corporation.

“EDN” means El Dorado Nitric, L.L.C., an Oklahoma limited liability company.

“Eligible Accounts” means those Accounts created by one of Borrowers in the ordinary course of its business, that arise out of its sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made by Borrowers under the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the criteria set forth below; provided, however, that such criteria may be fixed and revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any audit performed by Agent from time to time after the Original Closing Date. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied cash remitted to Borrowers. Eligible Accounts shall not include the following:

(a) Accounts that the Account Debtor has failed to pay within 120 days of original invoice date or Accounts which are more than 60 days past due,

(b) Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(c) Accounts with respect to which the Account Debtor is an employee or Affiliate of any Borrower,

(d) Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold (except Accounts of the Borrowers having an aggregate invoice amount for all such Borrowers of up to $1,500,000 with respect to goods that are subject to a bill and hold letter in form and substance satisfactory to Agent), or any other terms by reason of which the payment by the Account Debtor may be conditional,

(e) Accounts that are not payable in Dollars,

(f) Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States or Canada, or (ii) is not organized under the laws of the United States or Canada or any state or province thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (y) the Account is supported by an irrevocable letter of credit satisfactory to Agent in its Permitted Discretion, or (z) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to Agent,

(g) Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which the applicable Borrower has complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 USC § 3727), or (ii) any state of the United States (exclusive, however, of (y) Accounts owed by any state that does not have a statutory counterpart to the Assignment of Claims Act or (z) Accounts owed by any state that does have a statutory counterpart to the Assignment of Claims Act as to which the applicable Borrower has complied to Agent’s satisfaction),

(h) Accounts with respect to which the Account Debtor is a creditor of any Borrower, has or has asserted a right of setoff, has disputed its liability, or has made any claim with respect to its obligation to pay the Account, to the extent of such claim, right of setoff, or dispute,

(i) Accounts with respect to an Account Debtor whose total obligations owing to Borrowers exceed 10% (or, in the case of Carrier Corporation and Orica USA Inc., 20%) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage,

(j) Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which a Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

(k) Accounts with respect to which the Account Debtor is located in the states of New Jersey, Minnesota, or West Virginia (or any other state that requires a creditor to file a business activity report or similar document in order to bring suit or otherwise enforce its remedies against such Account Debtor in the courts or through any judicial process of such state), unless the applicable Borrower has qualified to do business in New Jersey, Minnesota,

West Virginia, or such other states, or has filed a business activities report with the applicable division of taxation, the department of revenue, or with such other state offices, as appropriate, for the then-current year, or is exempt from such filing requirement,

(l) Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition,

(m) Accounts that are not subject to a valid and perfected first priority Agent’s Lien,

(n) Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed (except Accounts of the Borrowers having an aggregate invoice amount for all such Borrowers of up to $1,500,000 with respect to goods that are subject to a bill and hold letter in form and substance satisfactory to Agent) to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,

(o) Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Borrower of the subject contract for goods or services, or

(p) Accounts with respect to which the Account Debtor is Orica or any of its Affiliates.

“Eligible Inventory” means Inventory of Borrowers consisting of first quality finished goods held for sale in the ordinary course of Borrowers’ business located at one of the business locations of Borrowers set forth on Schedule E-1 (or in-transit between any such locations), that complies with each of the representations and warranties respecting Eligible Inventory made by Borrowers in the Loan Documents, and that is not excluded as ineligible by virtue of the one or more of the criteria set forth below; provided, however, that such criteria may be fixed and revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any audit or appraisal performed by Agent from time to time after the Original Closing Date. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices. An item of Inventory shall not be included in Eligible Inventory if:

(a) a Borrower does not have good, valid, and marketable title thereto,

(b) it is not located at one of the locations in the United States set forth on Schedule E-1 or in transit from one such location to another such location,

(c) it is located on real property leased by a Borrower or in a contract warehouse, in each case, unless it is subject to a Collateral Access Agreement executed by the lessor, warehouseman, or other third party, as the case may be, and unless it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises,

(d) it is not subject to a valid and perfected first priority security Agent’s Lien,

(e) it consists of goods returned or rejected by a Borrower’s customers, or

(f) it consists of goods that are obsolete or slow moving, restrictive or custom items, work-in-process, raw materials or component parts, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in a Borrower’s business, bill and hold goods, defective goods, “seconds,” or Inventory acquired on consignment.

“Eligible Raw Inventory” means Inventory of Borrowers that would qualify as Eligible Inventory but for the fact that it consists of goods that are raw materials or component parts used or consumed in a Borrower’s business.

“Eligible Transferee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $250,000,000, provided that such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $250,000,000, (d) any Affiliate (other than individuals) of a Lender that was party hereto as of the Original Closing Date, or any fund, money market account, investment account or other account managed by a Lender or an Affiliate of a Lender, (e) so long as no Event of Default has occurred and is continuing, any other Person approved by Agent and Administrative Borrower, and (f) during the continuation of an Event of Default, any other Person approved by Agent.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from (a) any assets, properties, or businesses of any Loan Party or any predecessor in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Loan Party or any predecessor in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, to the extent binding on Loan Parties, relating to the environment, employee health and safety, or Hazardous Materials, including CERCLA; RCRA; the Federal Water Pollution Control Act, 33 USC § 1251 et seq; the Toxic Substances Control Act, 15 USC, § 2601 et seq; the Clean Air Act, 42 USC § 7401 et seq.; the Safe Drinking Water Act, 42 USC. § 3803 et seq.; the Oil Pollution Act of 1990, 33 USC. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC. § 11001 et seq.; the Hazardous Material Transportation Act, 49 USC § 1801 et seq.; and the Occupational Safety and Health Act, 29 USC. §651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Equipment” means all of Loan Parties’ now owned or hereafter acquired right, title, and interest with respect to equipment, machinery, machine tools, motors, furniture, furnishings, fixtures, vehicles (including motor vehicles), tools, parts, goods (other than consumer goods, farm products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of a Loan Party under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of a Loan Party under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which a Loan Party is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with a Loan Party and whose employees are aggregated with the employees of a Loan Party under IRC Section 414(o).

“Event of Default” has the meaning set forth in Section 8.

“Excess Availability” means the amount, as of the date any determination thereof is to be made, equal to Availability minus the aggregate amount, if any, of (i) all trade payables of Borrowers aged in excess of their historical levels with respect thereto, and (ii) the amount determined by Agent that is necessary to maintain Borrowers’ liabilities reasonably within terms, in each case as determined by Agent in its Permitted Discretion.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Excluded Accounts” means the investment and bank accounts set forth on Schedule A-1 hereto.

“Existing Borrower” means any Borrower party to the Amended and Restated Loan Agreement and with each other Subsidiary of Parent that executed a joinder agreement and became a “Borrower” thereunder, prior to the Restatement Effective Date.

“Existing Guarantor” means any Guarantor party to the Amended and Restated Loan Agreement and with Parent and each other Subsidiary of Parent that executed a joinder agreement and became a “Guarantor” thereunder, prior to the Restatement Effective Date.

“Fair Market Value” means, with respect to any asset or property of a Person, the price which could be negotiated in an arm’s length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“Family Member” means, with respect to any individual, any other individual having a relationship by blood (to the second degree of consanguinity), marriage, or adoption to such individual.

“Family Entities” means, with respect to any individual, any trust, corporation, limited liability company, or partnership for which (i) all of the beneficiaries, shareholders, members, or partners, as the case may be, are Family Members of such individual, and (ii) such individual or a Family Member of such individual is the controlling trustee, shareholder, member, or partner of such entity.

“Fee Letter” means that certain fee letter, dated as of the Original Closing Date, between Borrowers and Agent, in form and substance satisfactory to Agent, as amended, supplemented or otherwise modified from time to time.

“FEIN” means Federal Employer Identification Number.

“Fixed Charge Coverage Ratio” means, for any period, the ratio of (i) EBITDA for such period, to (ii) the sum of (A) all principal of Indebtedness of Parent and its Subsidiaries scheduled to be paid or prepaid during such period (not including prepayments of Advances unless such prepayments are accompanied by a reduction of the Revolver Commitment and not including the final scheduled payment of the Obligations at the Maturity Date), plus (B) Consolidated Net Interest Expense of Parent and its Subsidiaries for such period, plus (C) all amounts paid or payable by Parent and its Subsidiaries on Capitalized Lease Obligations having a scheduled due date during such period.

“Funding Date” means the date on which a Borrowing occurs.

“Funding Losses” has the meaning set forth in Section 2.13(b)(ii).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied; provided, that, with respect to the computation of any financial ratio in any Loan Document or any computation required under the provisions of Section 7 hereof, that computation shall be computed in accordance with GAAP in effect on the Restatement Effective Date.

“General Intangibles” means all of Loan Parties’ now owned or hereafter acquired right, title, and interest with respect to “general intangibles” as that term is defined in the Code (including payment intangibles, contract rights, rights to payment, proprietary rights, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, money, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims), and any and all supporting obligations in respect thereof.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Guaranties” means, collectively, (i) the guaranties made by the Guarantors party hereto contained in Section 18 hereof and (ii) those certain general continuing guaranties executed and delivered by Guarantors in favor of Agent, for the benefit of the Lender Group, in form and substance satisfactory to Agent.

“Guarantor Security Agreement” means a security agreement made by certain Guarantors in favor of Agent for the benefit of Lenders, the form and substance of which is satisfactory to Agent.

“Guarantors” means any Subsidiary of the Parent that becomes a Guarantor hereunder or delivers a Guaranty to the Agent.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means any and all transactions, agreements, or documents now existing or hereafter entered into between Loan Party or its Subsidiaries and Bank Product Provider, which provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Loan Parties’ or its Subsidiaries’ exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

“Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of each Loan Party and its Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements with a Bank Product Provider.

“IEC” means International Environmental Corporation, an Oklahoma corporation.

“Indebtedness” means (a) all obligations of a Loan Party for borrowed money, (b) all obligations of a Loan Party evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of a Loan Party in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all Capitalized Lease Obligations, (d) all obligations or liabilities of others secured by a Lien on any asset of a Loan Party, irrespective of whether such obligation or liability is assumed, (e) all obligations of a Loan Party for the deferred purchase price of assets (other than trade debt incurred in the ordinary course of a Loan Parties’ business and repayable in accordance with customary trade practices), and (f) any obligation of a Loan Party guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse to a Loan Party) any obligation of any other Person.

“Indemnified Liabilities” has the meaning set forth in Section 11.3.

“Indemnified Person” has the meaning set forth in Section 11.3.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intangible Assets” means, with respect to any Person, that portion of the book value of all of such Person’s assets that would be treated as intangibles under GAAP.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of August 7, 2013 by and between the Agent and UMB Bank, N.A., in its capacity as collateral agent under the Notes Documents (as defined therein).

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan and ending 1, 2, or 3 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business

Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, or 3 months after the date on which the Interest Period began, as applicable, and (e) Borrowers (or Administrative Borrower on behalf thereof) may not elect an Interest Period which will end after the Maturity Date.

“In-Transit Inventory” means Eligible Inventory that is in-transit (via rail car or truck) between any of the locations set forth on Schedule E-1 with respect to which Agent has received reports in form and substance satisfactory to Agent.

“Inventory” means all Loan Parties’ now owned or hereafter acquired right, title, and interest with respect to inventory, including goods held for sale or lease or to be furnished under a contract of service, goods that are leased by a Loan Party as lessor, goods that are furnished by a Loan Party under a contract of service, and raw materials, work in process, or materials used or consumed in a Loan Parties’ business.

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising from the sale of goods or rendition of services in the ordinary course of business consistent with past practice), purchases or other acquisitions for consideration of Indebtedness or Stock, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Investment Property” means all of the Loan Parties’ now owned or hereafter acquired right, title, and interest with respect to “investment property” as that term is defined in the Code (but excluding the Stock and ownership interests of EDN and its Subsidiaries), and any and all supporting obligations in respect thereof.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“Issuing Lender” means WFCF or any other Lender that, at the request of Administrative Borrower and with the consent of Agent agrees, in such Lender’s sole discretion, to become an Issuing Lender for the purpose of issuing L/Cs or L/C Undertakings pursuant to Section 2.12.

“Koax” means Koax Corp., an Oklahoma corporation.

“L/C” has the meaning set forth in Section 2.12(a).

“L/C Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit.

“L/C Undertaking” has the meaning set forth in Section 2.12(a).

“Lender” and “Lenders” have the respective meanings set forth in the preamble to this Agreement, and shall include any other Person made a party to this Agreement in accordance with the provisions of Section 14.1.

“Lender Group” means, individually and collectively, each of the Lenders (including the Issuing Lender), the Bank Product Provider and Agent.

“Lender Group Expenses” means all (a) out-of-pocket costs or expenses (including taxes, and insurance premiums) required to be paid by a Loan Party under any of the Loan Documents that are paid or incurred by any one or more members of the Lender Group, (b) fees or charges paid or incurred by any one or more members of Lender Group in connection with any one or more members of the Lender Group’s transactions with Loan Party under the Loan Documents, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, judgment, and UCC searches and including searches with the patent and trademark office, the copyright office), filing, recording, (including, without limitation, mortgage recordation taxes and other similar fees or taxes in connection with the recordation or filing or any mortgage from time to time together with any penalties, interest or costs arising therefrom or related thereto)publication, appraisal (including periodic Collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement), and environmental audits, (c) costs and expenses incurred by any one or more members of Lender Group in the disbursement of funds to or for the account of Loan Parties’ (by wire transfer or otherwise), (d) charges paid or incurred by any one or more members of Lender Group resulting from the dishonor of checks, (e) reasonable costs and expenses paid or incurred by any one or more members of the Lender Group to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) audit fees and expenses of any one or more members of Lender Group related to audit examinations of the Books to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by any one or more members of the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents, (h) any one or more members of Lender Group’s reasonable fees and expenses (including attorneys’ fees) incurred in advising, structuring, drafting, reviewing, administering, or amending the Loan Documents, and (i) any one or more members of Lender Group’s reasonable fees and expenses (including attorneys’ fees) incurred in terminating, enforcing (including attorneys’ fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Loan Party or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, and the officers, directors, employees, and agents of such Lender.

“Letter of Credit” means an L/C or an L/C Undertaking, as the context requires.

“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus 100% of the amount of outstanding time drafts accepted by an Underlying Issuer as a result of drawings under Underlying Letters of Credit.

“LIBOR Deadline” has the meaning set forth in Section 2.13(b)(i).

“LIBOR Notice” means a written notice in the form of Exhibit L-1.

“LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by Agent (rounded upwards, if necessary, to the next 1/16%) by dividing (a) the Base LIBOR Rate for such Interest Period, by (b) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

“LIBOR Rate Loan” means each portion of an Advance that bears interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate Margin” means, as of any date of determination, (i) if Excess Availability is greater than $25,000,000, 1.50 percentage points, and (ii) if Excess Availability is less than or equal to $25,000,000, 1.75 percentage points.

“Lien” means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

“Loan Account” has the meaning set forth in Section 2.10.

“Loan Documents” means this Agreement, the Cash Management Agreements, the Contribution Agreement, the Disbursement Letter, the Fee Letter, the Guaranties, Guarantor Security Agreement, the Letters of Credit, the Officers’ Certificate, the Patent Security Agreement, the Trademark Security Agreement, any note or notes executed by a Borrower in connection with this Agreement and payable to a member of the Lender Group, and any other agreement entered into, now or in the future, by any Loan Party and the Lender Group in connection with this Agreement.

“Loan Party” means any Borrower and any Guarantor.

“LSB Notes” means the general senior secured notes of Parent maturing in 2019 in the aggregate principal amount of $425,000,000.

“Material Adverse Change” means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Loan Parties taken as a whole, (b) a material impairment of the ability of Loan Parties, taken as a whole, to perform their obligations under the Loan Documents or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of the Agent’s Liens with respect to the Collateral as a result of an action or failure to act on the part of a Loan Party.

“Maturity Date” has the meaning set forth in Section 3.4.

“Maximum Revolver Amount” means $100,000,000.

“Negotiable Collateral” means all of Loan Parties’ now owned and hereafter acquired right, title, and interest with respect to letters of credit, letter of credit rights, instruments, promissory notes, drafts, documents, and chattel paper (including electronic chattel paper and tangible chattel paper), and any and all supporting obligations in respect thereof.

“Net Orderly Liquidation Value” means, with respect to an item of Eligible Inventory and Eligible Raw Inventory, as of any date of determination, the orderly liquidation value thereof as determined by Agent in its Permitted Discretion, which determination may be made by Agent in reliance on periodic appraisals.

“Notes Priority Collateral” has the meaning set forth in the Intercreditor Agreement.

“Non-Recourse Debt” means Indebtedness: (a) as to which neither the Parent nor any of its Subsidiaries (x) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (y) is directly or indirectly liable as a guarantor or otherwise; and (b) as to which the lenders or investors of such Indebtedness will have no recourse to the equity interests or the assets of the Parent or any of its Restricted Subsidiaries (other than the equity interests or assets of an Unrestricted Subsidiary).

“Obligations” means (a) all loans, Advances, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), contingent reimbursement obligations with respect to outstanding Letters of Credit, premiums, liabilities (including all amounts charged to Borrowers’ Loan Account pursuant hereto), obligations, fees (including the fees provided for in the Fee Letter), charges, costs, Lender Group Expenses (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued), guaranties, covenants, and duties of any kind and description owing by the Loan Parties to the Lender Group pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender Group Expenses that Loan Parties are required to pay or reimburse by the Loan Documents, by law, or otherwise, and (b) all Bank Product Obligations. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements, thereto and thereof, as applicable, both prior and subsequent to any Insolvency Proceeding.

“Officers’ Certificate” means the representations and warranties of officers form submitted by Agent to Administrative Borrower, together with Loan Parties’ completed responses to the inquiries set forth therein, the form and substance of such responses to be satisfactory to Agent.

“Operating Lease Obligations” means all obligations for the payment of rent for any real or personal property under leases or agreements to lease, other than Capitalized Lease Obligations.

“Orica” means Orica International Pte Ltd.”

“Orica Account Purchaser” means Bank of America, N.A.

“Orica Sale Documents” means the SCF Supplier Receivables Purchase Agreement, dated on or about August 1, 2012, by and among the Orica Account Purchaser, EDC, and Orica, together with any other agreements, documents and instruments related thereto.

“Original Closing Date” means April 13, 2001, the date on which the Original Loan Agreement became effective.

“Original Loan Agreement” means the Loan and Security Agreement, dated as of April 13, 2001, by and among the Loan Parties that were party thereto, the Agent and the Lenders that were party thereto, as amended or otherwise modified prior to the date of the Amended and Restated Loan Agreement.

“Original Revolver Facility” has the meaning set forth in the recitals to this Agreement.

“Original Revolver Indebtedness” has the meaning set forth in Section 2.1(h).

“Originating Lender” has the meaning set forth in Section 14.1(e).

“Overadvance” has the meaning set forth in Section 2.5.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Partial Release” means that certain Partial Release dated as of November 5, 2007 by and among the Parent, Northwest Financial Corporation, The Climate Control Group, Inc., Cepolk Holdings, Inc. f/k/a ThermalClime, Inc. and the Agent.

“Participant” has the meaning set forth in Section 14.1(e).

“Patent Security Agreement” means a patent security agreement executed and delivered by certain Loan Parties and Agent, the form and substance of which is satisfactory to Agent.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Dispositions” means (a) sales or other dispositions by the Loan Parties of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of the applicable Loan Parties’ business, (b) sales by the Loan Parties of Inventory to buyers in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents by the Loan Parties in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, (d) the licensing by the Loan Parties, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of the applicable Loan Parties business, (e) sales, transfers leases or other dispositions of assets by any Loan Party or any of its Subsidiaries to any other Loan Parties, and (f) sales or other dispositions by the Loan Parties of Accounts which are not Eligible Accounts, provided that (i) the consideration payable in connection with the sale or disposition of such non-Eligible Accounts shall be in cash and shall equal no less than 100% of the aggregate original invoice amount of such Accounts and (ii) the proceeds from such sales or dispositions shall be deposited in a Cash Management Account and applied to the Obligations.

“Permitted Holders” means Jack E. Golsen, Barry H. Golsen, Steven J. Golsen, David Goss, David Shear, Tony Shelby, Robert Brown, their respective Family Members, and their respective Family Entities.

“Permitted Investments” means (a) Investments in Cash Equivalents, (b) Investments in negotiable instruments for collection, (c) advances made in connection with purchases of goods or services in the ordinary course of business, (d) Investments by any Loan Party in any other Loan Party, (e) guarantees by a Loan Party of Indebtedness permitted under Section 7.1(m), (f) guarantees permitted under Section 7.6, (g) other Investments set forth on Schedule 7.13 hereto, (h) Investments made by any Loan Party in the Parent, (i) Investments in any newly created Subsidiary by means of purchase or other acquisition of the equity interests of such Subsidiary including by way of merger, provided there is no investment of Collateral, (j) Investments in joint ventures and Unrestricted Subsidiaries in an aggregate amount not exceeding $35,000,000 at any one time outstanding, provided, that neither Zena nor any other Unrestricted Subsidiary may receive Investments under this clause (j) so long as Zena or such other Unrestricted Subsidiary maintains a separate bank financing facility, (k) Investments in Unrestricted Subsidiaries in an amount not to exceed 50% of the consolidated net earnings of the Parent and its Subsidiaries’ for the most recently ended four consecutive quarter period, in each case measured as of the time any such Investment is made and deducting any other Investments made under this clause (k) in respect of such four consecutive quarter period, provided, that at the time any such Investment is made, there shall be no Advances outstanding and no Advances may be borrowed until the date that is 30 days after the date of such Investment, (l) additional Investments (other than Investments in joint ventures and Unrestricted Subsidiaries) in an aggregate amount not exceeding $50,000,000 at any one time outstanding, (m) Investments in

KAC Acquisition Company in an amount not exceeding $100,000 during each fiscal year, and (n) Investments in respect of Hedge Obligations and Third Party Hedge Obligations; provided, that both immediately before and after giving effect to the making of any Investments pursuant to clauses (j), (k), (l) or (n), the Covenant Condition has been satisfied; provided, that the Covenant Condition shall not apply to Hedge Obligations entered into with a Bank Product Provider.

“Permitted Liens” means (a) Liens held by Agent for the benefit of Agent and the Lenders, (b) Liens for unpaid taxes that either (i) are not yet delinquent, or (ii) do not constitute an Event of Default hereunder and are the subject of Permitted Protests, (c) Liens set forth on Schedule P-1, (d) the interests of lessors under operating leases, (e) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as such Lien attaches only to the asset purchased or acquired and the proceeds thereof, (f) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of Loan Parties’ business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests, (g) Liens arising from deposits made in connection with obtaining worker’s compensation or other unemployment insurance, social security and other similar laws (h) Liens or deposits to secure performance of bids, tenders, or leases incurred in the ordinary course of Loan Parties’ business and not in connection with the borrowing of money, (i) Liens granted as security for surety, payment, performance or appeal bonds in connection with obtaining such bonds in the ordinary course of Loan Parties’ business, (j) Liens resulting from any judgment or award that is not an Event of Default hereunder, (k) with respect to any Real Property, easements, exceptions, reservations, encroachments, restrictions, rights of way, zoning restrictions and other similar title policy exceptions or encumbrances that do not materially interfere with or impair the use or operation thereof by the Loan Parties; (l) [intentionally omitted]; (m) Liens of the Orica Account Purchaser on the Specified Orica Accounts sold by a Borrower to the Orica Account Purchaser in accordance with Section 7.4(c) hereof; (n) [intentionally omitted]; (o) [intentionally omitted]; (p) Liens arising in connection with Third Party Hedging Obligations; (q) Liens securing the LSB Notes so long as (i) to the extent any such Liens are on assets not currently constituting Collateral, the Agent is granted a second priority Lien on such assets (subject to Section 6.16) and (ii) such Liens are subject to an intercreditor agreement in form and substance satisfactory to the Agent, and (r) other Liens securing obligations or Indebtedness not in excess of $50,000,000 in the aggregate at any one time outstanding.

“Permitted Protest” means the right of the applicable Loan Party to protest any Lien (other than any such Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on the Books in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by the applicable Loan Party in good faith, and (c) Agent is satisfied in its Permitted Discretion that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Agent’s Liens.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness outstanding as of such date of determination not to exceed the greater of (x) $35,000,000 and (y) 5.0% of the total consolidated assets of the Loan Parties and their Subsidiaries as reflected on their balance sheet in accordance with GAAP.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Projections” means Parent’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a consistent basis with Parent’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Pro Rata Share” means:

(a) with respect to a Lender’s obligation to make Advances and receive payments of principal, interest, fees, costs, and expenses with respect thereto, the percentage obtained by dividing (i) such Lender’s Revolver Commitment, by (ii) the aggregate Revolver Commitments of all Lenders,

(b) with respect to a Lender’s obligation to participate in Letters of Credit, to reimburse the Issuing Lender, and to receive payments of fees with respect thereto, the percentage obtained by dividing (i) such Lender’s Revolver Commitment, by (ii) the aggregate Revolver Commitments of all Lenders,

(c) [intentionally omitted], and

(d) with respect to all other matters (including the indemnification obligations arising under Section 16.7), the percentage obtained by dividing (i) such Lender’s Total Commitment, by (ii) the aggregate amount of Total Commitments of all Lenders; provided, however, that, in each case, in the event all Commitments have been terminated, Pro Rata Share shall be determined according to the Commitments in effect immediately prior to such termination.

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 90 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by any Loan Party and the improvements thereto.

“Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (d) conduct any other actions authorized by 42 USC § 9601.

“Report” has the meaning set forth in Section 16.17.

“Required Lenders” means, at any time, Lenders whose Pro Rata Shares aggregate 66-2/3 % of the Total Commitments, or if the Commitments have been terminated irrevocably, 66-2/3% of the Obligations (other than Bank Product Obligations) then outstanding.

“Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“Restatement Closing Date” has the meaning set forth in Section 3.2.

“Restatement Effective Date” has the meaning set forth in the preamble to this Agreement, but in any event after the effectiveness of the corporate realignment of Parent and certain of Parent’s Subsidiaries under the Realignment Agreement dated December 20, 2013.

“Revolver Commitment” means, with respect to each Lender, its Revolver Commitment, and, with respect to all Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.1.

“Revolver Usage” means, as of any date of determination, the sum of (a) the then extant amount of outstanding Advances, plus (b) the then extant amount of the Letter of Credit Usage.

“Risk Participation Liability” means, as to each Letter of Credit, all reimbursement obligations of Loan Parties to the Issuing Lender with respect to an L/C Undertaking, consisting of (a) the amount available to be drawn or which may become available to be drawn, (b) all amounts that have been paid by the Issuing Lender to the Underlying Issuer to the extent not reimbursed by the Loan Parties, whether by the making of an Advance or otherwise, and (c) all accrued and unpaid interest, fees, and expenses payable with respect thereto.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a “securities account” as that term is defined in the Code.

“Settlement” has the meaning set forth in Section 2.3(f)(i).

“Settlement Date” has the meaning set forth in Section 2.3(f)(i).

“Solvent” means, with respect to any Person on a particular date, that such Person is not insolvent (as such term is defined in the Uniform Fraudulent Transfer Act).

“Special Distribution Amount” has the meaning set forth in Section 7.11(a).

“Special Permitted Investment” means any and all of the following:

(a) marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within two years from the date of acquisition thereof;

(b) marketable direct obligations of Fannie Mae or Freddie Mac, in each case maturing within two years from the date of acquisition thereof;

(c) repurchase agreements, reverse repurchase agreements, or obligations that have a term not to exceed thirty (30) days with respect to any security described in clause (a) or (b) above, and that are entered into with a depository institution or trust company (acting as a principal) rated in the highest available short-term rating category by each of at least two Nationally Recognized Statistical Rating Organizations (each an “NRSRO”) at the time of that investment;

(d) certificates of deposit maturing within two years from the date of acquisition thereof, and that are (i) issued by any bank organized under the laws of the United States or any state thereof to the extent that those deposits are fully insured by the FDIC or (ii) secured by any security described in clause (a) or (b) above;

(e) commercial paper maturing no more than two years from the date of acquisition thereof and, at the time of that acquisition, and having a short-term unsecured debt rating in the highest available rating category of at least two of NRSROs at the time of that investment;

(f) debt securities that bear interest or are sold at a discount, that are issued by any corporation incorporated under the laws of the United States or any state thereof, and that, at the time of that investment, are rated AA or higher (or the equivalent thereof) by at least two NRSROs;

(g) debt securities that bear interest or are sold at a discount, that are issued by any municipality existing under the laws of any state of the United States, and that, at the time of that investment, are rated AA or higher (or the equivalent thereof) by at least two NRSROs;

(h) floating-rate bonds that bear interest or are sold at a discount that, at the time of that investment, are (i) rated AA or higher (or the equivalent thereof) by at least two NRSROs or (ii) secured by an irrevocable, unconditional, standby letter of credit issued by a commercial bank that (X) is issued by a commercial bank that, at the time of issuance of the said letter of credit, has a long-term unsecured debt rating of AA or higher (or the equivalent thereof) from at least two NRSROs and (Y) has a drawing amount at least equal to one hundred percent (100%) of the face values of the floating-rate bonds that it is securing; and

(i) money market funds having ratings in the highest available rating categories of at least two NRSROs at the time of that investment.

“Specified Orica Accounts” means those Accounts owing by Orica or one or more of its Affiliates to a Loan Party which are sold by such Loan Party to the Orica Account Purchaser pursuant to the applicable Orica Sale Documents in accordance with Section 7.4(c) hereof.

“Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity. All references to a “Subsidiary” or “Subsidiaries” in this Agreement and the other Loan Documents shall exclude any Unrestricted Subsidiaries once such Subsidiary is properly designated as such and meets the requirements set forth in the definition of “Unrestricted Subsidiary”.

“Swing Lender” means WFCF or any other Lender that, at the request of Administrative Borrower and with the consent of Agent agrees, in such Lender’s sole discretion, to become the Swing Lender hereunder.

“Swing Loan” has the meaning set forth in Section 2.3(d)(i).

“Taxes” has the meaning set forth in Section 2.2.

“Third Party Hedge Agreement” means any and all transactions, agreements, or documents now existing or hereafter entered into between any Loan Party or its Subsidiaries and any party other than a Bank Product Provider, which provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging that Loan Parties’ or its Subsidiaries’ exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

“Third Party Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of each Loan Party and its Subsidiaries arising under, owing pursuant to, or existing in respect of Third Party Hedge Agreements.

“Total Commitment” means, with respect to each Lender, its Total Commitment, and, with respect to all Lenders, their Total Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 attached hereto or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.1.

“Trademark Security Agreement” means a trademark security agreement executed and delivered by certain Loan Parties and Agent, the form and substance of which is satisfactory to Agent.

“Trison” means Trison Construction, Inc., an Oklahoma corporation.

“TTI” means ThermaClime Technologies, Inc., an Oklahoma corporation.

“Underlying Issuer” means a third Person which is the beneficiary of an L/C Undertaking and which has issued a letter of credit at the request of the Issuing Lender for the benefit of Loan Parties.

“Underlying Letter of Credit” means a letter of credit that has been issued by an Underlying Issuer.

“Unrestricted Subsidiary” means any subsidiary of the Parent that (i) is acquired or formed after the Restatement Effective Date (except as set forth below), (ii) is designated in writing to the Agent as an Unrestricted Subsidiary and (iii) satisfies each of the following conditions:

(a) such Subsidiary is not a Loan Party,

(b) such Subsidiary has no Indebtedness other than Non-Recourse Debt, except for (i) the guaranty by the Parent of Indebtedness incurred by Zena under the Zena Credit Documents, to the extent such guaranty is permitted hereunder and (ii) Indebtedness of Zena in respect of its guaranty of the LSB Notes;

(c) such Subsidiary is not party to any agreement, contract, arrangement or understanding with the Parent or any of its Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are in compliance with Section 7.14,

(d) neither the Parent nor any of its Subsidiaries has any direct or indirect obligation (x) to subscribe for additional equity interests in such Subsidiary or (y) to maintain or preserve such Subsidiary’s financial condition or to cause such Subsidiary to achieve any specified levels of operating results,

(e) such Subsidiary has not guaranteed or otherwise directly or indirectly provided credit support (including by granting Liens on its assets) for any Indebtedness of the Parent or any of its Subsidiaries, other than the guaranty by Zena of the Parent’s obligations under the LSB Notes,

(f) such Subsidiary does not and will not commingle its funds or assets with those of the Parent or its Subsidiaries; and

(g) any Investment made after the Restatement Closing Date by the Parent and its Subsidiaries in such Subsidiary, when aggregated with all other Investments by the Parent and its Restricted Subsidiaries in all other Unrestricted Subsidiaries, does not exceed the amounts permitted under clauses (j) and (k) of the definition of Permitted Investments.

As of the Restatement Effective Date, the Parent hereby designates Zena as an Unrestricted Subsidiary and confirms and acknowledges that Zena satisfies the requirements set forth in clauses (a) through (g) above. The Parent may designate any newly created (or acquired) Subsidiary of the Parent to be an Unrestricted Subsidiary by notifying the Agent in writing of such designation.

“Voidable Transfer” has the meaning set forth in Section 17.7.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“WFCF” has the meaning set forth in the preamble to this Agreement.

“Zena” means Zena Energy L.L.C., an Oklahoma limited liability company.

“Zena Credit Documents” means (i) that certain Promissory Note, dated February 1, 2013, in the principal face amount of $35,000,000, executed by Zena in favor of International Bank of Commerce (“IBC”), and (ii) that certain Leasehold Mortgage, Security Agreement, Assignment and Fixture Filing, dated February 1, 2013 from Zena to IBC, in each case entered into in connection with the acquisition or development of working interests in certain natural gas properties, together with the related documents thereto, in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including one or more promissory notes, credit agreements, loan agreements, indentures or similar agreements extending the maturity of, refinancing, replacing, renewing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other lender or group of lenders.

1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the terms “Borrowers”, “Guarantors”, “Loan Parties” or the term “Parent” is used in respect of a financial covenant or a related definition, it shall be understood to mean Parent and its Subsidiaries on a consolidated basis unless the context clearly requires otherwise.

1.3 Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

1.4 Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

1.5 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2. LOAN AND TERMS OF PAYMENT.

2.1 Advances.

(a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender with a Revolver Commitment agrees (severally, not jointly or jointly and severally) to make advances (“Advances”) to Borrowers in an amount at any one time outstanding not to exceed such Lender’s Pro Rata Share of an amount equal to the lesser of (i) the Maximum Revolver Amount less the Letter of Credit Usage or (ii) the Borrowing Base less the Letter of Credit Usage. For purposes of this Agreement, “Borrowing Base,” as of any date of determination, shall mean the result of the following for all Borrowers:

(A) the lesser of

(1) 85% of the amount of Eligible Accounts of such Borrowers, less the amount, if any, of the sum of the Dilution Reserve, and

(2) an amount equal to such Borrowers’ Collections with respect to Accounts for the immediately preceding 75 day period, plus

(B) the lowest of

(1) $60,000,000, and

(2) the sum of

(x) the lesser of (i) 70% of the value of such Borrowers’ Eligible Inventory, and (ii) 85% of the Net Orderly Liquidation Value of such Borrowers’ Eligible Inventory, plus

(y) the lesser of (i) 60% (or, in the case of Climate Control Raw Inventory, 65%) of the value of such Borrowers’ Eligible Raw Inventory, and (ii) 85% of the Net Orderly Liquidation Value of such Borrowers’ Eligible Raw Inventory, minus

(C) (z) the sum of (1) the Bank Products Reserve, and (2) the aggregate amount of reserves, if any, established by Agent under Section 2.1(b).

(b) Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right to establish reserves in such amounts, and with respect to such matters, as Agent in its Permitted Discretion shall deem necessary or appropriate, against the Borrowing Base, including reserves with respect to (i) sums that Borrowers are required to pay (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay under any Section of this Agreement or any other Loan Document, and (ii) amounts owing by Borrowers to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than any existing Permitted Lien set forth on Schedule P-1 which is specifically identified thereon as entitled to have priority over the Agent’s Liens), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to the Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral. In addition to the foregoing, Agent shall have the right to have the Inventory reappraised by a qualified appraisal company selected by Agent from time to time after the Original Closing Date for the purpose of redetermining the Net Orderly Liquidation Value of the Eligible Inventory and/or the Eligible Raw Inventory, which appraisals, so long as no Default or Event of Default shall have occurred and be continuing, shall be conducted at Borrowers’ expense no more frequently than once during any twelve month period, and, after the occurrence and during the continuance of a Default or an Event of Default, at Borrowers’ expense as frequently as Agent shall determine; provided, that, the Borrower shall not be required to reimburse the Agent for the costs of any such appraisal if, at the time of such appraisal, (x) no Default or Event of Default has occurred and is continuing and (y) no Advances have been outstanding since April 4, 2012. Based upon the results of any such redetermination, and any other information received from the collateral reporting required under Section 6.2, Agent may, in its Permitted Discretion, redetermine the Borrowing Base.

(c) Intentionally deleted.

(d) Notwithstanding the foregoing, the aggregate principal amount of Advances made by the Lenders based upon the aggregate value of Borrowers’ Eligible Inventory included in the Borrowing Base shall not exceed the aggregate principal amount of Advances made by the Lenders based upon the aggregate amount of Borrowers’ Eligible Accounts included in the Borrowing Base.

(e) Notwithstanding the foregoing, the aggregate principal amount of Advances made by the Lenders based upon the aggregate value of Borrowers’ In-Transit Inventory shall not exceed $2,000,000. In addition, all amounts payable to common carriers in respect of Borrowers’ In-Transit Inventory shall be deducted by Agent from the proceeds of Advances made by Lenders in respect of such In-Transit Inventory.

(f) The Lenders with Revolver Commitments shall have no obligation to make additional Advances hereunder to the extent such additional Advances would cause the Revolver Usage to exceed the Maximum Revolver Amount.

(g) Amounts borrowed pursuant to this Section may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

(h) Notwithstanding anything to the contrary contained in this Section 2.1, the Borrowers hereby acknowledge, confirm and agree that immediately prior to the Restatement Effective Date, the existing outstanding principal amount of the Advances under and as defined in the Original Loan Facility is equal to $0.00 (such Indebtedness being hereinafter referred to as the “Original Revolver Indebtedness”).

2.2 [intentionally omitted].

2.3 Borrowing Procedures and Settlements.

(a) Procedure for Borrowing. Each Borrowing shall be made by an irrevocable written request by an Authorized Person delivered to Agent, which notice must be received by Agent no later than 10:00 a.m. (California time) on the Business Day prior to the date that is the requested Funding Date in the case of a request for an Advance specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day; provided, however, that in the case of a request for Swing Loan in an amount of $10,000,000 or less, such notice will be timely received if it is received by Agent no later than 10:00 a.m. (California time) on the Business Day that is the requested Funding Date. At Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time, with such telephonic notice to be confirmed in writing within 24 hours of the giving of such notice.

(b) Agent’s Election. Promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall elect, in its discretion, (i) to have the terms of Section 2.3(c) apply to such requested Borrowing, or (ii) if the Borrowing is for an Advance, to request Swing Lender to make a Swing Loan pursuant to the terms of Section 2.3(d) in the amount of the requested Borrowing; provided, however, that if Swing Lender declines in its sole discretion to make a Swing Loan pursuant to Section 2.3(d), Agent shall elect to have the terms of Section 2.3(c) apply to such requested Borrowing.

(c) Making of Advances.

(i) In the event that Agent shall elect to have the terms of this Section 2.3(c) apply to a requested Borrowing as described in Section 2.3(b), then promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall notify the Lenders, not later than 1:00 p.m. (California time) on the Business Day immediately preceding the Funding Date applicable thereto, by telecopy, telephone, or other similar form of transmission, of the requested Borrowing. Each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than 10:00 a.m. (California time) on the Funding Date applicable thereto. After Agent’s receipt of the proceeds of such Advances, upon satisfaction of the applicable conditions precedent set forth in Section 3 hereof, Agent shall make the proceeds thereof available to Administrative Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to Administrative Borrower’s Designated Account; provided, however, that, subject to the provisions of Section 2.3(i), Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Advance if Agent shall have actual knowledge that (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

(ii) Unless Agent receives notice from a Lender at least 1 Business Day prior to the date of such Borrowing, that such Lender will not make available as and when required hereunder to Agent for the account of Borrowers the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to Agent in immediately available funds and Agent in such circumstances has made available to Borrowers such amount, that Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period. A notice submitted by Agent to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error. If such amount is so made available, such payment to Agent shall constitute such Lender’s Advance on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Administrative Borrower of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent for

Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing. The failure of any Lender to make any Advance on any Funding Date shall not relieve any other Lender of any obligation hereunder to make an Advance on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on any Funding Date.

(iii) Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrowers to Agent for the Defaulting Lender’s benefit, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments to each other non-Defaulting Lender member of the Lender Group ratably in accordance with their Commitments (but only to the extent that such Defaulting Lender’s Advance was funded by the other members of the Lender Group) or, if so directed by Administrative Borrower and if no Default or Event of Default had occurred and is continuing (and to the extent such Defaulting Lender’s Advance was not funded by the Lender Group), retain same to be re-advanced to Borrowers as if such Defaulting Lender had made Advances to Borrowers. Subject to the foregoing, Agent may hold and, in its Permitted Discretion, re-lend to Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by it for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero. This Section shall remain effective with respect to such Lender until (x) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (y) the non-Defaulting Lenders, Agent, and Borrowers shall have waived such Defaulting Lender’s default in writing, or (z) the Defaulting Lender makes its Pro Rata Share of the applicable Advance and pays to Agent all amounts owing by Defaulting Lender in respect thereof. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by the Loan Party of its duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender. Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Administrative Borrower at its option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance Agreement in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (other than Bank Product Obligations) (including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever; provided further, however, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Loan Parties’ rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.

(d) Making of Swing Loans.

(i) In the event Agent shall elect, with the consent of Swing Lender, as a Lender, to have the terms of this Section 2.3(d) apply to a requested Borrowing as described in Section 2.3(b), Swing Lender as a Lender shall make such Advance in the amount of such Borrowing (any such Advance made solely by Swing Lender as a Lender pursuant to this Section 2.3(d) being referred to as a “Swing Loan” and such Advances being referred to collectively as “Swing Loans”) available to Borrowers on the Funding Date applicable thereto by transferring immediately available funds to Administrative Borrower’s Designated Account. Each Swing Loan is an Advance hereunder and shall be subject to all the terms and conditions applicable to other Advances, except that no such Swing Loan shall be eligible for the LIBOR Option and all payments on any Swing Loan shall be payable to Swing Lender as a Lender solely for its own account (and for the account of the holder of any participation interest with respect to such Swing Loan). Subject to the provisions of Section 2.3(i), Agent shall not request Swing Lender as a Lender to make, and Swing Lender as a Lender shall not make, any Swing Loan if Agent has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (ii) the requested Borrowing would exceed the Availability on such Funding Date. Swing Lender as a Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making, in its sole discretion, any Swing Loan.

(ii) The Swing Loans shall be secured by the Agent’s Liens, shall constitute Advances and Obligations hereunder, and shall bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.

(e) Agent Advances.

(i) Agent hereby is authorized by Borrowers and the Lenders, from time to time in Agent’s sole discretion, (1) after the occurrence and during the continuance of a Default or an Event of Default, or (2) at any time that any of the other applicable conditions precedent set forth in Section 3 have not been satisfied, to make Advances to Borrowers on behalf of the Lenders that Agent, in its Permitted Discretion deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations), or (C) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement, including Lender Group Expenses and the costs, fees, and expenses described in

Section 10 (any of the Advances described in this Section 2.3(e) shall be referred to as “Agent Advances”). Each Agent Advance is an Advance hereunder and shall be subject to all the terms and conditions applicable to other Advances, except that no such Agent Advance shall be eligible for the LIBOR Option and all payments thereon shall be payable to Agent solely for its own account (and for the account of the holder of any participation interest with respect to such Agent Advance).

(ii) The Agent Advances shall be repayable on demand and secured by the Agent’s Liens granted to Agent under the Loan Documents, shall constitute Advances and Obligations hereunder, and shall bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.

(f) Settlement. It is agreed that each Lender’s funded portion of the Advances is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Advances. Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of or enforceable by the Loan Parties) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Advances, the Swing Loans, and the Agent Advances shall take place on a periodic basis in accordance with the following provisions:

(i) Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent, (1) on behalf of Swing Lender, with respect to each outstanding Swing Loan, (2) for itself, with respect to each Agent Advance, and (3) with respect to Collections received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. (California time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, Swing Loans, and Agent Advances for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(c)(iii)): (y) if a Lender’s balance of the Advances, Swing Loans, and Agent Advances exceeds such Lender’s Pro Rata Share of the Advances, Swing Loans, and Agent Advances as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. (California time) on the Settlement Date, transfer in immediately available funds to the account of such Lender as such Lender may designate, an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances, Swing Loans, and Agent Advances, and (z) if a Lender’s balance of the Advances, Swing Loans, and Agent Advances is less than such Lender’s Pro Rata Share of the Advances, Swing Loans, and Agent Advances as of a Settlement Date, such Lender shall no later than 12:00 p.m. (California time) on the Settlement Date transfer in immediately available funds to the Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances, Swing Loans, and Agent Advances. Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loan or Agent Advance and, together with the portion of such Swing Loan or Agent Advance representing Swing Lender’s Pro Rata Share thereof, shall constitute Advances of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii) In determining whether a Lender’s balance of the Advances, Swing Loans, and Agent Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Advances, Swing Loans, and Agent Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral. To the extent that a net amount is owed to any such Lender after such application, such net amount shall be distributed by Agent to that Lender as part of such next Settlement.

(iii) Between Settlement Dates, Agent, to the extent no Agent Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to Swing Lender’s Pro Rata Share of the Advances. If, as of any Settlement Date, Collections received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Advances other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders, to be applied to the outstanding Advances of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Advances. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Agent Advances, and each Lender (subject to the effect of letter agreements between Agent and individual Lenders) with respect to the Advances other than Swing Loans and Agent Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.

(g) Notation. Agent shall record on its books the principal amount of the Advances owing to each Lender, including the Swing Loans owing to Swing Lender, and Agent Advances owing to Agent, and the interests therein of each Lender, from time to time. In addition, each Lender is authorized, at such Lender’s option, to note the date and amount of each payment or prepayment of principal of such Lender’s Advances in its books and records, including computer records, such books and records constituting conclusive evidence, absent manifest error, of the accuracy of the information contained therein.

(h) Lenders’ Failure to Perform. All Advances (other than Swing Loans and Agent Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

(i) Optional Overadvances. Any contrary provision of this Agreement notwithstanding, the Lenders hereby authorize Agent or Swing Lender, as applicable, and Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Advances (including Swing Loans) to Borrowers notwithstanding that an Overadvance exists or thereby would be created, so long as (i) after giving effect to such Advances (including a Swing Loan), the Revolver Usage with respect to the Borrowers does not exceed the Borrowing Base by more than $5,000,000, (ii) after giving effect to such Advances (including a Swing Loan) the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount, and (iii) at the time of the making of any such Advance (including a Swing Loan), Agent does not believe, in good faith, that the Overadvance created by such Advance will be outstanding for more than 90 days. The foregoing provisions are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit Loan Parties in any way. The Advances and Swing Loans, as applicable, that are made pursuant to this Section 2.3(i) shall be subject to the same terms and conditions as any other Advance or Swing Loan, as applicable, except that they shall not be eligible for the LIBOR Option and the rate of interest applicable thereto shall be the rate applicable to Advances that are Base Rate Loans under Section 2.6(c) hereof without regard to the presence or absence of a Default or Event of Default.

(i) In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by the preceding paragraph, regardless of the amount of, or reason for, such excess, Agent shall notify Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value), and the Lenders with Revolver Commitments thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrowers and intended to reduce, within a reasonable time, the outstanding principal amount of the Advances to Borrowers to an amount permitted by the preceding paragraph. In the event Agent or any Lender disagrees over the terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders.

(ii) Each Lender with a Revolver Commitment shall be obligated to settle with Agent as provided in Section 2.3(f) for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.3(i), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.

2.4 Payments.

(a) Payments by Borrowers.

(i) Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 11:00 a.m. (California time) on the date specified herein. Any payment received by Agent later than 11:00 a.m. (California time), shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii) Unless Agent receives notice from Administrative Borrower prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(iii) [intentionally omitted].

(iv) [intentionally omitted].

(b) Apportionment and Application of Payments.

(i) Except as otherwise provided with respect to Defaulting Lenders and except as otherwise provided in the Loan Documents (including letter agreements between Agent and individual Lenders), aggregate principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and payments of fees and expenses (other than fees or expenses that are for Agent’s separate account, after giving effect to any letter agreements between Agent and individual Lenders) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee relates. All payments shall be remitted to Agent and all such payments (other than payments received while no Default or Event of Default has occurred and is continuing and which relate to the payment of principal or interest of specific Obligations or which relate to the payment of specific fees), and, subject to clauses (ii) through (vi) below, all proceeds of Accounts or other Collateral received by Agent, shall be applied as follows:

A. first, to pay any Lender Group Expenses then due to Agent under the Loan Documents, until paid in full,

B. second, to pay any Lender Group Expenses then due to the Lenders under the Loan Documents, on a ratable basis, until paid in full,

C. third, to pay any fees then due to Agent (for its separate accounts, after giving effect to any letter agreements between Agent and the individual Lenders) under the Loan Documents until paid in full,

D. fourth, to pay any fees then due to any or all of the Lenders (after giving effect to any letter agreements between Agent and individual Lenders) under the Loan Documents, on a ratable basis, until paid in full,

E. fifth, to pay interest due in respect of all Agent Advances, until paid in full,

F. sixth, ratably to pay interest due in respect of the Advances (other than Agent Advances) and the Swing Loans until paid in full,

G. seventh, to pay the principal of all Agent Advances until paid in full,

H. eighth, to pay the principal of all Swing Loans until paid in full,

I. ninth, so long as no Event of Default has occurred and is continuing, and at Agent’s election (which election Agent agrees will not be made if an Overadvance would be created thereby), to pay amounts then due and owing by any Loan Party or its Subsidiaries in respect of Bank Products, until paid in full,

J. tenth, so long as no Event of Default has occurred and is continuing, to pay the principal of all Advances until paid in full,

K. eleventh, if an Event of Default has occurred and is continuing, ratably (i) to pay the principal of all Advances until paid in full, and (ii) to Agent, to be held by Agent, for the benefit of Wells Fargo or its Affiliates, as applicable, as cash collateral in an amount up to the amount of the Bank Products Reserve established prior to the occurrence of, and not in contemplation of, the subject Event of Default until Loan Parties’ and their Subsidiaries’ obligations in respect of the then extant Bank Products have been paid in full or the cash collateral amount has been exhausted,

L. twelfth, if an Event of Default has occurred and is continuing, to Agent, to be held by Agent, for the ratable benefit of Issuing Lender and those Lenders having a Revolver Commitment, as cash collateral in an amount up to 105% of the then extant Letter of Credit Usage until paid in full,

M. thirteenth, to pay any other Obligations (including Bank Product Obligations) until paid in full, and

N. fourteenth, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(ii) Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(h).

(iii) In each instance, so long as no Default or Event of Default has occurred and is continuing, Section 2.4(b) shall not be deemed to apply to any payment by the Loan Parties specified by the Loan Parties to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement.

(iv) For purposes of the foregoing, “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(v) In the event of a direct conflict between the priority provisions of this Section 2.4 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.4 shall control and govern.

(vi) Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, all proceeds from the sale or other disposition of, or in connection with any casualty or loss of, any Notes Priority Collateral shall be applied, first, by the Loan Parties in accordance with the terms of the Notes Documents and the Indenture (as such terms are defined in the Intercreditor Agreement), second, upon the payment in full of the LSB Notes, to the Obligations, to the extent such proceeds constitute proceeds of Collateral under this Agreement or the other Loan Documents at the time of receipt of such proceeds, in accordance with Section 2.4(b)(i), subject to the terms of the Intercreditor Agreement.

2.5 Overadvances. If, at any time or for any reason, the amount of Obligations (other than Bank Product Obligations) owed by Borrowers to the Lender Group pursuant to Sections 2.1 and 2.12 is greater than either the Dollar or percentage limitations set forth in Sections 2.1 or 2.12, (an “Overadvance”), Borrowers immediately shall pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce such Overadvances in accordance with the priorities set forth in Section 2.4(b). In addition, Borrowers hereby promise to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full to the Lender Group as and when due and payable under the terms of this Agreement and the other Loan Documents.

2.6 Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.

(a) Interest Rates. Except as provided in clause (c) below, all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows (i) if the relevant Obligation is an Advance that is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin, (ii) otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin.

(b) Letter of Credit Fee. Borrowers shall pay Agent (for the ratable benefit of the Lenders with a Revolver Commitment, subject to any letter agreement between Agent and individual Lenders), a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.12(e)) which shall accrue at a rate equal to 1.00% per annum times the Daily Balance of the undrawn amount of all outstanding Letters of Credit.

(c) Default Rate. Upon the occurrence and during the continuation of an Event of Default (and at the election of Agent or the Required Lenders),

(i) all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable hereunder, and

(ii) the Letter of Credit fee provided for above shall be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.

(d) Payment. Interest, Letter of Credit fees, and all other fees payable hereunder shall be due and payable, in arrears, on the first day of each month at any time that

Obligations or Commitments are outstanding. Borrowers hereby authorize Agent, from time to time, without prior notice to Borrowers, to charge such interest and fees, all Lender Group Expenses (as and when incurred), the charges, commissions, fees, and costs provided for in Section 2.12(e) (as and when accrued or incurred), the fees and costs provided for in Section 2.11 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document (including any amounts due and payable to Wells Fargo or its Affiliates in respect of Bank Products up to the amount of the then extant Bank Products Reserve) to Borrowers’ Loan Account, which amounts thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances hereunder. Any interest not paid when due shall be compounded by being charged to Borrowers’ Loan Account and shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans hereunder.

(e) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Loan Parties and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Loan Parties are and shall be liable only for the payment of such maximum as allowed by law, and payment received from the Loan Parties in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.7 Cash Management.

(a) Loan Parties shall (i) establish and maintain cash management services of a type and on terms satisfactory to Agent at one or more of the banks set forth on Schedule 2.7(a) (each a “Cash Management Bank”), and shall request in writing and otherwise take such reasonable steps to ensure that all of its Account Debtors forward payment of the amounts owed by them directly to such Cash Management Bank, and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all Collections (including those sent directly by Account Debtors to a Cash Management Bank) into a bank account in Administrative Borrower’s name (a “Cash Management Account”) at one of the Cash Management Banks.

(b) On or before the Restatement Closing Date, each Cash Management Bank shall establish and maintain Cash Management Agreements with Agent and certain Loan Parties in form and substance acceptable to Agent. Each such Cash Management

Agreement shall provide, among other things, that (i) all items of payment deposited in such Cash Management Account and proceeds thereof are held by such Cash Management Bank as agent or bailee-in-possession for Agent, (ii) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Cash Management Account, other than for payment of its service fees and other charges directly related to the administration of such Cash Management Account and for returned checks or other items of payment, and (iii) it immediately will forward by daily sweep all amounts in the applicable Cash Management Account to the Agent’s Account; provided, that, the requirement set forth in this clause (iii) shall not be required so long as (A) no Event of Default has occurred and is continuing and (B) Excess Availability is $20,000,000 or greater at all times, and if the conditions set forth in clauses (A) and (B) are satisfied, Agent shall direct the Cash Management Bank to forward all amounts in the Cash Management Account to Borrowers’ Account in accordance with the wire instructions set forth on Schedule 2.7(b) hereto.

(c) So long as no Default or Event of Default has occurred and is continuing, Administrative Borrower may amend Schedule 2.7(a) or (b) to add or replace a Cash Management Account Bank or Cash Management Account; provided, however, that (i) such prospective Cash Management Bank shall be satisfactory to Agent and Agent shall have consented in writing in advance to the opening of such Cash Management Account with the prospective Cash Management Bank, and (ii) prior to the time of the opening of such Cash Management Account, Loan Parties and such prospective Cash Management Bank shall have executed and delivered to Agent a Cash Management Agreement. Loan Parties shall close any of their Cash Management Accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within 30 days of notice from Agent that the creditworthiness of any Cash Management Bank is no longer acceptable in Agent’s reasonable judgment, or as promptly as practicable and in any event within 60 days of notice from Agent that the operating performance, funds transfer, or availability procedures or performance of the Cash Management Bank with respect to Cash Management Accounts or Agent’s liability under any Cash Management Agreement with such Cash Management Bank is no longer acceptable in Agent’s reasonable judgment.

(d) The Cash Management Accounts shall be cash collateral accounts, with all cash, checks and similar items of payment in such accounts securing payment of the Obligations, and in which Loan Parties are hereby deemed to have granted a Lien to Agent.

2.8 Crediting Payments. The receipt of any payment item by Agent (whether from transfers to Agent by the Cash Management Banks pursuant to the Cash Management Agreements or otherwise) shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Loan Parties shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into the Agent’s Account on a Business Day on or before 11:00 a.m. (California time). If any payment item is received into the Agent’s Account on a non-Business Day or after 11:00 a.m. (California time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.9 Designated Account. Agent is authorized to make the Advances, and Issuing Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person, or without instructions if pursuant to Section 2.6(d). Administrative Borrower agrees to establish and maintain a Designated Account for Borrowers with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrowers and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Administrative Borrower, any Advance, Agent Advance or Swing Loan requested by Borrowers and made by Agent or the Lenders hereunder shall be made to the Designated Account.

2.10 Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of Borrowers and (the “Loan Account”) on which Borrowers will be charged with all Advances (including Agent Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrowers or for Borrowers’ account, the Letters of Credit issued by Issuing Lender for Borrowers’ account, and with all other payment Obligations hereunder or under the other Loan Documents (except for Bank Product Obligations), including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.8, the Loan Account will be credited with all payments received by Agent from Borrowers or for Borrowers’ account, including all amounts received in the Agent’s Account from any Cash Management Bank. Agent shall render statements regarding the Loan Account to Administrative Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 45 days after receipt thereof by Administrative Borrower, Administrative Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

2.11 Fees. Borrowers shall pay to Agent the following fees and charges, which fees and charges shall be non-refundable when paid (irrespective of whether this Agreement is terminated thereafter) and shall be apportioned among the Lenders in accordance with the terms of letter agreements between Agent and individual Lenders:

(a) Unused Line Fee. On the first day of each month during the term of this Agreement, an unused line fee in the amount equal to 0.25% per annum times the result of (a) the Maximum Revolver Amount, less (b) the sum of (i) the average Daily Balance of Advances that were outstanding during the immediately preceding month, plus (ii) the average Daily Balance of the Letter of Credit Usage during the immediately preceding month,

(b) Fee Letter Fees. As and when due and payable under the terms of the Fee Letter, Borrowers shall pay to Agent the fees set forth in the Fee Letter, and

(c) For the separate account of each member of the Lender Group, audit, appraisal, and valuation fees and charges as follows, (i) a fee of $1,000 per day, per auditor, plus out-of-pocket expenses for each financial audit of a Borrower performed by personnel employed by Agent and each Lender that accompanies Agent’s personnel in connection with such financial audit conducted by Agent; provided, that, in the absence of a continuing Event of Default, the Borrowers shall not be obligated to pay for more than two (2)

financial audits in any 12 month period; provided, further, that, the Borrower shall not be required to reimburse the Agent for the costs of more than one (1) financial audit in any 12 month period if, at the time of such financial audit, (x) no Default or Event of Default has occurred and is continuing and (y) no Advances have been outstanding since the Restatement Effective Date, (ii) if implemented, for the sole account of the Agent, a one-time charge of $3,000 plus out-of-pocket expenses for expenses for the establishment of electronic collateral reporting systems, (iii) a fee of $1,500 per day per appraiser, plus out-of-pocket expenses, for each appraisal of the Collateral consisting of Inventory and Capital Assets performed by personnel employed by Agent; provided, that, in the absence of a continuing Event of Default, the Borrowers shall not be obligated to pay for more than one (1) appraisal in any 12 month period; provided, further, that, the Borrower shall not be required to reimburse the Agent for the costs of any such appraisal if, at the time of such appraisal, (x) no Default or Event of Default has occurred and is continuing and (y) no Advances have been outstanding since the Restatement Effective Date, and (iv) the actual charges paid or incurred by the Agent (and, subject to clause (i) above, each Lender) if it elects to employ the services of one or more third Persons to perform financial audits of Loan Parties, to appraise the Collateral, or any portion thereof, or to assess a Loan Parties’ business valuation.

2.12 Letters of Credit.

(a) Subject to the terms and conditions of this Agreement, the Issuing Lender agrees to issue letters of credit (each, an “L/C”) for the account of Borrowers or to purchase participations or execute indemnities or reimbursement obligations (each such undertaking, an “L/C Undertaking”) with respect to letters of credit issued by an Underlying Issuer (as of the Restatement Effective Date, the prospective Underlying Issuer is to be Wells Fargo) for the account of Borrowers. To request the issuance of an L/C or an L/C Undertaking (or the amendment, renewal, or extension of an outstanding L/C or L/C Undertaking), Administrative Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender) to the Issuing Lender and Agent (reasonably in advance of the requested date of issuance, amendment, renewal, or extension) a notice requesting the issuance of an L/C or L/C Undertaking, or identifying the L/C or L/C Undertaking to be amended, renewed, or extended, the date of issuance, amendment, renewal, or extension, the date on which such L/C or L/C Undertaking is to expire, the amount of such L/C or L/C Undertaking, the name and address of the beneficiary thereof (or of the Underlying Letter of Credit, as applicable), and such other information as shall be necessary to prepare, amend, renew, or extend such L/C or L/C Undertaking. If requested by the Issuing Lender, Borrowers also shall be an applicant under the application with respect to any Underlying Letter of Credit that is to be the subject of an L/C Undertaking. The Issuing Lender shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested Letter of Credit:

(i) the Letter of Credit Usage would exceed the Borrowing Base less the amount of outstanding Advances, or

(ii) the Letter of Credit Usage would exceed $15,000,000, or

(iii) the Letter of Credit Usage would exceed (A) the Maximum Revolver Amount less (B) the then extant amount of outstanding Advances.

Each Letter of Credit (and corresponding Underlying Letter of Credit) shall have an expiry date no later than 30 days prior to the Maturity Date and all such Letters of Credit (and corresponding Underlying Letter of Credit) shall be in form and substance acceptable to the Issuing Lender (in the exercise of its Permitted Discretion), including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Lender is obligated to advance funds under a Letter of Credit, Borrowers immediately shall reimburse such L/C Disbursement to Issuing Lender by paying to Agent an amount equal to such L/C Disbursement not later than 11:00 a.m., California time, on the date that such L/C Disbursement is made, if Administrative Borrower shall have received written or telephonic notice of such L/C Disbursement prior to 10:00 a.m., California time, on such date, or, if such notice has not been received by Administrative Borrower prior to such time on such date, then not later than 11:00 a.m., California time, on (i) the Business Day that Administrative Borrower receives such notice, if such notice is received prior to 10:00 a.m., California time, on the date of receipt, and, in the absence of such reimbursement, the L/C Disbursement immediately and automatically shall be deemed to be an Advance hereunder and, thereafter, shall bear interest at the rate then applicable to Advances that are Base Rate Loans under Section 2.6. To the extent an L/C Disbursement is deemed to be an Advance hereunder Borrowers’ obligation to reimburse such L/C Disbursement shall be discharged and replaced by the resulting Advance. Promptly following receipt by Agent of any payment from Borrowers pursuant to this paragraph, Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.12(c) to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interest may appear.

(b) Promptly following receipt of a notice of L/C Disbursement pursuant to Section 2.12(a), each Lender with a Revolver Commitment agrees to fund its Pro Rata Share of any Advance deemed made pursuant to the foregoing subsection on the same terms and conditions as if Borrowers had requested such Advance and Agent shall promptly pay to Issuing Lender the amounts so received by it from the Lenders. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders with Revolver Commitment, the Issuing Lender shall be deemed to have granted to each Lender with a Revolver Commitment, and each Lender with a Revolver Commitment shall be deemed to have purchased, a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit, and each such Lender agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of any payments made by the Issuing Lender under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender with a Revolver Commitment hereby absolutely and unconditionally agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of each L/C Disbursement made by the Issuing Lender and not reimbursed by Borrowers on the date due as provided in clause (a) of this Section, or of any reimbursement payment required to be refunded to Borrowers for any reason. Each Lender with a Revolver Commitment acknowledges and agrees that its obligation to deliver to Agent, for the account of the Issuing Lender, an amount equal to its respective Pro Rata Share pursuant to this Section 2.12(b) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3 hereof. If any such Lender fails to make available to Agent the amount of such Lender’s Pro Rata Share of any payments made by the Issuing Lender in respect of such Letter of Credit as provided in this Section, Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(c) Each Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless from any loss, cost, expense, or liability, and reasonable attorneys’ fees incurred by the Lender Group arising out of or in connection with any Letter of Credit; provided, however, that no Borrower shall be obligated hereunder to indemnify for any loss, cost, expense, or liability that is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group. Each Borrower agrees to be bound by the Underlying Issuer’s regulations and interpretations of any Underlying Letter of Credit or by Issuing Lender’s interpretations of any L/C issued by Issuing Lender to or for such Borrower’s account, even though this interpretation may be different from such Borrower’s own, and each Borrower understands and agrees that the Lender Group shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrowers’ instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Each Borrower understands that the L/C Undertakings may require Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by Borrowers against such Underlying Issuer. Each Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless with respect to any loss, cost, expense (including reasonable attorneys’ fees), or liability incurred by the Lender Group under any L/C Undertaking as a result of the Lender Group’s indemnification of any Underlying Issuer; provided, however, that no Borrower shall be obligated hereunder to indemnify for any loss, cost, expense, or liability that is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group.

(d) Each Borrower hereby authorizes and directs any Underlying Issuer to deliver to the Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Issuing Lender’s instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.

(e) Any and all charges, commissions, fees, and costs incurred by the Issuing Lender relating to Underlying Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrowers to Agent for the account of the Issuing Lender; it being acknowledged and agreed by each Borrower that, as of the Restatement Effective Date, the issuance charge imposed by the prospective Underlying Issuer is [.825]% per annum times the face amount of each Underlying Letter of Credit, that such issuance charge may be changed from time to time, and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.

(f) If by reason of (i) any change in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Underlying Issuer or the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

(i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued hereunder, or

(ii) there shall be imposed on the Underlying Issuer or the Lender Group any other condition regarding any Underlying Letter of Credit or any Letter of Credit issued pursuant hereto;

and the result of the foregoing is to increase, directly or indirectly, the cost to the Lender Group of issuing, making, guaranteeing, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by the Lender Group, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Administrative Borrower, and Borrowers shall pay on demand such amounts as Agent may specify to be necessary to compensate the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder. The determination by Agent of any amount due pursuant to this Section, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

2.13 LIBOR Option.

(a) Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option (the “LIBOR Option”) to have interest on all or a portion of the Advances be charged at the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto, (ii) the occurrence of an Event of Default in consequence of which the Required Lenders or Agent on behalf thereof elect to accelerate the maturity of the Obligations, or (iii) termination of this Agreement pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Administrative Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, Borrowers no longer shall have the option to request that Advances bear interest at the LIBOR Rate and Agent shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate then applicable to Base Rate Loans hereunder.

(b) LIBOR Election.

(i) Administrative Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Agent prior to 11:00 a.m. (California time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of Administrative Borrower’s

election of the LIBOR Option for a permitted portion of the Advances and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 5:00 p.m. (California time) on the same day. Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the Lenders having a Revolver Commitment.

(ii) Each LIBOR Notice shall be irrevocable and binding on Borrowers. In connection with each LIBOR Rate Loan, each Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense incurred by Agent or any Lender as a result of (a) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, “Funding Losses”). Funding Losses shall, with respect to Agent or any Lender, be deemed to equal the amount determined by Agent or such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period therefor), minus (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market. A certificate of Agent or a Lender delivered to Administrative Borrower setting forth any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section shall be conclusive absent manifest error.

(iii) Borrowers shall have not more than 5 LIBOR Rate Loans in effect at any given time. Borrowers only may exercise the LIBOR Option for LIBOR Rate Loans of at least $1,000,000 and integral multiples of $500,000 in excess thereof.

(c) Prepayments. Borrowers may prepay LIBOR Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Agent of proceeds of Collections in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with clause (b) above.

(d) Special Provisions Applicable to LIBOR Rate.

(i) The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Administrative Borrower and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Administrative Borrower may, by notice to such affected Lender (y) require such Lender to furnish to Administrative Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (z) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under clause (b)(ii) above).

(ii) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Advances or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Administrative Borrower and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

(e) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate. The provisions of this Section shall apply as if each Lender or its Participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.

2.14 Capital Requirements. If, after the date hereof, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material in the exercise of its Permitted Discretion, then such Lender may notify Administrative Borrower and Agent thereof. Following receipt of such notice, Borrowers agree to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 90 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods.

2.15 Joint and Several Liability of Borrowers.

(a) Each of Borrowers is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Agent and the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each of Borrowers and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b) Each of Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 2.15), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Person composing Borrowers without preferences or distinction among them.

(c) If and to the extent that any of Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Persons composing Borrowers will make such payment with respect to, or perform, such Obligation.

(d) The Obligations of each Person composing Borrowers under the provisions of this Section 2.15 constitute the absolute and unconditional, full recourse Obligations of each Person composing Borrowers enforceable against each such Borrower, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e) Except as otherwise expressly provided in this Agreement, each Person composing Borrowers hereby waives notice of acceptance of its joint and several liability, notice of any Advances or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this

Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Person composing Borrowers hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Person composing Borrowers in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Person composing Borrowers. Without limiting the generality of the foregoing, each of Borrowers assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Person composing Borrowers to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.15 afford grounds for terminating, discharging or relieving any Person composing Borrowers, in whole or in part, from any of its Obligations under this Section 2.15, it being the intention of each Person composing Borrowers that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of such Person composing Borrowers under this Section 2.15 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Person composing Borrowers under this Section 2.15 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Person composing Borrowers or any Agent or Lender. The joint and several liability of the Persons composing Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, constitution or place of formation of any of the Persons composing Borrowers or any Agent or Lender.

(f) Each Person composing Borrowers represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Person composing Borrowers further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Person composing Borrowers hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g) The provisions of this Section 2.15 are made for the benefit of the Agent, the Lenders and their respective successors and assigns, and may be enforced by it or them from time to time against any or all of the Persons composing Borrowers as often as occasion therefor may arise and without requirement on the part of any such Agent, Lender, successor or assign first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Persons composing Borrowers or to exhaust any remedies available to it or them against any of the other Persons composing Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.15 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Agent or Lender upon the insolvency, bankruptcy or reorganization of any of the Persons composing Borrowers, or otherwise, the provisions of this Section 2.15 will forthwith be reinstated in effect, as though such payment had not been made.

3. CONDITIONS; TERM OF AGREEMENT.

3.1 [intentionally omitted].

3.2 Conditions Precedent to Restatement Effective Date. The effectiveness of this Agreement is subject to the fulfillment, in a manner satisfactory to the Agent, of each of the following conditions precedent (the first date upon which all such conditions shall have been satisfied being herein called the “Restatement Closing Date”):

(a) Representations and Warranties; No Event of Default. The representations and warranties contained in Section 5 herein and in each other Loan Document and certificate or other writing delivered to the Agent or any Lender pursuant hereto on or prior to the Restatement Effective Date shall be correct in all material respects on and as of the Restatement Effective Date as though made on and as of such date, except to the extent that such representations and warranties (or any schedules related thereto) expressly relate solely to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such date); and no Default or Event of Default shall have occurred and be continuing on the Restatement Effective Date or would result from this Amendment becoming effective in accordance with its terms.

(b) Delivery of Documents. The Agent shall have received the following, each in form and substance satisfactory to the Agent and, unless indicated otherwise, dated as of or effective on the Restatement Closing Date:

(i) counterparts of this Agreement duly executed by the Loan Parties, the Agent and the Lenders and dated as of the Restatement Effective Date;

(ii) Agent shall have received a certificate from the Secretary or Assistant Secretary of each Loan Party attesting to the resolutions of such Loan Party’s Board of Directors, Board of Managers or other comparable governing body, as applicable, or committee thereof, authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which such Loan Party is a party and authorizing specific officers of such Loan Party to execute the same;

(iii) Agent shall have received copies of each Loan Party’s Governing Documents, as amended, modified, or supplemented to the Restatement Closing Date, certified by the Secretary or Assistant Secretary of such Loan Party;

(iv) Agent shall have received a certificate of status with respect to each Loan Party, dated within 20 days of the Restatement Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Loan Party, which certificate shall indicate that such Borrower is in good standing in such jurisdiction;

(v) Agent shall have received certificates of status with respect to each Loan Party, each dated within 30 days of the Restatement Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Loan Party) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Loan Party is in good standing in such jurisdictions;

(vi) Agent shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 6.8, the form and substance of which shall be satisfactory to Agent;

(vii) Agent shall have received Collateral Access Agreements dated on or before the Restatement Closing Date with respect to the locations set forth on Schedule 3.2 hereto;

(viii) Agent shall have received opinions of the Loan Parties’ outside counsel in form and substance satisfactory to Agent;

(ix) Agent shall have received satisfactory evidence (including a certificate of the chief financial officer of Parent) that all tax returns required to be filed by the Loan Parties have been timely filed or filed prior to the expiration of any extension period and all taxes upon the Loan Parties or their properties, assets, income, and franchises (including Real Property taxes and payroll taxes) have been paid prior to delinquency (giving effect to any extensions), except such taxes that are the subject of a Permitted Protest; and

(x) such other agreements, instruments, approvals, opinions and other documents as the Agent may reasonably request from the Borrowers.

(c) Due Diligence. Agent shall have completed its business, legal, and collateral due diligence, including a collateral audit and review of the Loan Parties’ books and records and verification of the Loan Parties’ representations and warranties to the Lender Group, the results of which shall be satisfactory to Agent.

(d) Financing Statements. One or more UCC-1 financing statements shall have been filed in such office or offices as may be necessary or, in the opinion of the Agent, desirable to perfect the security interests purported to be granted by the Additional Borrowers to the Agent by this Agreement.

(d) Expenses. Borrowers shall have paid all outstanding Lender Group Expenses incurred in connection with the transactions evidenced by this Agreement and the other Loan Documents.

(e) Proceedings. All proceedings in connection with the transactions contemplated by this Agreement, and all documents incidental thereto, shall be satisfactory to the Agent and its special counsel, and the Agent and such special counsel shall have received from the Loan Parties all such information and such counterpart originals or certified copies of documents, and such other agreements, instruments, approvals, opinions and other documents, as the Agent or such special counsel may reasonably request.

3.3 Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make all Advances (or to extend any other credit hereunder) shall be subject to the following conditions precedent:

(a) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

(b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof; and

(c) no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against any Loan Party, Agent, any Lender, or any of their Affiliates.

3.4 Term. This Agreement shall become effective upon Restatement Effective Date and shall continue in full force and effect for a term ending on April 13, 2018 (the “Maturity Date”). The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

3.5 Effect of Termination. On the date of termination of this Agreement, all Obligations (including contingent reimbursement obligations of Loan Parties with respect to any outstanding Letters of Credit and including all Bank Products Obligations) immediately shall become due and payable without notice or demand (including providing cash collateral to be held by Agent for the benefit of Wells Fargo or its Affiliates with respect to the then extant Bank Products Obligations). No termination of this Agreement, however, shall relieve or discharge Loan Parties of their duties, Obligations, or covenants hereunder and the Agent’s Liens in the Collateral shall remain in effect until all Obligations have been fully and finally discharged and the Lender Group’s obligations to provide additional credit hereunder have been terminated. When this Agreement has been terminated and all of the Obligations have been fully and finally discharged and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Loan Parties’ sole expense, execute and deliver any UCC termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Agent’s Liens and all notices of security interests and liens previously filed by Agent with respect to the Obligations.

3.6 Early Termination by Borrowers. Borrowers have the option, at any time upon 45 days prior written notice by Administrative Borrower to Agent, to terminate this Agreement by paying to Agent, for the benefit of the Lender Group, in cash, the Obligations (including (a) either (i) providing cash collateral to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender, and (b) providing cash collateral to be held by Agent for the benefit of Wells Fargo or its Affiliates with respect to the then extant Bank Products Obligations), in full, without premium or penalty. If Administrative Borrower has sent a notice of termination pursuant to the provisions of this Section, then the Commitments shall terminate and Loan Parties shall be obligated to repay the Obligations (including (a) either (i) providing cash collateral to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender, and (b) providing cash collateral to be held by Agent for the benefit of Wells Fargo or its Affiliates with respect to the then extant Bank Products Obligations), in full, without premium or penalty, on the date set forth as the date of termination of this Agreement in such notice.

4. CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest.

(a) Each Loan Party hereby grants to Agent, for the benefit of the Lender Group, a continuing security interest in all of its right, title, and interest in all currently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all of the Obligations in accordance with the terms and conditions of the Loan Documents and in order to secure prompt performance by the Loan Parties of each of their covenants and duties under the Loan Documents. The Agent’s Liens in and to the Collateral shall attach to all Collateral without further act on the part of Agent or the Loan Parties. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for Permitted Dispositions and as otherwise permitted in Sections 7.3 and 7.4 of this Agreement, the Loan Parties have no authority, express or implied, to dispose of any item or portion of the Collateral.

(b) Each of the applicable Loan Parties hereby confirms, ratifies and reaffirms that the Liens granted to the Agent immediately prior to the Restatement Effective Date pursuant to the Original Loan Agreement or any other Loan Document, in all of its right, title, and interest in all then existing and thereafter acquired or arising Collateral in order to secure prompt repayment of any and all of the Obligations in accordance with the terms and conditions of the Loan Documents and in order to secure prompt performance by the Loan Parties of each of their covenants and duties under the Loan Documents are continuing and are and shall remain unimpaired and continue to constitute fully perfected, first priority Liens in favor of Agent (subject only to (i) Permitted Liens, (ii) Liens on the Notes Priority Collateral securing the LSB Notes and (iii) the filing of financing statements and other recordations with the United States Patent and Trademark Office), for the benefit of the Lender Group, with the same force, effect and priority (except as stated herein) in effect both immediately prior to and after entering into this Agreement and the other Loan Documents entered into on or as of the Restatement Effective Date. Each of such applicable Loan Parties hereby confirms and agrees that such Liens attach to all currently existing and hereafter acquired or arising Collateral in order to secure the prompt repayment of any and all of the Obligations in accordance with the terms and conditions of the Loan Documents (as defined herein) and in order to secure the prompt performance by the Borrowers and the Guarantors of each of their covenants and duties under the Loan Documents. The Agent’s Liens in and to the Collateral have attached and continue to attach to all such Collateral without further act on the part of Agent, the Loan Parties. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for Permitted Dispositions or as otherwise permitted in Sections 7.3 and 7.4 of this Agreement, the Borrowers and the Guarantors have no authority, express or implied, to dispose of any item or portion of the Collateral.

(c) Notwithstanding the Partial Release, each of the applicable Loan Parties hereby confirms, ratifies and affirms that a continuing security interest in all of its right, title, and interest in all currently existing and hereafter acquired or arising Collateral is granted again to the Agent, for the benefit of the Lender Group.

(d) Any grant of security interest in favor of the Agent pursuant to this Section 4.1 is a supplement to, and not a novation of, any existing security interests granted by any Loan Party in favor of the Agent, which remain in full force and effect.

(e) Upon payment in full of all outstanding obligations (including all principal and interest) under the LSB Notes, the Agent hereby agrees to release its security interest in and Liens on the Collateral constituting Notes Priority Collateral and Agent will, at the Borrowers’ expense, execute and deliver any lien releases, mortgage releases, UCC termination statements and other similar discharge and release documents deemed necessary by the Borrowers to effect or evidence such release of any such Liens on the Notes Priority Collateral.

4.2 Negotiable Collateral. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, and if and to the extent that perfection or priority of Agent’s security interest is dependent on or enhanced by possession, the applicable Loan Party, immediately upon the request of Agent, shall endorse and deliver physical possession of such Negotiable Collateral to Agent.

4.3 Collection of Accounts, General Intangibles, and Negotiable Collateral. At any time after the occurrence and during the continuation of an Event of Default, Agent or Agent’s designee may (a) notify Account Debtors of the Loan Parties that the Accounts, chattel paper, or General Intangibles constituting Collateral have been assigned to Agent or that Agent has a security interest therein, or (b) collect the Accounts, chattel paper, or General Intangibles constituting Collateral directly and charge the collection costs and expenses to the Loan Account. Each Loan Parties agrees that it will hold in trust for the Lender Group, as the Lender Group’s trustee, any Collections that it receives and immediately will deliver said Collections to Agent or a Cash Management Bank in their original form as received by the applicable Loan Party.

4.4 Filing of Financing Statements; Delivery of Additional Documentation Required.

(a) Each Loan Party authorizes Agent to file any financing statement required hereunder, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Loan Party where permitted by applicable law. Each Loan Party hereby ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such Loan Party prior to the date hereof. Agent shall endeavor to promptly deliver to Administrative Borrower a copy of each such financing statement so filed by Agent.

(b) [intentionally omitted].

(c) At any time upon the request of Agent, the Loan Parties shall execute and deliver to Agent any and all financing statements, original financing statements in lieu of continuation statements, amendments to financing statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, and all other documents (collectively, the “Additional Documents”) that Agent may request in its Permitted Discretion, in form and substance satisfactory to Agent, to create and perfect and continue perfected or better perfect the Agent’s Liens in the Collateral (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law, each Loan Party authorizes Agent to execute any such Additional Documents in the applicable Loan Party’s name and authorizes Agent to file such executed Additional Documents in any appropriate filing office. To the maximum extent permitted by applicable law, each Loan Party authorizes the filing of any such Additional Documents without the signature of such Loan Party in any appropriate filing office. In addition, on such periodic basis as Agent shall require, the Loan Parties shall (i) provide Agent with a report of all new patentable, copyrightable, or trademarkable materials acquired or generated by the Loan Parties during the prior period, (ii) cause all patents, copyrights, and trademarks acquired or generated by the Loan Parties that are not already the subject of a registration with the appropriate filing office (or an application therefor diligently prosecuted) to be registered with such appropriate filing office in a manner sufficient to impart constructive notice of such Loan Party’s ownership thereof, and (iii) cause to be prepared, executed, and delivered to Agent supplemental schedules to the applicable Loan Documents to identify such patents, copyrights, and trademarks as being subject to the security interests created thereunder.

4.5 Power of Attorney. Each Loan Party hereby irrevocably makes, constitutes, and appoints Agent (and any of Agent’s officers, employees, or agents designated by Agent) as such Loan Party’s true and lawful attorney, with power to (a) if such Borrower or such Guarantor refuses to, or fails timely to execute and deliver any of the documents described in Section 4.4, sign the name of such Loan Party on any of the documents described in Section 4.4, (b) at any time that an Event of Default has occurred and is continuing, sign such Loan Party’s name on any invoice or bill of lading relating to the Collateral, drafts against Account Debtors, or notices to Account Debtors, (c) send requests for verification of Accounts, (d) endorse such Loan Party’s name on any Collection item that may come into the Lender Group’s possession, (e) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under such Loan Party’s policies of property insurance and make all determinations and decisions with respect to such policies of insurance, and (f) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting the Accounts, chattel paper, or General Intangibles constituting Collateral directly with Account Debtors, for amounts and upon terms that Agent determines to be reasonable, and Agent may cause to be executed and delivered any documents and releases that Agent determines to be necessary. The appointment of Agent as each Loan Party’s attorney, and each and every one of its rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and the Lender Group’s obligations to extend credit hereunder are terminated.

4.6 Right to Inspect. Agent and each Lender (through any of their respective officers, employees, or agents) shall have the right, from time to time hereafter to inspect the Books and to check, test, and appraise the Collateral in order to verify the Loan Parties’ financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.

4.7 Control Agreements. Each Loan Party agrees that it will not transfer any Collateral out of any Securities Accounts or deposit accounts subject to a Cash Management Agreement to another securities intermediary or depository, unless each of the applicable Loan Parties, Agent, and the substitute securities intermediary or depository have entered into a Control Agreement. Upon the occurrence and during the continuance of an Event of Default, Agent may notify any securities intermediary or depository to liquidate the applicable Securities Account or depository account subject to a Cash Management Agreement or any related Investment Property constituting Collateral maintained or held thereby and remit the proceeds thereof to the Agent’s Account for application to the Obligations in accordance with the terms of the Loan Documents. Each Loan Party hereby agrees to take any or all action that Agent requests in order for Agent to obtain control in accordance with Sections 9-104, 9-105, 9-106 and 9-107 of the Code with respect to any Collateral constituting Securities Accounts, deposit accounts, electronic chattel paper and Investment Property. No arrangement contemplated hereby or by a Control Agreement in respect of any Collateral constituting Securities Accounts, Investment Property, deposit accounts or electronic paper shall be modified by any Loan Party without the prior written consent of Agent.

4.8 Priority of Liens. Notwithstanding anything to the contrary in any Loan Document, it is understood and agreed that, in accordance with the Intercreditor Agreement, the Agent’s Liens granted by the Loan Parties are first priority liens with respect to the ABL Priority Collateral (as defined in the Intercreditor Agreement) and second priority liens with respect to the Notes Priority Collateral, in each case subject to Permitted Liens.

5. REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, each Loan Party makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects, as of the date hereof, and shall be true, correct, and complete, in all material respects, as of the Restatement Closing Date, and at and as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

5.1 No Encumbrances. Each Loan Party has good and indefeasible title to its Collateral free and clear of Liens except for Permitted Liens.

5.2 Eligible Accounts. The Eligible Accounts are bona fide existing payment obligations of Account Debtors created by the sale and delivery of Inventory or the rendition of services to such Account Debtors in the ordinary course of Borrowers’ business, owed to Borrowers without defenses, disputes, offsets, counterclaims, or rights of return or cancellation. As to each Eligible Account, such Account is not:

(a) owed by an employee, Affiliate, or agent of a Borrower,

(b) on account of a transaction wherein goods were placed on consignment or were sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or on any other terms by reason of which the payment by the Account Debtor may be conditional,

(c) payable in a currency other than Dollars,

(d) owed by an Account Debtor that has or has asserted a right of setoff, has disputed its liability, or has made any claim with respect to its obligation to pay the Account,

(e) owed by an Account Debtor that is subject to any Insolvency Proceeding or is not Solvent or as to which a Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

(f) on account of a transaction as to which the goods giving rise to such Account have not been shipped and billed to the Account Debtor or the services giving rise to such Account have not been performed and accepted by the Account Debtor,

(g) a right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Borrower of the subject contract for goods or services, and

(h) an Account that has not been billed to the customer.

5.3 Eligible Inventory and Eligible Raw Inventory. All Eligible Inventory is of good and merchantable quality, free from defects. As to each item of Eligible Inventory and Eligible Raw Inventory, such Inventory is

(a) owned by a Borrower free and clear of all Liens other than Liens in favor of Agent,

(b) either located at one of the locations set forth on Schedule E-1 or in transit from one such location to another such location,

(c) not located on real property leased by a Borrower or in a contract warehouse, in each case, unless subject to a Collateral Access Agreement executed by the lessor, the warehouseman, or other third party, as the case may be, and unless segregated or otherwise separately identifiable from goods of others, if any, stored on the premises,

(d) not goods that have been returned or rejected by Borrowers’ customers, and

(e) not goods that are obsolete or slow moving, restrictive or custom items, work-in-process, or that constitute spare parts, packaging and shipping materials, supplies used or consumed in Borrowers’ business, bill and hold goods, defective goods, “seconds,” or Inventory acquired on consignment, except for Eligible Raw Inventory.

5.4 Equipment. All of the material Equipment is used or held for use in Loan Parties’ business or is useful in Loan Parties’ business.

5.5 Location of Inventory. The Inventory is not stored with a bailee, warehouseman, or similar party and is located only at the locations identified on Schedule 5.5.

5.6 Inventory Records. Each Loan Party keeps correct and accurate records itemizing and describing the type, quality, and quantity of its Inventory and the book value thereof.

5.7 Location of Chief Executive Office; FEIN. The chief executive office of each Loan Party is located at the address indicated in Schedule 5.7 and each Borrower’s FEIN is identified in Schedule 5.7.

5.8 Due Organization and Qualification; Subsidiaries.

(a) Each Loan Party is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any state where the failure to be so qualified reasonably could be expected to have a Material Adverse Change.

(b) Set forth on Schedule 5.8(b), is a complete and accurate description of the authorized capital Stock of each Loan Party, by class, and, as of the Restatement Effective Date, a description of the number of shares of each such class that are issued and outstanding (except with respect to the Parent). Other than as described on Schedule 5.8(b), there are no subscriptions, options, warrants, or calls relating to any shares of each Loan Party’s (other than the Parent’s) capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. Except with respect to the Parent and as otherwise described on Schedule 5.8(b), no Loan Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

(c) Set forth on Schedule 5.8(c), is a complete and accurate list of each Loan Party’s direct and indirect Subsidiaries, showing: (i) the jurisdiction of their organization; (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries; and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by the applicable Loan Party. All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

(d) Except as set forth on Schedule 5.8(c), (i) there are no subscriptions, options, warrants, or calls relating to any shares of any Loan Party’s Subsidiaries’ capital Stock, including any right of conversion or exchange under any outstanding security or other instrument, and (ii) no Loan Party nor any of its respective Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of any Loan Party’s Subsidiaries’ capital Stock or any security convertible into or exchangeable for any such capital Stock.

5.9 Due Authorization; No Conflict.

(a) As to each Loan Party, the execution, delivery, and performance by such Loan Party of this Agreement and the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.

(b) As to each Loan Party, the execution, delivery, and performance by such Loan Party of this Agreement and the Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to any Loan Party, the Governing Documents of any Loan Party, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of any Loan Party, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any Loan Party’s interestholders or any approval or consent of any Person under any material contractual obligation of any Loan Party.

(c) Other than the filing of financing statements, the recording of mortgages, the execution, delivery, and performance by each Loan Party of this Agreement and the Loan Documents to which such Loan Party is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority or other Person.

(d) As to each Loan Party, this Agreement and the other Loan Documents to which such Loan Party is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Loan Party will be the legally valid and binding obligations of such Loan Party, enforceable against such Loan Party in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(e) The Agent’s Liens granted by the Loan Parties are validly created, perfected, and first priority Liens (subject only to (i) Permitted Liens, (ii) Liens on the Notes Priority Collateral securing the LSB Notes, (iii) the filing of financing statements and other recordations with the United States Patent and Trademark Office and (iv) the recording of mortgages).

5.10 Litigation. Other than those matters disclosed on Schedule 5.10, there are no actions, suits, or proceedings pending or, to the best knowledge of the Loan Parties, threatened against the Loan Parties or any of their Subsidiaries, as applicable, except for (a) matters that are fully covered by insurance (subject to customary deductibles), and (b) matters arising after the Original Closing Date that, if decided adversely to the Loan Parties or any of their Subsidiaries, as applicable, reasonably could not be expected to result in a Material Adverse Change.

5.11 No Material Adverse Change. All financial statements relating to the Loan Parties that have been delivered by the Loan Parties to the Lender Group have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Loan Parties’ financial condition as of the date thereof and results of operations for the period then ended.

5.12 Fraudulent Transfer.

(a) Each Loan Party is Solvent.

(b) No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of the Loan Parties.

5.13 Employee Benefits. None of the Loan Parties, any of their Subsidiaries, or any of their ERISA Affiliates maintains or contributes to any Benefit Plan.

5.14 Environmental Condition. Except as set forth on Schedule 5.14, (a) to the Loan Parties’ knowledge, none of the Loan Parties’ properties or assets has ever been used by the Loan Parties or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such production, storage, handling, treatment, release or transport was in violation, in any material respect, of applicable Environmental Law, (b) to the Loan Parties’ knowledge, none of the Loan Parties’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) none of the Loan Parties have received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by the Loan Parties, and (d) none of the Loan Parties have received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by any Loan Party resulting in the releasing or disposing of Hazardous Materials into the environment.

5.15 [intentionally omitted].

5.16 Intellectual Property. Each Loan Party owns, or holds licenses in, all trademarks, trade names, copyrights, patents, patent rights, and licenses that are necessary to the conduct of its business as currently conducted. Attached hereto as Schedule 5.16 is a true, correct, and complete listing of all material patents, patent applications, trademarks, trademark applications, copyrights, and copyright registrations as to which each Loan Party is the owner or is an exclusive licensee.

5.17 Leases. The Loan Parties enjoy peaceful and undisturbed possession under all leases material to the business of the Loan Parties and to which the Loan Parties are a party or under which the Loan Parties are operating. All of such leases are valid and subsisting and no material default by the Loan Parties exists under any of them.

5.18 DDAs. Set forth on Schedule 5.18 are all of the DDAs of each Loan Party, including, with respect to each depository (i) the name and address of that depository, and (ii) the account numbers of the accounts maintained with such depository.

5.19 Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of the Loan Parties in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Loan Parties in writing to the Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

5.20 Indebtedness. Set forth on Schedule 5.20 is a true and complete list of all Indebtedness of each Loan Party outstanding immediately prior to the Restatement Effective Date that is to remain outstanding after the Restatement Effective Date, other than Indebtedness owing by a Loan Party to another Loan Party, and such Schedule accurately reflects the aggregate principal amount of such Indebtedness, the amortization schedule (if any) in respect of such Indebtedness and the maturity date of such Indebtedness.

5.21 Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.22 Hedge Agreements. On each date that any Hedge Agreement is executed by any Bank Product Provider, each Borrower and each other Loan Party satisfies all eligibility, suitability and other requirements under the Commodity Exchange Act (7 U.S.C. § 1, et seq., as in effect from time to time) and the Commodity Futures Trading Commission regulations.

6. AFFIRMATIVE COVENANTS.

Each Loan Party covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Loan Parties shall and shall cause each of their respective Subsidiaries to do all of the following:

6.1 Accounting System. Maintain a system of accounting that enables Loan Parties to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by Agent. The Loan Parties also shall keep an inventory reporting system that shows all additions, sales, claims, returns, and allowances with respect to the Inventory.

6.2 Collateral Reporting. Provide Agent (and if so requested by a Lender, with copies for such Lender) with the following documents at the following times in form satisfactory to Agent:

“If Excess Availability falls below $30,000,000, Daily; otherwise such documents are not required

(a) a sales journal, collection journal, and credit register since the last such schedule and a calculation of the Borrowing Base of Borrowers on an individual and a combined basis, and

(b) notice of all returns, disputes, or claims.

Monthly, provided, that, if Excess Availability falls below $30,000,000, Weekly	(c) Inventory reports specifying each Borrower’s cost and the wholesale market value of its Inventory, with additional detail showing additions to and deletions from the Inventory.
Monthly (not later than the 15th day of each month)

(d) a detailed calculation of the Borrowing Base of Borrowers, on an individual and a combined basis, (including, in each case, detail regarding those Accounts that are not Eligible Accounts),

(e) a detailed aging, by total, of the Accounts, together with a reconciliation to the detailed calculation of the Borrowing Base previously provided to Agent,

(f) a summary aging, by vendor, of Borrowers’ accounts payable and any book overdraft, and

(g) a calculation of Dilution for the prior month.

Quarterly	(h) a detailed list of each Borrower’s customers with outstanding account balances, and (i) a report regarding each Loan Parties’ accrued, but unpaid, ad valorem taxes,
Upon request by Agent

(j) copies of invoices in connection with the Accounts, credit memos, remittance advices, deposit slips, shipping and delivery documents in connection with the Accounts and, for Inventory and Equipment acquired by the Loan Parties, purchase orders and invoices, and

(k) such other reports as to the Collateral, or the financial condition of Loan Parties as Agent may request.”

In addition, each Borrower agrees to cooperate fully with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth above.

6.3 Financial Statements, Reports, Certificates. Deliver to Agent, with copies to each Lender:

(a) as soon as available, but in any event within 30 days (45 days (or, if such Person has filed a filing extension with the SEC, 50 days) in the case of a month that is the end of one of the first 3 fiscal quarters in a fiscal year) after the end of each month during each of Parent’s fiscal years,

(i) a company prepared consolidated and consolidating balance sheet, income statement, and statement of cash flow covering Parent’s and its Subsidiaries’ operations during such period,

(ii) a certificate signed by the chief financial officer or vice president/treasurer of Parent to the effect that:

A. the financial statements delivered hereunder have been prepared in accordance with GAAP (except for the lack of footnotes and being subject to year-end audit adjustments) and fairly present in all material respects the financial condition of Parent and its Subsidiaries,

B. the representations and warranties of the Loan Parties contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date), and

C. there does not exist any condition or event that constitutes a Default or Event of Default (or, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Loan Parties have taken, are taking, or propose to take with respect thereto), and

(iii) for each month that is the date on which a financial covenant in Section 7.20 is to be tested, a Compliance Certificate demonstrating, in reasonable detail, compliance at the end of such period with the applicable financial covenants contained in Section 7.20, and

(b) as soon as available, but in any event within 90 days (or, if such Person has filed a filing extension with the SEC, 105 days) after the end of each of Parent’s fiscal years,

(i) financial statements of Parent and its Subsidiaries for each such fiscal year, prepared on a consolidated and consolidating basis, audited (in the case of the consolidated financial statements) by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ letter to management),

(ii) a certificate of such accountants addressed to Agent and the Lenders stating that such accountants do not have knowledge of the existence of any continuing Default or Event of Default under Section 7.20,

(c) as soon as available, but in any event at least 1 day prior to the start of each of Parent’s fiscal years,

(i) copies of the Loan Parties’ Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Agent, in its sole discretion, for the forthcoming year, month by month, certified by the chief financial officer or vice president/treasurer of Parent as being such officer’s good faith best estimate of the financial performance of Parent and its Subsidiaries during the period covered thereby,

(d) if and when filed by any Loan Party,

(i) 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,

(ii) any other filings made by any Loan Party with the SEC,

(iii) copies of the Loan Parties’ federal income tax returns (if requested by Agent), and any amendments thereto, filed with the Internal Revenue Service, and

(iv) any other information that is provided by Parent to its shareholders generally,

(e) if and when filed by any Loan Party and as requested by Agent, satisfactory evidence of payment of applicable excise taxes in each jurisdictions in which (i) any Loan Party conducts business or is required to pay any such excise tax, (ii) where any Loan Party’s failure to pay any such applicable excise tax would result in a Lien on the properties or assets of any Loan Party, or (iii) where any Loan Party’s failure to pay any such applicable excise tax reasonably could be expected to result in a Material Adverse Change,

(f) as soon as a Loan Party has knowledge of any event or condition that constitutes a Default or an Event of Default, notice thereof and a statement of the curative action that Loan Parties propose to take with respect thereto, and

(g) upon the request of Agent, any other report reasonably requested relating to the financial condition of the Loan Parties.

In addition to the financial statements referred to above, Loan Parties agree to deliver financial statements prepared on both a consolidated and consolidating basis and that no Loan Party, or any Subsidiary of a Loan Party, will have a fiscal year different from that of Parent. Parent and the other Loan Parties agree that their independent certified public accountants are authorized to communicate with Agent and to release to Agent whatever financial information concerning Parent or the other Loan Parties that Agent reasonably may request. Parent and each other Loan Party waives the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by Agent pursuant to or in accordance with this Agreement, and agree that Agent may contact directly any such accounting firm or service bureau in order to obtain such information. Notwithstanding the foregoing, the Agent will use reasonable good faith efforts to permit a representative of the Loan Parties to be present or participate in any communication with such accountants.

6.4 [intentionally omitted].

6.5 Return. Cause returns and allowances as between Loan Parties and their Account Debtors, to be on the same basis and in accordance with the usual customary practices of the applicable Loan Party, as they exist at the time of the execution and delivery of this Agreement. If, at a time when no Event of Default has occurred and is continuing, any Account Debtor returns any Inventory to any Loan Party, the applicable Loan Party promptly shall determine the reason for such return and, if the applicable Loan Party accepts such return, issue a credit memorandum (with a copy to be sent to Agent) in the appropriate amount to such Account Debtor. If, at a time when an Event of Default has occurred and is continuing, any Account Debtor returns any Inventory to any Loan Party, the applicable Loan Party promptly shall determine the reason for such return and, if Agent consents (which consent shall not be unreasonably withheld), issue a credit memorandum (with a copy to be sent to Agent) in the appropriate amount to such Account Debtor.

6.6 Maintenance of Properties. Maintain and preserve all of its properties which are necessary or useful in the proper conduct to its business in good working order and condition, ordinary wear and tear excepted, and comply at all times with the provisions of all leases to which it is a party as lessee, so as to prevent any loss or forfeiture thereof or thereunder.

6.7 Taxes. Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against the Loan Parties or any of their assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. The Loan Parties will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Agent with proof satisfactory to Agent indicating that the applicable Loan Party has made such payments or deposits. The Loan Parties shall deliver satisfactory evidence of payment of applicable excise taxes in each jurisdictions in which any Loan Party is required to pay any such excise tax.

6.8 Insurance.

(a) At the Loan Parties’ expense, maintain insurance respecting its property and assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. The Loan Parties also shall maintain business interruption, public liability, and product liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation. All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to Agent. The Loan Parties shall deliver copies of all such policies to Agent with a satisfactory lender’s loss payable endorsement naming Agent as sole loss payee (with respect to the policies covering any Collateral) or additional insured, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever.

(b) Administrative Borrower shall give Agent prompt notice of any loss covered by such insurance with an estimated value in excess of $1,000,000. If an Event of Default has occurred and is continuing, Agent may elect to adjust, in its sole discretion, any losses payable under any such insurance policies covering any ABL Priority Collateral, without any liability to the Loan Parties whatsoever in respect of such adjustments. Except as provided in the immediately succeeding sentence, any monies received in respect of ABL Priority Collateral as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain, shall, unless otherwise required under the Intercreditor Agreement, be paid over to Agent to be applied at the option of the Required Lenders either to the prepayment of the Obligations in accordance with Section 2.4(b) or, so long as no Event of Default shall have occurred and be continuing, at the election of the Administrative Borrower, shall be disbursed to Administrative Borrower for application to the cost of repairs, replacements, or restorations; provided, that any such proceeds not used or committed to be used for such repairs, replacements or restorations within 180 days of the receipt of such proceeds shall be applied to the Obligations in accordance with Section 2.4(b).

(c) The Loan Parties shall not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.8, unless Agent is included thereon as named insured with the loss payable to Agent under a lender’s loss payable endorsement or its equivalent. Administrative Borrower immediately shall notify Agent whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and copies of such policies promptly shall be provided to Agent.

6.9 Location of Inventory. Keep the Inventory only at the locations identified on Schedule 5.5; provided, however, that Administrative Borrower may amend Schedule 5.5 so long as such amendment occurs by written notice to Agent not less than 10 Business Days prior to the date on which the Inventory is moved to such new location, so long as such new location is within the continental United States, and so long as, at the time of such written notification, the applicable Loan Party provides any financing statements necessary to perfect and continue perfected the Agent’s Liens on such assets and also provides to Agent a Collateral Access Agreement, if applicable.

6.10 Compliance with Laws. Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not result in and reasonably could not be expected to result in a Material Adverse Change.

6.11 Leases. Pay when due all rents and other amounts payable under any leases to which any Loan Party is a party or by which any Loan Party’s properties and assets are bound, unless such payments are the subject of a Permitted Protest.

6.12 Brokerage Commissions. Pay any and all brokerage commission or finder’s fees incurred in connection with or as a result of the Loan Parties’ obtaining financing from the Lender Group under this Agreement. The Loan Parties agree and acknowledge that payment of all such brokerage commissions or finder’s fees shall be the sole responsibility of the Loan Parties, and each Loan Party agrees to indemnify, defend, and hold Agent and the Lender Group harmless from and against any claim of any broker or finder arising out of the Loan Parties’ obtaining financing from the Lender Group under this Agreement.

6.13 Existence. At all times preserve and keep in full force and effect each Loan Party’s valid existence and good standing and any rights and franchises material to the Loan Parties’ businesses.

6.14 Environmental.

(a) Keep any property either owned or operated by any Loan Party free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests, (c) promptly notify Agent of any release of a Hazardous Material of any reportable quantity from or onto property owned or operated by any Loan Party and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and (d) promptly provide Agent with written notice within 10 days of the receipt of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Loan Party, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Loan Party, and (iii) notice of a violation, citation, or other administrative order which reasonably could be expected to result in a Material Adverse Change.

6.15 Disclosure Updates. Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, (a) notify Agent if any written information, exhibit, or report furnished to the Lender Group contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and (b) correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement, filing, or recordation thereof.

6.16 Post-Closing Covenant. Within 30 days after the Restatement Closing Date, Agent shall have received mortgages, in form and substance satisfactory to Agent, duly executed by the applicable Loan Parties, with respect to any real property owned by a Loan Party that is the subject of a mortgage in favor of the trustee under the Indenture as of the Restatement Closing Date.

7. NEGATIVE COVENANTS. Each Loan Party covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, the Loan Parties will not and will not permit any of their respective Subsidiaries to do any of the following:

7.1 Indebtedness. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

(a) Indebtedness evidenced by this Agreement and the other Loan Documents, together with Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit;

(b) Indebtedness set forth on Schedule 5.20;

(c) Permitted Purchase Money Indebtedness;

(d) refinancings, renewals, replacements or extensions of Indebtedness permitted under clauses (b) and (c) of this Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) [intentionally omitted], (ii) such refinancings, renewals, or extensions do not result in an increase in the principal amount of, or interest rate with respect to, the Indebtedness so refinanced, renewed, or extended, except for increases in the principal amount of such Indebtedness not exceeding the principal amount of such Indebtedness outstanding on the Restatement Effective Date, (iii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions, that, taken as a whole, are materially more burdensome or restrictive to the applicable Loan Party, and (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must be include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness;

(e) [intentionally omitted];

(f) Indebtedness owing by any Loan Party to any other Loan Party;

(g) subordinated Indebtedness the terms and conditions of which, including provisions subordinating such Indebtedness to the Obligations, are satisfactory to the Lenders;

(h) [intentionally omitted];

(i) other Indebtedness in an aggregate principal amount not to exceed $50,000,000 outstanding at any time;

(j) Indebtedness composing Permitted Investments;

(k) [intentionally omitted];

(l) [intentionally omitted];

(m) Indebtedness of the Loan Parties and their Subsidiaries under the LSB Notes and guarantees thereof;

(n) Indebtedness in respect of Third Party Hedge Obligations, so long as both immediately before and after giving effect to the incurrence of any such Indebtedness, the Covenant Condition is satisfied; provided, however, that the foregoing Covenant Condition shall not apply to the Hedge Obligations entered into with a Bank Product Provider; and

(o) Indebtedness of the Parent in respect of a guaranty under the Zena Credit Documents in an aggregate principal amount not to exceed $35,000,000 at any one time outstanding.

7.2 Liens. Create, incur, assume, or permit to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced, renewed, replaced or extended under Section 7.1(d) and so long as the replacement Liens only encumber those assets that secured the refinanced, renewed, or extended Indebtedness).

7.3 Restrictions on Fundamental Changes.

(a) Enter into any merger, consolidation, or reorganization, or, except for the Parent, reclassify its Stock.

(b) Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution).

(c) Convey, sell, lease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its assets.

Clauses (a), (b) and (c) of this Section 7.3 shall not apply to (i) the merger or consolidation of a Loan Party or a Subsidiary of a Loan Party with and into another Loan Party (in each such case, so long as a Borrower (to the extent a Borrower is part of such transaction) is the surviving entity of any such merger), or (ii) the sale, transfer, lease or other disposal of any assets of any Loan Party or any of its Subsidiaries to any other Loan Party.

7.4 Disposal of Assets. Other than Permitted Dispositions and as provided in Section 7.3, convey, sell, lease, license, assign, transfer, or otherwise dispose of any of the assets of any Loan Party, except that, so long as no Default or Event of Default has occurred and is continuing or would result therefrom:

(a) a Loan Party and any Subsidiary of a Loan Party may sell or otherwise dispose of any of its other assets, provided that (i) to the extent such disposition involves ABL Priority Collateral, the proceeds from such sale or disposition in respect of such ABL Priority Collateral are applied to prepay the Obligations in accordance with Section 2.4(b), (iii) such assets are sold for Fair Market Value and (iii) the aggregate Fair Market Value of all such assets sold during each fiscal year pursuant to this Section 7.4(a) shall not exceed $10,000,000;

(b) notwithstanding anything to the contrary contained herein, any Loan Party and any of its respective Subsidiaries may sell, transfer or otherwise dispose of any Notes Priority Collateral owned by such Person so long as such disposition is permitted under the Notes Documents or the Indenture (as such terms are defined in the Intercreditor Agreement) or if the requisite holders of the LSB Notes otherwise consents to such sale or disposition, it being understood that upon such sale, Agent’s security interest in such assets shall be automatically released, and it being further understood that proceeds from the sale or disposition of Notes Priority Collateral shall be applied, first, by the Loan Parties in accordance with the terms of the Notes Documents and the Indenture (as such terms are defined in the Intercreditor Agreement), second, upon the payment in full of the LSB Notes, to the Obligations in accordance with Section 2.4(b)(i), subject to the terms of the Intercreditor Agreement;

(c) a Loan Party may sell Specified Orica Accounts to the Orica Account Purchaser, so long as the following terms and conditions are satisfied as determined by Agent: (A) any sale or transfer of Specified Orica Accounts shall be without any recourse, offset or claim of any kind or nature to or against any Loan Party, Agent or any Lender; (B) Agent shall have received, in form and substance satisfactory to Agent, true, correct and complete copies of the applicable Orica Sale Documents, duly authorized, executed and delivered by the parties thereto; (C) further sales of the Specified Orica Accounts pursuant to the applicable Orica Sale Documents will cease upon a written notice by Agent to Administrative Borrower of a Default or Event of Default; (D) no Loan Party shall, directly or indirectly, amend, modify, alter or change any of the terms of the Orica Sale Documents in any manner that is adverse to the interests of Loan Parties, Agent or Lenders in any material respect without the prior written consent of Agent; and (E) Loan Parties shall furnish to Agent all notices or demands (if any) outside of the ordinary course in connection with the arrangements made by the Loan Parties pursuant to the applicable Orica Sale Documents either received by any Loan Party or on its behalf, promptly after receipt thereof, or sent by any Loan Party or on its behalf, concurrently with the sending thereof, as the case may be; and

(d) notwithstanding anything to the contrary in any Loan Document, the Parent may at any time issue or sell equity (stock or other equity securities) interests of the Parent.

7.5 Change Name. Change any Loan Party’s name, FEIN, corporate structure or identity, or add any new fictitious name; provided, however, that a Loan Party may change its name or add any new fictitious name upon at least 30 days prior written notice by Administrative Borrower to Agent of such change and so long as, at the time of such written notification, such Loan Party provides any financing statements or fixture filings necessary to perfect and continue perfected Agent’s Liens.

7.6 Guarantee. Guarantee or otherwise become in any way liable with respect to the obligations of any third Person except (i) by endorsement of instruments or items of payment for deposit to the account of the Loan Parties or which are transmitted or turned over to Agent, (ii) for guarantees of the LSB Notes, (iii) for guarantees of Indebtedness permitted under Sections 7.1(a) through (n) and guarantees set forth on Schedule 5.20, (iv) for the guaranty by the Parent of the Indebtedness under the Zena Credit Documents to the extent permitted under Section 7.1(o), and (v) for guarantees of performance, surety or appeal bonds of any Loan Party (other than the Parent).

7.7 Nature of Business. Make any change in the principal nature of the Loan Parties’ business.

7.8 Prepayments and Amendments.

(a) Except in connection with (i) the Obligations in accordance with this Agreement, (ii) the LSB Notes (which may be prepaid, redeemed or repurchased by any Loan Party without restriction) and (iii) a refinancing permitted by Section 7.1(d), prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Loan Party;

(b) [intentionally omitted], and

(c) Except in connection with a refinancing permitted by Section 7.1(d), amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Sections 7.1(b), (c) or (g) if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Indebtedness, would increase the principal amount of or the interest rate applicable to such Indebtedness, would change the lien subordination provisions of such Indebtedness, or would otherwise be materially adverse to any Loan Party, the Agent or the Lenders in any respect.

7.9 Change of Control. Cause, permit, or suffer, directly or indirectly, any Change of Control.

7.10 Consignments. Consign any Inventory or sell any Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale.

7.11 Distributions. Other than (i) distributions or the declaration and payment of dividends by a Loan Party to another Loan Party and (ii) transactions permitted under Section 7.3, make any distribution or declare or pay any dividends (in cash or other property, other than common Stock) on, or purchase, acquire, redeem, or retire any of any Loan Party’s Stock, of any class, whether now or hereafter outstanding; provided, that Parent may make other distributions and pay dividends to its equityholders and purchase, acquire, redeem, or retire its Stock, so long as, with respect to any such amounts in excess of $500,000 during any fiscal year, both immediately before and after giving effect to any such excess payments, the Covenant Condition has been satisfied.

7.12 Accounting Methods. Modify or change its method of accounting (other than as may be required to conform to GAAP) or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of the Loan Parties’ accounting records without said accounting firm or service bureau agreeing to provide Agent information regarding the Collateral or the Loan Parties’ financial condition.

7.13 Investments. Except for Permitted Investments, directly or indirectly, make or acquire any Investment, or incur any liabilities (including contingent obligations) for or in connection with any Investment; provided, however, that the Loan Parties are also permitted to make or acquire other Investments (other than in the Cash Management Accounts) not exceeding $5,000,000 in the aggregate outstanding at any one time.

7.14 Transactions with Affiliates. Except for agreements set forth on Schedule 7.14, transactions among the Loan Parties or transactions that are otherwise expressly permitted under this Agreement, directly or indirectly enter into or permit to exist any transaction with any Affiliate of any Loan Party except for transactions that are in the ordinary course of the Loan Parties’ business, upon fair and reasonable terms and that are no less favorable to Loan Parties than would be obtained in an arm’s length transaction with a non-Affiliate.

7.15 Suspension. Suspend or go out of a substantial portion of its business.

7.16 Compensation. Pay or accrue total cash compensation, during any year, to its officers and senior management employees in an aggregate amount in excess of the amount established by the compensation committee of Parent.

7.17 Use of Proceeds. Use the proceeds of the Advances for any purpose other than (a) on the Restatement Effective Date, to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted purposes.

7.18 Change in Location of Chief Executive Office; Inventory and Equipment with Bailees. Relocate its chief executive office to a new location without Administrative Borrower providing 30 days prior written notification thereof to Agent and so long as, at the time of such written notification, the applicable Loan Party provides any financing statements or fixture filings necessary to perfect and continue perfected the Agent’s Liens and also provides to Agent a Collateral Access Agreement, if applicable, with respect to such new location. The Inventory shall not at any time now or hereafter be stored with a bailee, warehouseman, or similar party without Agent’s prior written consent.

7.19 [intentionally omitted].

7.20 Financial Covenants.

(a) Fixed Charge Coverage Ratio. At any time Excess Availability is less than or equal to 12.5% of the Total Commitment (the “FCCR Trigger Date”), fail to maintain a Fixed Charge Coverage Ratio of not less than 1.10:1.00, measured monthly commencing on the FCCR Trigger Date with the most recently ended month, on a trailing twelve month basis.

8. EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1 If any Loan Party fails to pay when due and payable or when declared due and payable, all or any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts constituting Obligations);

8.2 If any Loan Party fails to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in Sections 6.1, 6.2 (but only up to three times during any 12-month period, and only in relation to Defaults caused by the failure of third Persons to provide required information or reporting, and not in relation to Defaults caused by a Borrower), 6.3, 6.6, 6.9, 6.10, 6.11 and 6.15 of this Agreement, or comparable provisions of the other Loan Documents, within 10 days of the date when required (or within 5 days of the date when required in the case of Section 6.2 or Section 6.3), or if a Loan Party otherwise fails to perform, keep, or observe any other term, provision, condition, covenant, or agreement contained in this Agreement or in any of the other Loan Documents;

8.3 If any material portion of any Loan Party’s or any of its Subsidiaries’ assets is attached, seized, subjected to a writ or distress warrant, levied upon, or comes into the possession of any third Person;

8.4 If an Insolvency Proceeding is commenced by any Loan Party or any of its Subsidiaries;

8.5 If an Insolvency Proceeding is commenced against any Loan Party or any of its Subsidiaries, and any of the following events occur: (a) the applicable Loan Party or the Subsidiary consents to the institution of the Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, Agent (including any successor agent) and each other member of the Lender Group shall be relieved of their obligation to extend credit hereunder, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, any Loan Party or any of its Subsidiaries, or (e) an order for relief shall have been entered therein;

8.6 If any Loan Party or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

8.7 If a notice of Lien (other than a Permitted Lien), levy or assessment securing or otherwise with respect to Indebtedness or an obligation for the payment of money in an aggregate amount in excess of $1,000,000 is filed of record with respect to any Loan Party’s or any of its Subsidiaries’ assets by the United States, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien (other than a Permitted Lien), whether choate or otherwise, upon any Loan Party’s or any of its Subsidiaries’ assets and the same is not paid on the payment date thereof;

8.8 If a judgment or other claim for an amount in excess of $1,000,000 becomes a Lien or encumbrance upon any material portion of any Loan Party’s or any of its Subsidiaries’ properties or assets;

8.9 If there is a default in any material agreement (including, without limitation, the LSB Notes and the Zena Credit Documents) to which any Loan Party or any of its Subsidiaries is a party (whether as a direct obligor or a guarantor thereof) and such default (a)(i)

occurs at the final maturity of the obligations thereunder after giving effect to any applicable grace period and any extensions thereof, or (ii) results in a right by the other party thereto after giving effect to any applicable grace periods and any extensions thereof, irrespective of whether exercised, to accelerate the maturity of the applicable Loan Party’s or its Subsidiaries’ obligations thereunder, to terminate such agreement, or to refuse to renew such agreement pursuant to an automatic renewal right therein, and (b) involves Indebtedness or an obligation for the payment of money in an aggregate amount in excess of $2,500,000;

8.10 If any Loan Party or any of its Subsidiaries makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

8.11 If any material misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or Record made to the Lender Group by any Loan Party, its Subsidiaries, or any officer, employee, agent, or director of any Loan Party or any of its Subsidiaries;

8.12 If the obligation of any Guarantor under its Guaranty is limited or terminated by operation of law or by such Guarantor thereunder;

8.13 If this Agreement or any other Loan Document that purports to create a Lien, shall, for any reason not as a result of any act or omission of the Agent, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby; or

8.14 Any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Loan Party, or a proceeding shall be commenced by any Loan Party, or by any Governmental Authority having jurisdiction over any Loan Party, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny that any Loan Party has any liability or obligation purported to be created under any Loan Document.

9. THE LENDER GROUP’S RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence, and during the continuation, of an Event of Default, the Required Lenders (at their election but without notice of their election and without demand) may authorize and instruct Agent to do any one or more of the following on behalf of the Lender Group (and Agent, acting upon the instructions of the Required Lenders, shall do the same on behalf of the Lender Group), all of which are authorized by the Loan Parties:

(a) Declare all Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

(b) Cease advancing money or extending credit to or for the benefit of Borrowers under this Agreement, under any of the Loan Documents, or under any other agreement between the Loan Parties and the Lender Group;

(c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of the Lender Group, but without affecting any of the Agent’s Liens in the Collateral and without affecting the Obligations;

(d) Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Agent considers advisable, and in such cases, Agent will credit the Loan Account with only the net amounts received by Agent in payment of such disputed Accounts after deducting all Lender Group Expenses incurred or expended in connection therewith;

(e) Cause the Loan Parties to hold all returned Inventory in trust for the Lender Group, segregate all returned Inventory from all other assets of the Loan Parties or in the Loan Parties’ possession and conspicuously label said returned Inventory as the property of the Lender Group;

(f) Without notice to or demand upon any Loan Party, make such payments and do such acts as Agent considers necessary or reasonable to protect its security interests in the Collateral. Each Loan Party agrees to assemble the Collateral if Agent so requires, and to make the Collateral available to Agent at a place that Agent may designate which is reasonably convenient to both parties. Each Loan Party authorizes Agent to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien that in Agent’s determination appears to conflict with the Agent’s Liens and to pay all expenses incurred in connection therewith and to charge Borrowers’ Loan Account therefor. With respect to any of the Loan Parties’ owned or leased premises, each Loan Party hereby grants Agent a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of the Lender Group’s rights or remedies provided herein, at law, in equity, or otherwise;

(g) Without notice to any Loan Party (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of the Code), set off and apply to the Obligations any and all (i) balances and deposits of any Borrower held by the Lender Group (including any amounts received in the Cash Management Accounts), or (ii) Indebtedness at any time owing to or for the credit or the account of any Loan Party held by the Lender Group;

(h) Hold, as cash collateral, any and all balances and deposits of any Loan Party held by the Lender Group, and any amounts received in the Cash Management Accounts, to secure the full and final repayment of all of the Obligations and as Bank Product Collateralization;

(i) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Agent is hereby granted a license or other right to use, without charge, for the benefit of the Lender

Group, such Loan Party’s labels, patents, copyrights, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and such Loan Party’s rights under all licenses and all franchise agreements shall inure to the Lender Group’s benefit;

(j) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Loan Parties’ premises) as Agent determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale;

(k) Agent shall give notice of the disposition of the Collateral as follows:

(i) Agent shall give Administrative Borrower (for the benefit of the applicable Loan Party) a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, the time on or after which the private sale or other disposition is to be made; and

(ii) The notice shall be personally delivered or mailed, postage prepaid, to Administrative Borrower as provided in Section 12, at least 10 days before the earliest time of disposition set forth in the notice; no notice needs to be given prior to the disposition of any portion of the Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market;

(l) Agent, on behalf of the Lender Group may credit bid and purchase at any public sale;

(m) Agent may seek the appointment of a receiver or keeper to take possession of all or any portion of the Collateral or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing;

(n) The Lender Group shall have all other rights and remedies available to it at law or in equity pursuant to any other Loan Documents; and

(o) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by the Loan Parties. Any excess (after setting aside amounts required to be held as described in clause (h) above) will be returned, without interest and subject to the rights of third Persons, by Agent to Administrative Borrower (for the benefit of the applicable Loan Party).

9.2 Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10. TAXES AND EXPENSES.

If any Loan Party fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, Agent, in its sole discretion and without prior notice to any Loan Party, may do any or all of the following: (a) make payment of the same or any part thereof, (b) set up such reserves in Borrowers’ Loan Account as Agent deems necessary to protect the Lender Group from the exposure created by such failure, or (c) in the case of the failure to comply with Section 6.8 hereof, obtain and maintain insurance policies of the type described in Section 6.8 and take any action consistent with the terms of this Agreement. Any such amounts paid by Agent shall constitute Lender Group Expenses and any such payments shall not constitute an agreement by the Lender Group to make similar payments in the future or a waiver by the Lender Group of any Event of Default under this Agreement. Agent need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11. WAIVERS; INDEMNIFICATION.

11.1 Demand; Protest; etc. Each Loan Party waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which each such Loan Party may in any way be liable.

11.2 The Lender Group’s Liability for Collateral. Each Loan Party hereby agrees that: (a) so long as the Lender Group complies with its obligations, if any, under the Code, Agent shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by the Loan Parties.

11.3 Indemnification. Each Loan Party shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons with respect to each Lender, each Participant, and each of their respective officers, directors, employees, agents, and attorneys-in-fact (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys’ fees and disbursements and other out-of-pocket costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby, and (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto (all the foregoing, collectively, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, the Loan Parties shall have no obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which the Loan Parties were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by the Loan Parties with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

12. NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by the Loan Parties or Agent to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as the Administrative Borrower or Agent, as applicable, may designate to each other in accordance herewith), or telefacsimile to Loan Parties in care of Administrative Borrower or to Agent, as the case may be, at its address set forth below:

If to Administrative
Borrower:	LSB INDUSTRIES, INC.
16 South Pennsylvania Avenue
Oklahoma City, Oklahoma 73107
Attn: Tony M. Shelby
Fax No. (405) 236-1209

with copies to:	LSB INDUSTRIES, INC.
16 South Pennsylvania Avenue
Oklahoma City, Oklahoma 73107
Attn: David M. Shear, Esq.
Fax No. (405) 236-1209

If to Agent:	WELLS FARGO CAPITAL FINANCE, INC.
2450 Colorado Avenue
Suite 3000 West
Santa Monica, California 90404
Attn: Business Finance Division Manager
Fax No. (310) 478-9788

with copies to:	SCHULTE ROTH & ZABEL LLP
919 Third Avenue
New York, New York 10022
Attn: Eliot L. Relles, Esq.
Fax No. (212) 593-5955

Agent and the Loan Parties may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 12, other than notices by Agent in connection with enforcement rights against the Collateral under the provisions of the Code, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail. Each Loan Party acknowledges and agrees that notices sent by the Lender Group in connection with the exercise of enforcement rights against Collateral under the provisions of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or any other method set forth above.

13. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE LOAN PARTIES AND THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER

APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13(b).

THE LOAN PARTIES AND THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. THE LOAN PARTIES AND THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

14. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

14.1 Assignments and Participations.

(a) Any Lender may, with the written consent of Agent (provided that no written consent of Agent shall be required in connection with any assignment and delegation by a Lender to an Eligible Transferee and no notice to Agent shall be required in connection with any assignment and delegation by a Lender to an Affiliate of a Lender or a fund or account managed by a Lender), assign and delegate to one or more assignees (each an “Assignee”) all, or any ratable part of all, of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount of $5,000,000 (except such minimum amount shall not apply to any Affiliate of a Lender or to a fund or account managed by a Lender); provided, however, that the Loan Parties and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Administrative Borrower and Agent by such Lender and the Assignee, (ii) such Lender and its Assignee have delivered to Administrative Borrower and Agent an Assignment and Acceptance substantially in the form of Exhibit A-1, and (iii) the assignor Lender or Assignee has paid to Agent for Agent’s separate account a processing fee in the amount of $5,000. Anything contained herein to the contrary notwithstanding, the consent of Agent shall not be required (and payment of any fees shall not be required) if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender or the assignee is an Affiliate (other than individuals) of, or a fund, money market account, investment account or other account managed by a Lender or an Affiliate of a Lender.

(b) From and after the date that Agent notifies the assignor Lender (with a copy to Administrative Borrower, if applicable) that it has received an executed Assignment and Acceptance and payment (if applicable) of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 11.3 hereof) and be released from its obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall affect a novation between Borrowers and the Assignee.

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (1) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (2) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Loan Parties or the performance or observance by the Loan Parties of any of their obligations under this Agreement or any other Loan Document furnished pursuant hereto, (3) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (4) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (5) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement as are delegated to Agent, by the terms hereof, together with such powers as are reasonably incidental thereto, and (6) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) Immediately upon each Assignee’s making its processing fee payment (if applicable) under the Assignment and Acceptance and receipt and acknowledgment by Agent of such fully executed Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e) Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of such Lender (a “Participant”) participating interests in its Obligations, the Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Loan Parties, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or a material portion of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums; and (v) all amounts payable by the Loan Parties hereunder shall be determined as if such Lender had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Loan Parties, the Collections, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f) In connection with any such assignment or participation or proposed assignment or participation, a Lender may disclose all documents and information which it now or hereafter may have relating to Loan Parties or Loan Parties’ business.

(g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

14.2 Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Loan Parties may not assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release any Loan Party from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 14.1 hereof and, except as expressly required pursuant to Section 14.1 hereof, no consent or approval by any Loan Parties is required in connection with any such assignment.

15. AMENDMENTS; WAIVERS.

15.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Loan Parties therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and Administrative Borrower (on behalf of all Loan Parties) and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders affected thereby and Administrative Borrower (on behalf of all Borrowers) and acknowledged by Agent, do any of the following:

(a) increase or extend any Commitment of any Lender,

(b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(c) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document,

(d) change the percentage of the Commitments that is required to take any action hereunder,

(e) amend this Section or any provision of the Agreement providing for consent or other action by all Lenders,

(f) release Collateral other than as permitted by Section 16.12,

(g) change the definition of “Required Lenders”,

(h) contractually subordinate any of the Agent’s Liens,

(i) release any Loan Party from any obligation for the payment of money, or

(j) change the definition of Borrowing Base or the definitions of Eligible Accounts, Eligible Inventory, Eligible Raw Inventory, Eligible Inventory, Maximum Revolver Amount, or change Section 2.1(b); or

(k) amend any of the provisions of Section 16.

and, provided further, however, that no amendment, waiver or consent shall, unless in writing and signed by Agent, Issuing Lender, or Swing Lender, affect the rights or duties of Agent,

Issuing Lender, or Swing Lender, as applicable, under this Agreement or any other Loan Document. The foregoing notwithstanding, any amendment, modification, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Loan Parties, shall not require consent by or the agreement of Loan Parties.

15.2 Replacement of Holdout Lender. If any action to be taken by the Lender Group or Agent hereunder requires the unanimous consent, authorization, or agreement of all Lenders, and a Lender (“Holdout Lender”) fails to give its consent, authorization, or agreement, then Agent, upon at least 5 Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute Lenders (each, a “Replacement Lender”), and the Holdout Lender shall have not right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance Agreement, subject only to the Holdout Lender being repaid its share of the outstanding Obligations (including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance Agreement prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance Agreement. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 14.1. Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make the Holdout Lender’s Pro Rata Share of Advances and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit.

15.3 No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or, any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Borrowers of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

16. AGENT; THE LENDER GROUP.

16.1 Appointment and Authorization of Agent. Each Lender hereby designates and appoints WFCF as its representative under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as such on the express conditions contained in this Section 16. The provisions of this Section 16 are solely for the benefit of Agent, and the Lenders, and Loan Parties shall have no rights as a third party beneficiary of any of the provisions contained herein. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent; it being expressly understood and agreed that the use of the word “Agent” is for convenience only, that WFCF is merely the representative of the Lenders, and only has the contractual duties set forth herein. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management accounts as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Loan Parties, the Obligations, the Collateral, the Collections, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

16.2 Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made without gross negligence or willful misconduct.

16.3 Liability of Agent. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by any Loan Party or any Subsidiary or Affiliate of any Loan Party, or any officer or director thereof, contained in this

Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the Books or properties of Loan Parties or the books or records or properties of any of Loan Parties’ Subsidiaries or Affiliates.

16.4 Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Loan Parties or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

16.5 Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Administrative Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 16.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

16.6 Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Loan Parties and their Subsidiaries or

Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Loan Parties and any other Person (other than the Lender Group) party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Loan Parties. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers and any other Person (other than the Lender Group) party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Loan Parties and any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.

16.7 Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, reasonable attorneys’ fees and expenses, costs of collection by outside collection agencies and auctioneer fees and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Loan Parties are obligated to reimburse Agent or Lenders for such expenses pursuant to the Loan Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from Collections received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event Agent is not reimbursed for such costs and expenses from Collections received by Agent, each Lender hereby agrees that it is and shall be obligated to pay to or reimburse Agent for the amount of such Lender’s Pro Rata Share thereof. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of Loan Parties and without limiting the obligation of Loan Parties to do so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out-of-pocket expenses (including attorneys’ fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Loan Parties. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

16.8 Agent in Individual Capacity. Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Loan Parties and their Subsidiaries and Affiliates and any other Person (other than the Lender Group) party to any Loan Documents as though Agent were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, Agent or its Affiliates may receive information regarding Loan Parties or their Affiliates and any other Person (other than the Lender Group) party to any Loan Documents that is subject to confidentiality obligations in favor of Loan Parties or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include Agent in its individual capacity.

16.9 Successor Agent. Agent may resign as Agent upon 45 days’ notice to the Lenders. If Agent resigns under this Agreement, the Required Lenders shall appoint a successor Agent for the Lenders. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders. In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 45 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

16.10 Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Loan Parties and their Subsidiaries and Affiliates and any other Person (other than the Lender Group) party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Loan Parties or their Affiliates and any other Person (other than the Lender Group) party to any Loan Documents that is subject to confidentiality obligations in favor of Loan Parties or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender not shall be under any obligation to provide such information to them. With respect to the Swing Loans and Agent Advances, Swing Lender shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the sub-agent of the Agent.

16.11 Withholding Taxes.

(a) If any Lender is a “foreign corporation, partnership or trust” within the meaning of the IRC and such Lender claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the IRC, such Lender agrees with and in favor of Agent and Loan Parties, to deliver to Agent and Administrative Borrower:

(i) if such Lender claims an exemption from withholding tax pursuant to its portfolio interest exception, (a) a statement of the Lender, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder (within the meaning of Section 881(c)(3)(B) of the IRC), or (III) a controlled foreign corporation described in Section 881(c)(3)(C) of the IRC, and (B) a properly completed IRS Form W-8BEN, before the first payment of any interest under this Agreement and at any other time reasonably requested by Agent or Administrative Borrower;

(ii) if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed IRS Form W-8BEN before the first payment of any interest under this Agreement and at any other time reasonably requested by Agent or Administrative Borrower;

(iii) if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form W-8ECI before the first payment of any interest is due under this Agreement and at any other time reasonably requested by Agent or Administrative Borrower;

(iv) such other form or forms as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Such Lender agrees promptly to notify Agent and Administrative Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(b) If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form W-8BEN and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Loan Parties to such Lender, such Lender agrees to notify Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of Loan Parties to such Lender. To the extent of such percentage amount, Agent will treat such Lender’s IRS Form W-8BEN as no longer valid.

(c) If any Lender is entitled to a reduction in the applicable withholding tax, Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (a) of this Section are not delivered to Agent, then Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(d) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless for all amounts paid, directly or indirectly, by Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent under this Section, together with all costs and expenses (including attorneys’ fees and expenses). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

(e) All payments made by the Loan Parties hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense, except as required by applicable law other than for Taxes (as defined below). All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction (other than the United States) or by any political subdivision or taxing authority thereof or therein (other than of the United States) with respect to such payments (but excluding, any tax imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein (i) measured by or based on the net income or net profits of a Lender, or (ii) to the extent that such tax results from a change in the circumstances of the Lender, including a change in the residence, place of organization, or principal place of business of the Lender, or a change in the branch or lending office of the Lender participating in the transactions set forth herein) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, each Loan Parties agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any note, including any amount paid pursuant to this Section 16.11(e) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that Loan Parties shall not be required to increase any such amounts payable to Agent or any Lender (i) that is not organized under the laws of the United States, if such Person fails to comply with the other requirements of this Section 16.11, or (ii) if the increase in such amount payable results from Agent’s or such Lender’s own willful misconduct or gross negligence. Loan Parties will furnish to Agent as promptly as possible after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Loan Parties.

16.12 Collateral Matters.

(a) The Lenders hereby irrevocably authorize Agent, at its option and in its sole discretion, to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by the Loan Parties of all Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Administrative Borrower certifies to Agent that the sale or disposition is permitted under Section 7.4 of this Agreement or the other Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Loan Party owned any interest at the time the security interest was granted or at any time thereafter, or (iv) constituting property leased to a Loan Party under a lease that has expired or is terminated in a transaction permitted under this Agreement. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or any substantial portion of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders. Upon request by Agent or Administrative Borrower at any time, the Lenders will confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 16.12; provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Loan Parties in respect of) all interests retained by the Loan Parties, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(b) Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected, or insured or has been encumbered, or that the Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

16.13 Restrictions on Actions by Lenders; Sharing of Payments.

(a) Each of the Lenders agrees that it shall not, without the express consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender to Loan Parties or any deposit accounts of Loan Parties now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral the purpose of which is, or could be, to give such Lender any preference or priority against the other Lenders with respect to the Collateral.

(b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Agreement or the other Loan Documents, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s ratable portion of all such distributions by Agent, such Lender promptly shall (1) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

16.14 Agency for Perfection. Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting the Agent’s Liens in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should any Lender obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver such Collateral to Agent or in accordance with Agent’s instructions.

16.15 Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders shall be made by bank wire transfer or internal transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, or interest of the Obligations.

16.16 Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents relating to the Collateral, for the benefit of the Lender Group. Each member of the Lender Group agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

16.17 Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:

(a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a “Report” and collectively, “Reports”) prepared by Agent, and Agent shall so furnish each Lender with such Reports,

(b) expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Loan Parties and will rely significantly upon the Books, as well as on representations of Loan Parties’ personnel,

(d) agrees to keep all Reports and other material, non-public information regarding Loan Parties and their Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner; it being understood and agreed by the Loan Parties that in any event such Lender may make disclosures (a) to counsel for and other advisors, accountants, and auditors to such Lender, (b) reasonably required by any bona fide potential or actual Assignee or Participant in connection with any contemplated or actual assignment or transfer by such Lender of an interest herein or any participation interest in such Lender’s rights hereunder, (c) of information that has become public by disclosures made by Persons other than such Lender, its Affiliates, assignees, transferees, or Participants, or (d) as required or requested by any court, governmental or administrative agency, pursuant to any subpoena or other legal process, or by any law, statute, regulation, or court order; provided, however, that, unless prohibited by applicable law, statute, regulation, or court order, such Lender shall notify Administrative Borrower of any request by any court, governmental or administrative agency, or pursuant to any subpoena or other legal process for disclosure of any such non-public material information concurrent with, or where practicable, prior to the disclosure thereof, and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Loan Parties, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Loan Parties; and (ii) to pay and protect, and indemnify, defend and hold

Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys’ fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing: (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by the Loan Parties to Agent that has not been contemporaneously provided by the Loan Parties to such Lender, and, upon receipt of such request, Agent shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from the Loan Parties, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Administrative Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Administrative Borrower, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Administrative Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

16.18 Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 16.7, no member of the Lender Group shall have any liability for the acts or any other member of the Lender Group. No Lender shall be responsible to any Loan Party or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

17. GENERAL PROVISIONS.

17.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by the Loan Parties, Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against the Lender Group or Loan Parties, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5 Amendments in Writing. This Agreement only can be amended by a writing in accordance with Section 15.1.

17.6 Counterparts; Telefacsimile Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

17.7 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by any Loan Parties or the transfer to the Lender Group of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys’ fees of the Lender Group related thereto, the liability of Loan Parties automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

17.8 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

17.9 Parent as Agent for Loan Parties. Each Loan Party hereby irrevocably appoints the Parent as the borrowing agent and attorney-in-fact for all Loan Parties (the “Administrative Borrower”), which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Loan Party that such appointment has been revoked and that another Borrower has been appointed Administrative

Borrower. Each Loan Party hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide Agent with all notices with respect to Advances and Letters of Credit obtained for the benefit of any Loan Party and all other notices and instructions under this Agreement and (ii) except as provided in the clause (i) above, to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Advances and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral of Loan Parties in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Loan Parties in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Loan Party as a result hereof. Each Loan Party expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Loan Party is dependent on the continued successful performance of the integrated group. To induce the Lender Group to do so, and in consideration thereof, each Loan Party hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Loan Parties or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral of Loan Parties as herein provided, (b) the Lender Group’s relying on any instructions of the Administrative Borrower, or (c) any other action taken by the Lender Group hereunder or under the other Loan Documents, except that Loan Parties will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 17.9 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.

17.10 No Novation. This Agreement constitutes an amendment and restatement of and supersedes the Amended and Restated Loan Agreement and does not extinguish the obligations for the payment of money outstanding under the Amended and Restated Loan Agreement or discharge or release the Obligations (including the Obligations of any predecessor corporations) under, and as defined in, the Amended and Restated Loan Agreement except as provided herein or the Lien or priority of any mortgage, pledge, security agreement or any other security therefor except as provided herein. Nothing herein contained shall be construed as a substitution or novation of the Obligations outstanding under, and as defined in, the Amended and Restated Loan Agreement or instruments securing the same, which shall remain in full force and effect, except as modified hereby or by instruments or documents executed concurrently herewith. Nothing expressed or implied in this Agreement shall be construed as a release or other discharge of any Loan Party under the Amended and Restated Loan Agreement from any of its obligations and liabilities as a “Borrower” or “Guarantor” thereunder except as provided herein. Each Loan Party hereby (i) confirms and agrees that each Loan Document to which it is a party is, and shall continue to be, in full force and effect, as modified by this Agreement and instruments or documents executed concurrently herewith, and is hereby ratified and confirmed in all respects except that on and after the Restatement Effective Date all references in any such Loan Document to “the Loan Agreement,” “thereto,” “thereof,” “thereunder” or words of like import referring to the Original Loan Agreement or the Amended and Restated Loan Agreement shall mean the Original Loan Agreement or the Amended and Restated Loan Agreement, as applicable, as amended and restated and superseded by this

Agreement and (ii) confirms and agrees that to the extent that any such Loan Document purports to assign or pledge to the Agent a security interest in or Lien on, any collateral as security for the obligations of the Loan Parties from time to time existing in respect of the Original Loan Agreement, the Amended and Restated Loan Agreement and the Loan Documents, such pledge, assignment and/or grant of the security interest or lien is hereby ratified and confirmed in all respects, as amended hereby or thereby.

17.11 Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act. In addition, if Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties and (b) OFAC/PEP searches and customary individual background checks for the Loan Parties’ senior management and key principals, and each Loan Party agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute Lender Group Expenses hereunder and be for the account of Borrowers.

17.12 Joinder of Additional Loan Parties. By its execution of this Agreement, each Additional Borrower hereby (i) grants to the Agent, as of the Restatement Effective Date, for the benefit of the Lender Group, a continuing security interest in all of its right, title, and interest in all currently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all of the Obligations in accordance with the terms and conditions of this Agreement and the other Loan Documents and in order to secure prompt performance by such Additional Borrower of its covenants and duties under this Agreement and the other Loan Documents, which Lien in and to the Collateral shall attach to all Collateral without further action on the part of the Agent or the Additional Borrower, (ii) agrees that from and after the Restatement Effective Date it shall be a Borrower under the Loan Agreement, the Contribution Agreement and the Fee Letter, in each case as if it were a signatory thereto and shall be bound by all of the provisions thereof, and (iii) agrees that it shall comply with and be subject to all the terms, conditions, covenants, agreements and obligations set forth herein and in the Contribution Agreement, the Fee Letter and the other Loan Documents. Each Additional Borrower hereby agrees that each reference to a “Borrower” or the “Borrowers” in the Loan Agreement and the other Loan Documents shall include such Additional Borrower. Each Additional Borrower acknowledges that it has received a copy of the other Loan Documents and that it has read and understands the terms thereof.

18. GUARANTY

18.1 Guaranty; Limitation of Liability. Each of the Guarantors hereby, unconditionally and irrevocably, guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrowers now or hereafter existing under any Loan Document, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to bankruptcy, insolvency or reorganization of any Borrower), fees, expenses or otherwise (such obligations, to the extent not paid by the Borrowers, being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Agent and the Lenders in enforcing any rights under the guaranty set forth in this Section 18. Without limiting the generality of the foregoing, the Guarantors’ liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrowers to the Agent and the Lenders under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Borrower.

18.2 Guaranty Absolute. Each of the Guarantors guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or the Lenders with respect thereto. The obligations of the Guarantors under this Section 18 are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against any Guarantor to enforce such obligations, irrespective of whether any action is brought against the Borrowers or whether the Borrowers are joined in any such action or actions. The liability of the Guarantors under this Section 18 shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrowers or otherwise;

(c) any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d) any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Borrower; or

(e) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agent or the Lenders that might otherwise constitute a defense available to, or a discharge of, any Guarantor, any Borrower or any other guarantor or surety.

This Section 18 shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by a Lender or any other Person upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, all as though such payment had not been made.

18.3. Waiver. Each Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Section 18 and any requirement that the Agent or the Lenders exhaust any right or take any action against the Borrowers or any other Person or any collateral. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 18.3 is knowingly made in contemplation of such benefits. Each Guarantor hereby waives any right to revoke this Section 18, and acknowledges that this Section 18 is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

18.4. Continuing Guaranty; Assignments. This Section 18 is a continuing guaranty and shall (a) remain in full force and effect until the later of (i) the cash payment in full of the Guaranteed Obligations (other than indemnification obligations as to which no claim has been made) and all other amounts payable under this Section 18 and (ii) the Maturity Date, (b) be binding upon the Guarantors, and their successors and assigns and (c) inure to the benefit of and be enforceable by the Agent and the Lenders and their successors, pledgees, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments and the Advances owing to it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted such Lender herein or otherwise, in each case as provided in Section 14.1.

18.5. Subrogation. None of the Guarantors will exercise any rights that they may now or hereafter acquire against any Borrower or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Guarantors’ obligations under this Section 18, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agent and the Lenders against any Loan Party or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Loan Party, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Section 18 shall have been paid in full in cash and the Maturity Date shall have occurred. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Section 18 and the Maturity Date, such amount shall be held in trust for the benefit of the Agent and the Lenders and shall forthwith be paid to the Agent and the Lenders to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Section 18, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Section 18 thereafter arising. If (i) any Guarantor shall make payment to the Agent and the Lenders of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Section 18 shall be paid in full in cash and (iii) the Maturity Date shall have occurred, the Agent and the Lenders will, at the Guarantors’ request and expense, execute and deliver to the Guarantors appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to any Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

Borrowers:

LSB INDUSTRIES, INC.,
an Delaware corporation

By:	/s/ Tony M. Shelby
Name: Tony M. Shelby
Title: Executive Vice President

CONSOLIDATED INDUSTRIES L.L.C., an Oklahoma limited liability company

By:	/s/ Tony M. Shelby
Name: Tony M. Shelby
Title: Executive Vice President

CHEROKEE NITROGEN L.L.C., an Oklahoma limited liability company

By:	/s/ Tony M. Shelby
Name: Tony M. Shelby
Title: Executive Vice President

CLIMATE MASTER, INC., a Delaware corporation

By:	/s/ Tony M. Shelby
Name: Tony M. Shelby
Title: Executive Vice President

LSB – Second Amended and Restated

Loan and Security Agreement

CLIMATECRAFT, INC.,
an Oklahoma corporation

By:	/s/ Tony M. Shelby
Name: Tony M. Shelby
Title: Executive Vice President

CLIMACOOL, CORP.,
an Oklahoma corporation

By:	/s/ Tony M. Shelby

Name: Tony M. Shelby
Title: Executive Vice President

INTERNATIONAL ENVIRONMENTAL CORPORATION, an Oklahoma corporation

By:	/s/ Tony M. Shelby
Name: Tony M. Shelby
Title: Executive Vice President

THERMACLIME TECHNOLOGIES, INC.,
an Oklahoma corporation

By:	/s/ Tony M. Shelby
Name: Tony M. Shelby
Title: Executive Vice President

KOAX CORP., an Oklahoma corporation

By:	/s/ Tony M. Shelby
Name: Tony M. Shelby
Title: Executive Vice President

LSB – Second Amended and Restated

Loan and Security Agreement

LSB CHEMICAL L.L.C.,
an Oklahoma limited liability company

By:	/s/ Tony M. Shelby
Name: Tony M. Shelby
Title: Executive Vice President

EL DORADO CHEMICAL COMPANY,
an Oklahoma corporation

By:	/s/ Tony M. Shelby
Name: Tony M. Shelby
Title: Executive Vice President

CHEMEX I CORP., an Oklahoma corporation

By:	/s/ Tony M. Shelby
Name: Tony M. Shelby
Title: Executive Vice President

TRISON CONSTRUCTION, INC.,
an Oklahoma corporation

By:	/s/ Tony M. Shelby
Name: Tony M. Shelby
Title: Executive Vice President

CLIMATECRAFT TECHNOLOGIES, INC., an Oklahoma corporation

By:	/s/ Tony M. Shelby
Name: Tony M. Shelby
Title: Executive Vice President

LSB – Second Amended and Restated

Loan and Security Agreement

SUMMIT MACHINE TOOL MANUFACTURING L.L.C.,
an Oklahoma limited liability company

By:	/s/ Tony M. Shelby
Name: Tony M. Shelby
Title: Executive Vice President

LSB-EUROPA LIMITED, an Oklahoma corporation

By:	/s/ Tony M. Shelby
Name: Tony M. Shelby
Title: Executive Vice President

CHEROKEE NITROGEN HOLDINGS, INC.,
an Oklahoma corporation

By:	/s/ Tony M. Shelby
Name: Tony M. Shelby
Title: Executive Vice President

PRYOR CHEMICAL COMPANY, an Oklahoma corporation

By:	/s/ Tony M. Shelby
Name: Tony M. Shelby
Title: Executive Vice President

CHEMICAL PROPERTIES L.L.C.,
an Oklahoma limited liability company

By:	/s/ Tony M. Shelby
Name: Tony M. Shelby
Title: Executive Vice President

LSB – Second Amended and Restated

Loan and Security Agreement

CHEMICAL TRANSPORT L.L.C.,
an Oklahoma limited liability company

By:	/s/ Tony M. Shelby
Name: Tony M. Shelby
Title: Executive Vice President

THE CLIMATE CONTROL GROUP, INC.,
an Oklahoma corporation

By:	/s/ Tony M. Shelby
Name: Tony M. Shelby
Title: Executive Vice President

CEPOLK HOLDINGS INC., an Oklahoma corporation

By:	/s/ Tony M. Shelby
Name: Tony M. Shelby
Title: Executive Vice President

EL DORADO NITRIC L.L.C.,
an Oklahoma limited liability company

By:	/s/ Tony M. Shelby
Name: Tony M. Shelby
Title: Executive Vice President

LSB CAPITAL L.L.C., an Oklahoma limited liability company

By:	/s/ Tony M. Shelby
Name: Tony M. Shelby
Title: Executive Vice President

LSB – Second Amended and Restated

Loan and Security Agreement

EL DORADO AMMONIA L.L.C.,
an Oklahoma limited liability company

By:	/s/ Tony M. Shelby
Name: Tony M. Shelby
Title: Executive Vice President

EDC AG PRODUCTS COMPANY L.L.C.,
an Oklahoma limited liability company

By:	/s/ Tony M. Shelby
Name: Tony M. Shelby
Title: Executive Vice President

EL DORADO ACID II, L.L.C., an Oklahoma limited liability company

By:	/s/ Tony M. Shelby
Name: Tony M. Shelby
Title: Executive Vice President

EL DORADO ACID, L.L.C.,
an Oklahoma limited liability company

By:	/s/ Tony M. Shelby
Name: Tony M. Shelby
Title: Executive Vice President

EL DORADO NITROGEN, L.P. a Texas limited partnership

By:	/s/ Tony M. Shelby
Name: Tony M. Shelby
Title: Executive Vice President

LSB – Second Amended and Restated

Loan and Security Agreement

XPEDIAIR, INC.
an Oklahoma corporation

By:	/s/ Tony M. Shelby
Name: Tony M. Shelby
Title: Executive Vice President

LSB – Second Amended and Restated

Loan and Security Agreement

Agent and Lenders:

WELLS FARGO CAPITAL FINANCE, LLC,
as Agent

By:	/s/ Matt Mouledous
Name: Matt Mouledous
Title: VP

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Matt Mouledous
Name: Matt Mouledous
Title: VP

LSB – Second Amended and Restated

Loan and Security Agreement

-ii-

-iii-

-iv-

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	(not applicable)
Exhibit C-1	Form of Compliance Certificate
Exhibit L-1	Form of LIBOR Notice
Schedule A-1	Excluded Accounts
Schedule C-1	Commitments
Schedule E-1	Eligible Inventory Locations
Schedule P-1	Permitted Liens
Schedule 2.7(a)	Cash Management Banks
Schedule 2.7(b)	Wire Instructions
Schedule 3.2	Collateral Access Locations
Schedule 5.5	Locations of Inventory and Equipment
Schedule 5.7	Chief Executive Office; FEIN
Schedule 5.8(b)	Capitalization of Loan Parties
Schedule 5.8(c)	Capitalization of Loan Parties’ Subsidiaries
Schedule 5.10	Litigation
Schedule 5.14	Environmental Matters
Schedule 5.16	Intellectual Property
Schedule 5.18	Demand Deposit Accounts
Schedule 5.20	Permitted Indebtedness
Schedule 7.13	Other Permitted Investments
Schedule 7.14	Transactions with Affiliates

Schedule C-1

Commitments

Lender	Revolver Commitment	Total Commitment
Wells Fargo Bank, National Association	$100,000,000	$100,000,000
All Lenders	$100,000,000	$100,000,000

EXHIBIT A-1

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (“Assignment Agreement”) is entered into as of                      between              (“Assignor”) and              (“Assignee”). Reference is made to the Agreement described in Item 2 of Annex I annexed hereto (the “Loan Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Loan Agreement.

In accordance with the terms and conditions of Section 14 of the Loan Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor’s rights and obligations under the Loan Documents as of the date hereof with respect to the Obligations owing to the Assignor, and Assignor’s portion of the Total Commitments and the Revolver Commitments, all as specified in Item 4.b and Item 4.c of Annex I. After giving effect to such sale and assignments, the Assignee’s portion of the Total Commitments and Revolver Commitments will be as set forth in Item 4.b of Annex I. After giving effect to such sale and assignment the Assignor’s amount and portion of the Total Commitments and Revolver Commitments will be as set forth in Item 4.d and Item 4.e of Annex I.

The Assignor (a) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or any of its Subsidiaries or the performance or observance by any Borrower or any of its Subsidiaries of any of their respective obligations under the Loan Documents or any other instrument or document furnished pursuant thereto.

The Assignee (a) confirms that it has received copies of the Loan Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (b) agrees that it will, independently and without reliance, as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (c) confirms that it is eligible as an assignee under the terms of the Loan Agreement; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender [and (f) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Loan Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty.]

Following the execution of this Assignment Agreement by the Assignor and Assignee, it will be delivered by the Assignor to the Agent for recording by the Agent. The effective date of this Assignment (the “Settlement Date”) shall be the later of (a) the date of the execution hereof by the Assignor and the Assignee, the payment by Assignor or Assignee to Agent for Agent’s sole and separate account a processing fee in the amount of $5,000, and the receipt of any required consent of the Agent, and (b) the date specified in item 5 of Annex I.

Upon recording by the Agent, as of the Settlement Date (a) the Assignee shall be a party to the Loan Agreement and, to the extent of the interest assigned pursuant to this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights and be released from its obligations under the Loan Agreement and the other Loan Documents.

Upon recording by the Agent, from and after the Settlement Date, the Agent shall make all payments under the Loan Agreement and the other Loan Documents in respect of the interest assigned hereby (including, without limitation, all payments or principal, interest and commitment fees (if applicable) with respect thereto) to the Assignee. Upon the Settlement Date, the Assignee shall pay to the Assignor the Assigned Share (as set forth in Item 4.b of Annex I) of the principal amount of any outstanding loans under the Loan Agreement and the other Loan Documents. The Assignor and Assignee shall make all appropriate adjustments in payments under the Loan Agreement and the other Loan Documents for periods prior to the Settlement Date directly between themselves on the Settlement Date.

THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Remainder of page left intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement and Annex I hereto to be executed by their respective officers thereunto duly authorized, as of the first date above written.

[NAME OF ASSIGNOR]
as Assignor

By

Title:

[NAME OF ASSIGNEE]
as Assignee

By:

Title:

ACCEPTED THIS                      DAY OF

WELLS FARGO CAPITAL FINANCE, LLC,

AS AGENT

By:

Title:

ANNEX FOR ASSIGNMENT AND ACCEPTANCE

ANNEX I

1.	Borrowers: LSB Industries, Inc., a Delaware corporation (the “Parent”), and each Subsidiary of the Parent party thereto as a borrower to the below referenced Loan Agreement.

2.	Name and Date of Loan Agreement: Second Amended and Restated Loan and Security Agreement, dated as of December 31, 2013, among the Parent and certain subsidiaries of the Parent party thereto as Borrowers, the lenders signatory thereto as the Lenders, and Wells Fargo Capital Finance, LLC, as the arranger and administrative agent for the Lenders.

3.	Date of Assignment Agreement:

4.	Amounts:

	a.	Assignor’s Total Commitment		$

		i.	Assignor’s Revolver Commitment	$

	b.	Assigned Share of Total Commitment		%

		i.	Assigned Share of Revolver Commitment	%

	c.	Assigned Amount of Total Commitment		$

		i.	Assigned Amount of Revolver Credit
			Commitment	$

	d.	Resulting Amount of Assignor’s Total Commitment after giving effect to the sale and Assignment to Assignee		$

		i.	Resulting Amount of Assignor’s Revolver Commitment
$

	e.	Assignor’s Resulting Share of Total Commitment after
		giving effect to the Assignment to Assignee		%

		i.	Assignor’s Resulting Share of Revolving Credit
			Commitment	%

5.	Settlement Date:

6.	Notice and Payment Instructions, etc.

Assignee:	Assignor:

By:	By:

	Title:	Title:

7.	Agreed and Accepted:

	[ASSIGNOR]	[ASSIGNEE]

	By:	By:

Title:	Title:

Accepted:
WELLS FARGO CAPITAL FINANCE, LLC, as Agent

By:
Title:

EXHIBIT C-1

(Form of Compliance Certificate)

[on Borrowers’ letterhead]

To:	Wells Fargo Capital Finance, LLC, as Agent

under the below-referenced Loan Agreement

2450 Colorado Avenue, Suite 3000 West

Santa Monica, California 90404

Attn: Business Finance Division Manager

Re:	Compliance Certificate dated

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Loan and Security Agreement, dated as of December 31, 2013 (the “Loan Agreement”) among LSB Industries, Inc., a Delaware corporation (“Parent”), certain of Parent’s subsidiaries identified on the signature pages thereof as Borrowers (Parent and such subsidiaries are collectively, jointly and severally, the “Borrowers”), the lenders signatory thereto (the “Lenders”), and Wells Fargo Capital Finance, LLC, a California limited liability company, as the arranger and administrative agent for the Lenders (“Agent”). Capitalized terms used in this Compliance Certificate have the meanings set forth in the Loan Agreement unless specifically defined herein.

Pursuant to Section 6.3 of the Loan Agreement, the undersigned officer of the Parent hereby certifies that:

1. The financial information of Parent and its Subsidiaries furnished in Schedule 1 attached hereto, has been prepared in accordance with GAAP (except for year-end adjustments and the lack of footnotes, in the case of financial statements delivered under Section 6.3(a) of the Loan Agreement) and fairly presents the financial condition of Parent and its Subsidiaries.

2. Such officer has reviewed the terms of the Loan Agreement and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and condition of the Loan Parties during the accounting period covered by the financial statements delivered pursuant to Section 6.3 of the Loan Agreement.

3. Such review has not disclosed the existence on and as of the date hereof, and the undersigned does not have knowledge of the existence as of the date hereof, of any event or condition that constitutes a Default or Event of Default, except for such conditions or events listed on Schedule 2 attached hereto, specifying the nature and period of existence thereof and what action Borrowers have taken, are taking, or propose to take with respect thereto.

4. Borrowers are in timely compliance with all representations, warranties, and covenants set forth in the Loan Agreement and the other Loan Documents, except as set forth on Schedule 2 attached hereto. Without limiting the generality of the foregoing, Loan Parties are in compliance with the covenants contained in Section 7.20 of the Loan Agreement as demonstrated on Schedule 3 hereof.

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this              day of             ,             .

LSB INDUSTRIES, INC., a Delaware corporation, as Administrative Borrower

By:

Name:
Title:

SCHEDULE 3

1.	Fixed Charge Coverage Ratio. [If Applicable]

(a) The Fixed Charge Coverage Ratio of Parent and its Subsidiaries, for the fiscal year ending , is calculated as follows

	(i)	EBITDA of Parent and its Subsidiaries for the 12 month period then ended:	$

	(ii)	Principal Indebtedness of Parent and its Subsidiaries scheduled to be paid or prepaid during such period:	$

	(iii)	Gross interest expense of Parent and its Subsidiaries for such period:	$

	(iv)	Interest income of Parent and its Subsidiaries for such period:	$

	(v)	Non-cash accretion expense of Parent and its Subsidiaries for such period:	$

	(vi)	Non-cash amortization of debt origination cost of Parent and its Subsidiaries for such period:	$

	(vii)	Capitalized Lease Obligations of Parent and its Subsidiaries having a scheduled due date during such period:	$

Item (i) divided by the sum of

Item (ii) plus Item (vii) plus the result of Item (iii) minus the sum of Item (iv) plus Item (v) plus Item (vi)

(= Fixed Charge Coverage Ratio)	:

(b) The Fixed Charge Coverage Ratio set forth above [is/is not] greater than or equal to the amount set forth in Section 7.20(a) of the Loan Agreement for the corresponding period.

EXHIBIT L-1

FORM OF LIBOR NOTICE

Wells Fargo Capital Finance, LLC, as Agent

under the below referenced Loan Agreement

2450 Colorado Place

Suite 3000 West

Santa Monica, California 90404

Attention: Business Finance Division Manager

Ladies and Gentlemen:

Reference hereby is made to that certain Second Amended and Restated Loan and Security Agreement, dated as of December 31, 2013 (the “Loan Agreement”), among LSB Industries, Inc., a Delaware corporation (“Administrative Borrower” or “Parent”), certain of Parent’s subsidiaries identified on the signature pages thereof as Borrowers (such subsidiaries, together with the Administrative Borrower, are collectively, jointly and severally, the “Borrowers”), the lenders signatory thereto (the “Lenders”), and Wells Fargo Capital Finance, LLC, a California limited liability company, as the arranger and administrative agent for the Lenders (“Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement.

This LIBOR Notice represents the Borrowers’ request to elect the LIBOR Option with respect to outstanding Advances in the amount of $             (the “LIBOR Rate Component”)[, and is a written confirmation of the telephonic notice of such election given to Agent].

Such LIBOR Rate Component will have an Interest Period of [1, 2, or 3] month(s) commencing on             .

This LIBOR Notice further confirms the Borrowers’ acceptance, for purposes of determining the rate of interest based on the LIBOR Rate under the Loan Agreement, of the LIBOR Rate as determined pursuant to the Loan Agreement.

Administrative Borrower, on behalf of itself and the other Borrowers, represents and warrants that (i) as of the date hereof, each representation or warranty contained in or pursuant to any Loan Document, any agreement, instrument, certificate, document or other writing furnished at any time under or in connection with any Loan Document, and as of the effective date of any advance, continuation or conversion requested above is true and correct in all material respects (except to the extent any representation or warranty expressly related to an earlier date), (ii) each of the covenants and agreements contained in any Loan Document have been performed (to the extent required to be performed on or before the date hereof or each such effective date), and (iii) no Default or Event of Default has occurred and is continuing on the date hereof, nor will any thereof occur after giving effect to the request above.

Dated:
LSB INDUSTRIES, INC., a Delaware corporation, as Administrative Borrower

By
Name:
Title:

Acknowledged by:

WELLS FARGO CAPITAL FINANCE, LLC,

as Agent

By:
Name:
Title:

SECOND AMENDED AND RESTATED

SCHEDULE E-1

ELIGIBLE INVENTORY LOCATIONS

Loan Party	Inventory Locations
Cepolk Holdings, Inc.	N/A
Chemex I Corp.	N/A
Chemical Properties L.L.C.	N/A
Chemical Transport L.L.C.	N/A
Cherokee Nitrogen L.L.C. (f/k/a Cherokee Nitrogen Company)	1080 Industrial Drive Cherokee, AL 35616
Cherokee Nitrogen Holdings, Inc.	N/A
ClimaCool Corp.	15 South Virginia Avenue Oklahoma City, OK 73106
Climate Master, Inc.	7300 SW 44th Street Oklahoma City, OK 73179
4000 NW 39th Street Oklahoma City, OK 73112
4700 West Point Boulevard Oklahoma City, OK 73179
ClimateCraft, Inc.	1431 NW 3rd Street Oklahoma City, OK 73107
ClimateCraft Technologies, Inc.	N/A
Consolidated Industries L.L.C. (f/k/a Consolidated Industries Corp.)	N/A
EDC Ag Products Company L.L.C.	N/A
El Dorado Acid, L.L.C.	N/A
El Dorado Acid II, L.L.C.	N/A
El Dorado Ammonia L.L.C.	N/A
El Dorado Chemical Company	601 Dyer Street Newbern, TN 38059
15820 FM 128 Cooper, TX 75432
500 East Temple Terrell, TX 75160
6540 Highway 82 East Annona , TX 75550
1102 South Bond Street, Whitewright, TX 75491
100 North Seventh Street Corsicana, TX 75110
900 South Hill Itasca, TX 76055

Loan Party	Inventory Locations
El Dorado Chemical Company	10503 CR 490 Tyler, TX 75706
6232 Hwy 21 West Bryan, TX 75803
204 Fulton Street Pittsburg, TX 75686
300 East O’Neal Street Dublin, TX 76446
3560 FM 753 Athens, TX 75751
US Hwy 79 & Loop 208 Marquez, TX 77865
100 East Tatom Street Trinity, TX 75862
600 East 10th Street Lamar, MO 64759
1801 West Austin Street Giddings, TX 78942
Corner of Lewis & Bridge St. Elkhart, TX 75839
4500 North West Avenue El Dorado, AR 71730
El Dorado Nitric L.L.C. (f/k/a El Dorado Nitric Company)	N/A
El Dorado Nitrogen, L.P.*	8490 West Bay Road Baytown, Texas 77520
International Environmental Corporation	5000 I-40 West Oklahoma City, OK 73128
4931 SW 7th Street Oklahoma City, OK 73128
4929 SW 7th Street Oklahoma City, OK 73128
4927 SW 7th Street Oklahoma City, OK 73128
4919 SW 7th Street Oklahoma City, OK 73128
Koax Corp.	510 North Indiana Oklahoma City, OK 73106
LSB Capital L.L.C.	N/A
LSB Chemical L.L.C. (f/k/a LSB Chemical Corp.)	N/A
LSB Industries, Inc.	N/A
LSB-Europa Limited	N/A
Pryor Chemical Company	4463 Hunt Street Pryor, OK 74362

Loan Party	Inventory Locations
Summit Machine Tool Manufacturing L.L.C.	518 North Indiana Avenue Oklahoma City, OK 73106
1601 NW 4th Street Oklahoma City, OK 73106
The Climate Control Group, Inc.	N/A
ThermaClime Technologies, Inc.	5000 I-40 West Oklahoma City, OK 73128
Trison Construction, Inc.	N/A
XpediAir, Inc.	N/A

*	Collateral Access Agreement not provided.

SECOND AMENDED AND RESTATED

SCHEDULE P-1

PERMITTED LIENS

Loan Party	Description of Secured Indebtedness
Chemical Properties L.L.C.

Secured Party: Cross First Bank

Collateral: All of the personal property, equipment or inventory relating to Grantor’s 600 ton per day urea plant, wherever located, including, but not specifically limited to, the personal property, equipment or inventory described on Exhibit “A” hereto, whether classified as equipment, inventory, accounts, contract rights, leases or general intangibles including all modifications, additions, replacements or substitutions thereto, together with all accessories, accessions, rebates and attachments, in whole or in part, any related software (embedded or otherwise), all general intangibles, leases, accounts, contract rights, or any other property or rights relating thereto or arising therefrom. The components of such plant are currently in storage at Circle C Corporation in Palestine, Texas and Maxim Crane, Inc. in Houston, Texas, and will be moved to 4500 N West Avenue in El Dorado Arkansas; whether any of the foregoing is owned now or acquired later; all ac cessions, additions, replacements and substitutions relating to any of the foregoing; all records of any kind relating to any of the foregoing; all proceeds relating to any of the foregoing (including insurance, general intangibles and accounts proceeds).

Loan Party	Description of Secured Indebtedness
Climate Master, Inc. (“CLM,”) as bailee (operating lease)	Secured Party: Prime Financial L.L.C. Collateral: One (1) Chiyoda SP-25ST 3 Axis Tube Bender with RH rotation, including all standard equipment and 5/8”, 3/4” and 7/8” OD and mandrels
CLM (operating lease)	Secured Party: Prime Financial L.L.C. Collateral: Trumpf L3040 Laser Cutting Machine System purchased from Icon Machine Tool, Inc., S/N A0235A0061, and all accessories and attachments thereto.
CLM, as lessee (operating lease)	Secured Party: Prime Financial L.L.C., as lessor Collateral: One (1) Trumpf TruLaser 3530 Laser Cutting Machine, Serial #AX035A0061
CLM, as lessee (operating lease)	Secured Party: Prime Financial L.L.C., as lessor Collateral: 1 each five stage Power Spray Stainless Washer (installed) in accordance with quote 3703-0107R3 from Industrial Finishing Systems.

Loan Party	Description of Secured Indebtedness
CLM, as lessee (operating lease)	Secured Party: Prime Financial L.L.C., as lessor Collateral: Ingersoll-Rand oil-free Nirvana compressor system consisting of various components; S/N IRN75H-OF.
CLM, as lessee (operating lease)	Secured Party: Prime Financial L.L.C., as lessor Collateral: Gamma G333PC Wire Processing System per quote 06-0150-2743-0135C; S/N 1-528324-1 and all accessories and attachments thereto.
CLM, as lessee (operating lease)

Secured Party: Prime Financial L.L.C., as lessor

Collateral: One (1) Amada Vipros 368 King, Turret Punch Press, S/N 36840024, with New London Slug Conveyor, One (1) Amada LUL510 loading device, S/N 00510090, Amada SR510 .30 unloading device, S/N 2218, Sun Classic Workstation with Line Control Software, S/N FW900085, AP100 Punch Upgrade, AP100 Punch Add. Seat Upgrade, complete with all attachments now or hereafter acquired.

CLM (operating lease)	Secured Party: Prime Financial L.L.C. Collateral: Amada press brake, model HFB 1003/8, S/N HFB010030 R981151, w/ ISB light curtain
CLM, as lessee (operating lease)	Secured Party: Prime Financial L.L.C., as lessor Collateral: One (1) Raidzone GangSTOTR Systems RC8-2-R2000 (2x8 disk rack mount systems and all accessories and attachments thereto.
CLM, as lessee (operating lease)	Secured Party: Prime Financial L.L.C., as lessor Collateral: Nine (9) OptiGun-2AX Automatic Guns, Nine (9) OptiTronicPlus Control Units and associated accessories.
CLM, as lessee (operating lease)	Secured Party: Prime Financial L.L.C., as lessor Collateral: Six (6) sets of ECI line equipment (Procix) and associated accessories.
CLM, as lessee (operating lease)	Secured Party: Prime Financial L.L.C., as lessor Collateral: One (1) Amada 386 King, Vipros 30 ton CNC Turret Punch, S/N 36820017 and associated accessories.
CLM, as lessee (operating lease)	Secured Party: Prime Financial L.L.C., as lessor Collateral: One (1) Amada CNC Blanking Shear, S/N 101000056 and associated accessories.
CLM, as lessee (operating lease)	Secured Party: Prime Financial L.L.C., as lessor Collateral: One(1) Trumpf Laser 3040 Plus and associated accessories
CLM, as lessee (operating lease)	Secured Party: Prime Financial L.L.C., as lessor Collateral: One(1) Trumpf Laser 3040 Plus and associated accessories
CLM, as lessee (operating lease)	Secured Party: Prime Financial L.L.C., as lessor Collateral: One (1) single Tube Cutoff Line (STCOS) and all accessories and attachments thereto (Burr Oak Copper Cut).

Loan Party	Description of Secured Indebtedness
CLM (operating lease)	Secured Party: Prime Financial L.L.C. Collateral: One 1996 Amada FCXB-III-8025 CNC Press Brake
CLM (operating lease)	Secured Party: Prime Financial L.L.C. Collateral: IPCS Equipment and accessories
CLM (operating lease)	Secured Party: Prime Financial L.L.C. Collateral: Used 1995 FBD-125 Amada Press Brake, S/N 12530058
CLM (operating lease)	Secured Party: Prime Financial L.L.C. Collateral: 88 ton Amada HFB, S/N R091-18; 88 ton Amada HFB, S/N R970432; 138 ton Amada FBD, S/N 12530263
CLM, as lessee (operating lease)

Secured Party: Prime Financial L.L.C.

Collateral: One (1) Amada Punching Cell; two (2) each EMK3610NT, Turret Punch Press; two (2) each AS651H *US auto storage); two (2) each ASPR300III (LKI Kaldman part remover; punch tooling package; two (2) each transformers; two (2) each guide assemblies; two (2) each scrap conveyors; software package; six (6) each Amada press brakes FBD1253NT; 90 each one touch holders (15 per brake); six (6) each ISB light curtains; bending tooling package; two (2) each DR ABE bend w/ PC promotion w/ NT brake package

Loan Party	Description of Secured Indebtedness
ClimateCraft, Inc. (“CLC”) (operating lease)	Secured Party: Prime Financial L.L.C. Collateral: Trumpf NC Punching Machine
CLC (operating lease)	Secured Party: Prime Financial L.L.C. Collateral: 1999 Amada HFB1254 Promecam CNC Press Brake w/ Controls
CLC (operating lease)	Secured Party: Prime Financial L.L.C. Collateral: Two (2) model 625014 Accushears w/ 48” extended travel and CNC front gauging 12’x6’x6’; S/N 5110 and 5111
CLC (operating lease)	Secured Party: Prime Financial L.L.C. Collateral: Trumpf model TC2020 Punch Machine, S/N A0030A0239 with tooling
CLC (operating lease)	Secured Party: Prime Financial L.L.C. Collateral: Amada CNC Hydraulic Press Brake model HFB220/440, SN H980519
CLC (operating lease)

Secured Party: Toyota Motor Credit Corporation

Collateral: New Toyota forklift, model #7BNCU20, serial #7BNCU20-50716; new Hawker battery, model #18-125F-17, serial #PL112080082; new Hawker charger, model #PH3R-18-1050B, serial #GK45130

Loan Party	Description of Secured Indebtedness
CLC (operating lease)

Secured Party: Toyota Motor Credit Corporation

Collateral: New Toyota forklift, model #7FGCU45, serial #70577; Rightline sideshifting fork positioner, model #E15C1168-23, serial #090169; new Rightline 72” forks, model PRE3-2672, no serial #

CLC (operating lease)

Secured Party: Toyota Motor Credit Corporation

Collateral: New Toyota forklift, model #7FGCUU55, serial #7FGCU70-70262; new Toyota forklift, model #8FGCU25, serial #24607; new Toyota forklift, model #8FGCU25, serial #24611; new Toyota forklift, model #8FGCU25, serial #24612; new Rightline sideshifting fork positioner, model #E15C1168-23, serial #090168; new Rightline 60” forks, model #PRE4-25660, no serial #

Loan Party	Description of Secured Indebtedness
El Dorado Chemical Company (“EDC”)	Secured Party: Air Liquide Industrial US LP Collateral: Gas generating plant, located at debtor’s El Dorado, AR facility
EDC

Secured Party: Bank of America NA

Collateral: Security interest in (1) all present and future accounts receivable and other payment obligations due from Orica International Pte Ltd to Debtor arising out of the provision of goods or services by Secured Party pursuant to an SCF Supplier Receivables Purchase Agreement (as the same may be amended or restated from time to time), including (a) all obligations to pay associated with the provision of such goods or services and (b) the right to receive all taxes, shipping, interest, penalties and other charges attributable to such payment obligations and (2) all proceeds of the foregoing; provided however, in no event shall Secured Party collateral include proceeds arising from the purchase of such accounts receivables by Secured Party.

Loan Party	Description of Secured Indebtedness
El Dorado Nitrogen, L.P. (operating lease)

Secured Party: Toyota Motor Credit Corporation

Collateral: New 2013 Toyota 8FDU25, 31877, integral F/P-side shifter, 42” forks, backup alarm, 189-FSV-MAST, 4-way valve -hosing, strobe/flashing lights, solid pneumatic tires, fire extinguisher, pre-cleaner

Loan Party	Description of Secured Indebtedness
International Environmental Corporation (“IEC”) (operating lease)	Secured Party: Prime Financial L.L.C. Collateral: Bolina Cut-to-Length; 2 Optiflex 110/08 Pullmax CNC Press Brakes; Trumpf laser cutting machine
IEC (operating lease)	Secured Party: Prime Financial L.L.C. Collateral: Amada Turret Press Dies & accessories
IEC (operating lease)	Secured Party: Prime Financial L.L.C. Collateral: Two Trumpf Laser Cutting Machines
IEC (operating lease)	Secured Party: Prime Financial L.L.C. Collateral: One (1) T-Drill SP-55 tube end spinner, 440V, S/N 97032
IEC (operating lease)	Secured Party: Prime Financial L.L.C. Collateral: High Takt assembly line (spur line south bldg)
IEC (operating lease)	Secured Party: Prime Financial L.L.C. Collateral: Trumpf Laser 3040 Plus, 4000 watt resonator
IEC (operating lease)	Secured Party: Prime Financial L.L.C. Collateral: Security system
IEC (operating lease)

Secured Party: Prime Financial L.L.C.

Collateral: One (1) Amada punching cell, model #EMK3610NT, turret punch press, AS651H (US auto storage), ASPR300III (LKI Kaldman part remover & AS), scrap conveyor, Amada software package, transformer & guide assembly package

IEC (operating lease)	Secured Party: Toyota Motor Credit Corporation Collateral: New Toyota forklift, model #7FGU35, serial #7FGKU40-70413
IEC (operating lease)	Secured Party: Toyota Motor Credit Corporation Collateral: New Toyota order picker, model #7BPUE15, serial #80941
IEC (operating lease)

Secured Party: Toyota Motor Credit Corporation

Collateral: New Toyota forklift, model #CBT4, serial #11325; new Hawker battery, model #24-60F-9, serial #PL101090051; new Hawker charger, model #PH1R-24-550, serial #HA47534

IEC (operating lease)

Secured Party: Toyota Motor Credit Corporation

Collateral: New Toyota forklift, model #8FGCSU20, serial #13992; new Toyota forklift, model #8FGCSU20, serial #13976; new Toyota forklift, model #4FGCSU20, serial #13979; new Toyota forklift, model #8FGU20, serial #8FGU25-18662; new Toyota tugger, model #8TB50, serial #36463; new Hawker battery, model #12-85F-13, serial #PL101090502; new Hawker charger, model #PH1R-12-550, serial #HA47533

Loan Party	Description of Secured Indebtedness
IEC (operating lease)

Secured Party: Toyota Motor Credit Corporation

Collateral: New Toyota forklift, model #8FGCSU20, serial #13981; new Toyota forklift, model #8FGCSU20, serial #13982; new Toyota forklift, model #8FGCSU20, serial #13980; new Rightline sidshifting fork positioner, model #E5E810-16, serial #090175, new Rightline 42” forks, model #PRE2-15442, no serial #; new Rightline sideshifting, model #E5E810-16, serial #090172; new Rightline 42” forks, model #PRE2-15442, no serial #; new Rightline sideshifting fork positioner, model #E5E810-16, serial #090170, new Rightline 42: forks, model #PRE2-15442, no serial #; new Toyota forklift, model #8FGCSU20, serial #13983, new Rightline sideshifting fork positioner, model #E5E810-16, serial #090171

IEC (operating lease)

Secured Party: Toyota Motor Credit Corporation

Collateral: New Toyota forklift, model #8FGCSU20, serial #13986; new Toyota forklift, model #8FGCSU20, serial #13985; new Toyota forklift, model #8FGU25, serial #18658

IEC (operating lease)

Secured Party: Toyota Motor Credit Corporation

Collateral: New Toyota forklift, model #7BNCU20, serial #50849; new Hawker battery, model #18-125F-17, serial #PL11181208; new Hawker charger, model #PH3R-18-1050, serial #GD32513; new Toyota forklift, model #7BNCU20, serial #50850; new Hawker battery, model #18-125F-17, serial #PL103090006; new Hawker charger, model #PH3R-18-1050, serial #GC31092; new Hawker battery, model #12-125F-15, serial #PL109080373; new Ametek charger, model #880M1-12G, serial #109CS71534

Loan Party	Description of Secured Indebtedness
Koax Corp. (“Koax”) (operating lease)	Secured Party: Toyota Motor Credit Corporation Collateral: New Toyota forklift, model #8FGU25, serial #18597; new Toyota forklift, model #8FGU25, serial #18616
Koax (operating lease)	Secured Party: Toyota Motor Credit Corporation Collateral: New Toyota forklift, model #8FGCSU20, serial #13987
Koax (operating lease)

Secured Party: Toyota Motor Credit Corporation

Collateral: New Toyota forklift, model #7BNCU20, serial #50848; new Hawker battery, model #18-125F-17, serial #PL101090242; new Hawker charger, model #PH3R-18-1050, serial #HA47512

Koax (operating lease)	Secured Party: Chase Bank Collateral: LSE #1755115, Serial #Z2X0B1DB500126

Loan Party	Description of Secured Indebtedness
LSB Industries, Inc.

Secured Party: Dell Financial Services L.L.C.

Collateral: All computer equipment, peripherals, and other equipment (collectively “Equipment”) wherever located, financed under and described in the Master Lease Agreement (“MLA”) between Lessee and Lessor and all of Lessee’s rights, title and interest in and to use any software and services (collectively “Software”) financed under and described in the MLA, along with any modifications or supplements to the MLA which are incorporated or evidenced in writing and all substitutions, additions, accessions and replacements to the Equipment or Software now or hereafter installed in, affixed to, or used in conjunction with the Equipment or Software and the proceeds thereof together with all payments, insurance proceeds, credits or refunds obtained by Lessee from a manufacturer, licensor or service provider, or other proceeds and payments due and to become due and arising from or relating to such Equipment, Software or the MLA.

Loan Party	Description of Secured Indebtedness
ThermaClime Technologies, Inc. (“TTI”) (operating lease)	Secured Party: Prime Financial L.L.C. Collateral: One (1) Continental Equipment 2-stage belt washer, natural gas heated dryer and drain tank
TTI (operating lease)	Secured Party: Prime Financial L.L.C. Collateral: Burr oak fin die, S/N FDM-1532-1
TTI (operating lease)	Secured Party: Prime Financial L.L.C. Collateral: Amada Turret Punch Press Model No. EMK3610NT; scrap conveyor; transformer; guide assembly package
TTI (operating lease)

Secured Party: Toyota Motor Credit Corporation

Collateral: New Toyota Forklift Model #7FBCU20, serial #72485; new Hawker battery, model #018085F25, serial #PL101090135; new Hawker charger, model #PH3R-18-1050, serial #HA47511; new Toyota forklift, model #7FBEU15, serial #20149; new Hawker battery, model #018085F17, serial #PL101090082; new Hawker charger, model #PH3R-18-775, serial #HA47516; new Toyota forklift, model #7FBEU15, serial #20150, new hawker battery, model #018085F17, serial #PL101090883; new Hawker charger, model #PH3R-18-775, serial #HA47517

TTI (operating lease)	Secured Party: Prime Financial L.L.C. Collateral: Burr Oak 1⁄2 inch Fin Press Model FP2B, serial #48-1913

Loan Party	Description of Secured Indebtedness
TTI (operating lease)	Secured Party: Prime Financial L.L.C. Collateral: One (1) vertical Bender Hairpin Bender, VBHB-M8-59 LH, serial #VBHBM98-59LH, coil feed cut-off loader DFCL-M4-517, tooling and accessories
TTI (operating lease)	Secured Party: Prime Financial L.L.C. Collateral: Burr Oak Double Vertical Bend Hairpin, serial #M124
TTI (operating lease)	Secured Party: Prime Financial L.L.C. Collateral: Burr Oak Fin Press, serial #FPeB-1820
TTI (operating lease)	Secured Party: Prime Financial L.L.C. Collateral: Burr Oak Fin Press, serial #FPeB-1603
TTI (operating lease)	Secured Party: Prime Financial L.L.C. Collateral: Burr Oak Hairpin Bender, model VBHB-M7-143; FA Tag #Q101
TTI (operating lease)	Secured Party: Prime Financial L.L.C. Collateral: Auto Brazing System, serial #2566
TTI (operating lease)	Secured Party: Prime Financial L.L.C. Collateral: Burr Oak Double Vertical Bend Hairpin, serial #M123
TTI (operating lease)	Secured Party: Toyota Motor Credit Corporation Collateral: One (1) Toyota Forklift Model #8FGCSU20, serial #13987

SECOND AMENDED AND RESTATED

SCHEDULE 3.2

COLLATERAL ACCESS LOCATIONS

Loan Party	Collateral Access Location	Landlord
Cepolk Holdings, Inc.	None	N/A
Chemex I Corp.	None	N/A
Chemical Properties L.L.C.	None	N/A
Chemical Transport L.L.C.	None	N/A
Cherokee Nitrogen L.L.C. (f/k/a Cherokee Nitrogen Company)	1080 Industrial Drive Cherokee, AL 35616	Cherokee Nitrogen Holdings, Inc.
Cherokee Nitrogen Holdings, Inc.	None	N/A
ClimaCool Corp.	15 South Virginia Avenue Oklahoma City, OK 73106	Consolidated Industries L.L.C.
Climate Master, Inc.	4000 NW 39th Street Oklahoma City, OK 73112	Consolidated Industries L.L.C.
ClimateCraft, Inc.	1431 NW 3rd Oklahoma City, OK 73106	Consolidated Industries L.L.C.
ClimateCraft Technologies, Inc.	None	N/A
Consolidated Industries L.L.C. (f/k/a Consolidated Industries Corp.)	None	N/A
EDC Ag Products Company L.L.C.	None	N/A
El Dorado Acid, L.L.C.	None	N/A
El Dorado Acid II, L.L.C.	None	N/A
El Dorado Ammonia L.L.C.	None	N/A
El Dorado Chemical Company	US Hwy 79 & Lop 208 Marquez, TX 77865	Union Pacific Railroad Company
	601 Dyer Street Newbern, TN 38059	EDC Ag Products Company L.L.C.
	15820 FM 128 Cooper, TX 75432	EDC Ag Products Company L.L.C.
	500 East Temple Terrell, TX 75160	EDC Ag Products Company L .L.C.

Loan Party	Collateral Access Location	Landlord
El Dorado Chemical Company	6540 Highway 82 East Annona , TX 75550	EDC Ag Products Company L.L.C.
	1102 South Bond Street, Whitewright, TX 75491	EDC Ag Products Company L.L.C.
	100 North Seventh Street Corsicana, TX 75110	EDC Ag Products Company L.L.C.
	900 South Hill Itasca, TX 76055	EDC Ag Products Company L.L.C.
	10503 CR 490 Tyler, TX 75706	EDC Ag Products Company L.L.C.
	6232 Hwy 21 West Bryan, TX 75803	EDC Ag Products Company L.L.C.
	204 Fulton Street Pittsburg, TX 75686	EDC Ag Products Company L.L.C.
	300 East O’Ne al S treet Dublin, TX 76446	EDC Ag Products Company L.L.C.
	3560 FM 753 Athens, TX 75751	EDC Ag Products Company L.L.C.
	US Hwy 79 & Loop 208 Marquez, TX 77865	EDC Ag Products Company L.L.C.
	100 East Tatom Street Trinity, TX 75862	EDC Ag Products Company L.L.C.
	600 East 10th Street Lamar, MO 64759	EDC Ag Products Company L.L.C.
	1801 West Austin Street Giddings, TX 78942	EDC Ag Products Company L.L.C.
	Corner of Lewis & Bridge St. Elkhart, TX 75839	EDC Ag Products Company L.L.C.
El Dorado Nitric L.L.C. (f/k/a El Dorado Nitric Company)	None	N/A
El Dorado Nitrogen, L.P.	None	N/A
International Environmental Corporation	4931 SW 7th Street Oklahoma City, OK 73128	Quail Creek Properties LLC

Loan Party	Collateral Access Location	Landlord
International Environmental Corporation	4929 SW 7th Street Oklahoma City, OK 73128	Quail Creek Properties LLC
	4927 SW 7th Street Oklahoma City, OK 73128	Quail Creek Properties LLC
	4919 SW 7th Street Oklahoma City, OK 73128	Quail Creek Properties LLC
Koax Corp.	None	N/A
LSB Capital L.L.C.	None	N/A
LSB Chemical L.L.C. (f/k/a LSB Chemical Corp.)	None	N/A
LSB-Europa Limited	None	N/A
LSB Industries, Inc.	None	N/A
Pryor Chemical Company	None	N/A
Summit Machine Tool Manufacturing L.L.C.	None	N/A
The Climate Control Group, Inc.	None	N/A
ThermaClime Technologies, Inc.	None	N/A
Trison Construction, Inc.	None	N/A
XpediAir, Inc.	None	N/A

SECOND AMENDED AND RESTATED

SCHEDULE 5.5

LOCATIONS OF INVENTORY

Loan Party	Location
Cepolk Holdings, Inc.	Refer to Second Amended and Restated Schedule E-1
Chemex I Corp.	Refer to Second Amended and Restated Schedule E-1
Chemical Properties L.L.C.	Refer to Second Amended and Restated Schedule E-1
Chemical Transport L.L.C.	Refer to Second Amended and Restated Schedule E-1
Cherokee Nitrogen L.L.C. (f/k/a Cherokee Nitrogen Company)	Refer to Second Amended and Restated Schedule E-1
Cherokee Nitrogen Holdings, Inc.	Refer to Second Amended and Restated Schedule E-1
ClimaCool Corp.	Refer to Second Amended and Restated Schedule E-1
Climate Master, Inc.	Refer to Second Amended and Restated Schedule E-1
ClimateCraft, Inc.	Refer to Second Amended and Restated Schedule E-1
ClimateCraft Technologies, Inc.	Refer to Second Amended and Restated Schedule E-1
Consolidated Industries L.L.C. (f/k/a Consolidated Industries Corp.)	Refer to Second Amended and Restated Schedule E-1
EDC Ag Products Company L.L.C.	Refer to Second Amended and Restated Schedule E-1
El Dorado Acid, L.L.C.	Refer to Second Amended and Restated Schedule E-1
El Dorado Acid II, L.L.C.	Refer to Second Amended and Restated Schedule E-1
El Dorado Ammonia L.L.C.	Refer to Second Amended and Restated Schedule E-1
El Dorado Chemical Company	Refer to Second Amended and Restated Schedule E-1
El Dorado Nitric L.L.C. (f/k/a El Dorado Nitric Company)	Refer to Second Amended and Restated Schedule E-1
El Dorado Nitrogen, L.P.	Refer to Second Amended and Restated Schedule E-1

Loan Party	Location
International Environmental Corporation	Refer to Second Amended and Restated Schedule E-1
Koax Corp.	Refer to Second Amended and Restated Schedule E-1
LSB Capital L.L.C.	Refer to Second Amended and Restated Schedule E-1
LSB Chemical L.L.C. (f/k/a LSB Chemical Corp.)	Refer to Second Amended and Restated Schedule E-1
LSB-Europa Limited	Refer to Second Amended and Restated Schedule E-1
LSB Industries, Inc.	Refer to Second Amended and Restated Schedule E-1
Pryor Chemical Company	Refer to Second Amended and Restated Schedule E-1
Summit Machine Tool Manufacturing L.L.C.	Refer to Second Amended and Restated Schedule E-1
The Climate Control Group, Inc.	Refer to Second Amended and Restated Schedule E-1
ThermaClime Technologies, Inc.	Refer to Second Amended and Restated Schedule E-1
Trison Construction, Inc.	Refer to Second Amended and Restated Schedule E-1
XpediAir, Inc.	Refer to Second Amended and Restated Schedule E-1

SECOND AMENDED AND RESTATED

SCHEDULE 5.7

CHIEF EXECUTIVE OFFICE; FEIN

Loan Party	Executive Office	FEIN
Cepolk Holdings, Inc.	16 South Pennsylvania Avenue Oklahoma City, OK 73107	73-1456546
Chemex I Corp.	16 South Pennsylvania Avenue Oklahoma City, OK 73107	73-1330903
Chemical Properties L.L.C.	16 South Pennsylvania Avenue Oklahoma City, OK 73107	45-3358930
Chemical Transport L.L.C.	16 South Pennsylvania Avenue Oklahoma City, OK 73107	27-2257465
Cherokee Nitrogen L.L.C. (f/k/a Cherokee Nitrogen Company)	16 South Pennsylvania Avenue Oklahoma City, OK 73107	41-2115998
Cherokee Nitrogen Holdings, Inc.	16 South Pennsylvania Avenue Oklahoma City, OK 73107	73-1597254
ClimaCool Corp.	15 South Virginia Avenue Oklahoma City, OK 73106	73-1409358
Climate Master, Inc.	7300 SW 44th Street Oklahoma City, OK 73179	93-0857025
ClimateCraft, Inc.	518 North Indiana Avenue Oklahoma City, OK 73106	73-1207959
ClimateCraft Technologies, Inc.	16 South Pennsylvania Avenue Oklahoma City, OK 73107	73-1553909
Consolidated Industries L.L.C. (f/k/a Consolidated Industries Corp.)	16 South Pennsylvania Avenue Oklahoma City, OK 73107	27-2143118
EDC Ag Products Company L.L.C.	16 South Pennsylvania Avenue Oklahoma City, OK 73107	27-4642608
El Dorado Acid, L.L.C.	16 South Pennsylvania Avenue Oklahoma City, OK 73107	73-1614043
El Dorado Acid II, L.L.C.	16 South Pennsylvania Avenue Oklahoma City, OK 73107	73-1614042
El Dorado Ammonia L.L.C.	16 South Pennsylvania Avenue Oklahoma City, OK 73107	46-2449585
El Dorado Chemical Company	16 South Pennsylvania Avenue Oklahoma City, OK 73107	73-1183488
El Dorado Nitric L.L.C. (f/k/a El Dorado Nitric Company)	16 South Pennsylvania Avenue Oklahoma City, OK 73107	73-1189782
El Dorado Nitrogen, L.P.	16 South Pennsylvania Avenue Oklahoma City, OK 73107	73-1614277

Loan Party	Executive Office	FEIN
International Environmental Corporation	5000 I-40 West Oklahoma City, OK 73128	73-0754306
Koax Corp.	510 North Indiana Oklahoma City, OK 73106	73-1284158
LSB Capital L.L.C.	16 South Pennsylvania Avenue Oklahoma City, OK 73107	46-2685309
LSB Chemical L.L.C. (f/k/a LSB Chemical Corp.)	16 South Pennsylvania Avenue Oklahoma City, OK 73107	73-1207958
LSB-Europa Limited	16 South Pennsylvania Avenue Oklahoma City, OK 73107	73-0978494
LSB Industries, Inc.	16 South Pennsylvania Avenue Oklahoma City, OK 73107	73-1015226
Pryor Chemical Company	16 South Pennsylvania Avenue Oklahoma City, OK 73107	73-1106665
Summit Machine Tool Manufacturing L.L.C.	518 North Indiana Avenue Oklahoma City, OK 73106	73-0689388
The Climate Control Group, Inc.	7300 SW 44th Street Oklahoma City, OK 73179	73-1415062
ThermaClime Technologies, Inc.	5000 I-40 West Oklahoma City, OK 73128	73-1553910
Trison Construction, Inc.	4000 NW 39th Street Oklahoma City, OK 73112	73-1538285
XpediAir, Inc.	16 South Pennsylvania Avenue Oklahoma City, OK 73107	73-1431586

SECOND AMENDED AND RESTATED

SCHEDULE 5.8(b)

CAPITALIZATION OF LOAN PARTIES

Loan Party	Class	No. of Authorized Shares	No. of Outstanding Shares
Cepolk Holdings, Inc.	Common	50,000, par value $1.00	1,000, par value $1.00
Chemex I Corp.	Common	10,000, par value $1.00	1,000, par value $1.00
Chemical Properties L.L.C.	N/A	N/A	N/A
Chemical Transport L.L.C.	N/A	N/A	N/A
Cherokee Nitrogen L.L.C. (f/k/a Cherokee Nitrogen Company)	N/A	N/A	N/A
Cherokee Nitrogen Holdings, Inc.	Common	500,000, par value $0.10	10,000, par value $0.10
ClimaCool Corp.	Common	50,000, par value $1.00	1,000, par value $1.00
Climate Master, Inc.	Common	1,000, par value $1.00	1,000, par value $1.00
ClimateCraft, Inc.	Common: Class A Voting Class B Non-Voting	900, par value $0.50 100, par value $0.50	900, par value $0.50 100, par value $0.50
ClimateCraft Technologies, Inc.[1]	Common: Class A Voting Class B Non-Voting	900, par value $0.50 100, par value $0.50	900, par value $0.50 100, par value $0.50
Consolidated Industries L.L.C. (f/k/a/ Consolidated Industries Corp. )	N/A	N/A	N/A
EDC Ag Products Company L.L.C.	N/A	N/A	N/A
El Dorado Acid, L.L.C.	N/A	N/A	N/A
El Dorado Acid II, L.L.C.	N/A	N/A	N/A
El Dorado Ammonia L.L.C.	N/A	N/A	N/A
El Dorado Chemical Company	Common	25,000, par value $1.00	2,000, par value $1.00
El Dorado Nitric L.L.C. (f/k/a El Dorado Nitric Company)	N/A	N/A	N/A
El Dorado Nitrogen, L.P.	N/A	N/A	N/A
International Environmental Corporation	Common	300, par value $10.00	300, par value $10.00
Koax Corp.	Common	50, par value $10.00	50, par value $10.00
LSB Capital L.L.C.	N/A	N/A	N/A
LSB Chemical L.L.C. (f/k/a LSB Chemical Corp.)	N/A	N/A	N/A
LSB-Europa Limited	Common	50, par value $10.00	50, par value $10.00
LSB Industries, Inc.[2] is a public company with stock traded on the NYSE under the ticker symbol LXU	Common	75,000,000, par value $0.10
	Preferred	250,000, par value $100
	Class C Preferred	5,000,000, par value $0
Pryor Chemical Company	Common	50,000, par value $1.00	500, par value $1.00
Summit Machine Tool Manufacturing L.L.C.	N/A	N/A	N/A
The Climate Control Group, Inc.	Common	100,000, par value $0.10	10,000, par value $0.10
ThermaClime Technologies, Inc.	Common	500,000, par value $0.10	10,000, par value $0.10
Trison Construction, Inc.	Common	500,000, par value $0.10	10,000, par value $0.10
XpediAir, Inc.	Common	500,000, par value $0.10	10,000, par value $0.10

[1]	LSB Industries, Inc. (“LSB”) and Walter P. Mecozzi (“Mecozzi”), an employee of LSB or subsidiary thereof, are parties to a Stock Option Agreement whereby Mecozzi may purchase up to 10% of the equity ownership of ClimateCraft Technologies, Inc. (ClimateCraft Technologies) by acquiring up to one hundred (100) shares of the Class B Non Voting Common Stock of ClimateCraft Technologies. LSB, Mecozzi and ClimateCraft Technologies are parties to a Shareholders Agreement regarding (among other matters) LSB purchase obligations with respect to the ClimateCraft Technologies shares owned by Mecozzi.
[2]	Please refer to SEC public filings of LSB Industries, Inc. (“LSB”) for additional information regarding LSB stock, including subscriptions, options, warrants, calls, rights of conversion or exchange with respect to such stock and obligations to repurchase or otherwise acquire or retire any shares of such stock or any security convertible into or exchangeable for any of such stock. LSB has also granted various stock options.

SECOND AMENDED AND RESTATED

SCHEDULE 5.8(c)

CAPITALIZATION OF LOAN PARTIES’ SUBSIDIARIES

Loan Party	Jurisdiction	No. of Authorized Shares	No. of Outstanding Shares/Percentage Loan Party Owner
Cepolk Holdings, Inc.	Oklahoma	50,000 common shares	1,000(100%)[4]
Chemex I Corp.	Oklahoma	10,000 common shares	1,000(100%)[6]
Chemical Properties L.L.C.	Oklahoma	N/A	N/A5
Chemical Transport L.L.C.	Oklahoma	N/A	N/A5
Cherokee Nitrogen L.L.C. (f/k/a Cherokee Nitrogen Company)	Oklahoma	N/A	N/A5
Cherokee Nitrogen Holdings, Inc.	Oklahoma	500,000 common shares	10,000(100%)[5]
ClimaCool Corp.	Oklahoma	50,000 common shares	1,000(100%)[4]
Climate Master, Inc.	Delaware	1,000 common shares	1,000(100%)[4]
ClimateCraft, Inc.	Oklahoma	900 Common Class A Voting 100 Common Class B Non-Voting	900(100%)[4] 100(100%)[4]
ClimateCraft Technologies, Inc.[1]	Oklahoma	900 Common Class A Voting 100 Common Class B Non-Voting	900(100%)[3] 50(50%)[3]
Consolidated Industries L.L.C. (f/k/a/ Consolidated Industries Corp.)	Oklahoma	N/A	N/A2
EDC Ag Products Company L.L.C.	Oklahoma	N/A	N/A6
El Dorado Acid, L.L.C.	Oklahoma	N/A	N/A7
El Dorado Acid II, L.L.C.	Oklahoma	N/A	N/A7
El Dorado Ammonia L.L.C.	Oklahoma	N/A	N/A6
El Dorado Chemical Company	Oklahoma	25,000 common shares	2,000(100%)[5]
El Dorado Nitric L.L.C. (f/k/a El Dorado Nitric Company)	Oklahoma	N/A	N/A5
El Dorado Nitrogen, L.P.	Texas	N/A	N/A8
International Environmental Corporation	Oklahoma	300 common shares	300(100%)[4]
Koax Corp.	Oklahoma	50 common shares	50(100%)[4]
LSB Capital L.L.C.	Oklahoma	N/A	N/A5
LSB Chemical L.L.C. (f/k/a LSB Chemical Corp.)	Oklahoma	N/A	N/A3
LSB-Europa Limited	Oklahoma	50 common shares	50(100%)[3]
Pryor Chemical Company	Oklahoma	50,000 common shares	500(100%)[5]
Summit Machine Tool Manufacturing L.L.C	Oklahoma	N/A	N/A3
The Climate Control Group, Inc.	Oklahoma	100,000 common shares	10,000(100%)[3]
ThermaClime Technologies, Inc.	Oklahoma	500,000 common shares	10,000(100%)[4]
Trison Construction, Inc.	Oklahoma	500,000 common shares	10,000(100%)[4]
XpediAir, Inc.	Oklahoma	500,000 common shares	10,000(100%)[4]

[1]	LSB Industries, Inc. (“LSB”) and Walter P. Mecozzi (“Mecozzi”), an employee of LSB or subsidiary thereof, are parties to a Stock Option Agreement whereby Mecozzi may purchase up to 10% of the equity ownership of ClimateCraft Technologies, Inc. (ClimateCraft Technologies) by acquiring up to one hundred (100) shares of the Class B Non Voting Common Stock of ClimateCraft Technologies. LSB, Mecozzi and ClimateCraft Technologies are parties to a Shareholders Agreement regarding (among other matters) LSB purchase obligations with respect to the ClimateCraft Technologies shares owned by Mecozzi.
[2]	LSB Industries, Inc.
[3]	Consolidated Industries L.L.C.
[4]	The Climate Control Group, Inc.
[5]	LSB Chemical L.L.C.
[6]	El Dorado Chemical Company
[7]	El Dorado Nitric L.L.C.
[8]	El Dorado Acid, L.L.C. owns 1%, and El Dorado Acid II, L.L.C. owns 99%.

SECOND AMENDED AND RESTATED

SCHEDULE 5.10

LITIGATION

NONE

SECOND AMENDED AND RESTATED

SCHEDULE 5.14

ENVIRONMENTAL MATTERS

1.	Two (2) inactive disposal areas are known to exist at the nitrate plant leased by Cherokee Nitrogen L.L.C. in Cherokee, Alabama. The first involves industrial waste disposed of in an on-site landfill located east of the plant. The landfill has been capped in excess of ten (10) years and is covered with vegetation. The second involves approximately one hundred (100) tons of phosphoric acid tank sludge buried directly east of the plant. Material was generated from an old phosphate plant that is no longer in existence. The material was buried prior to 1986. Any liability associated with these landfills is the responsibility of U.S. Steel, a prior owner of the site.

2.	An asbestos, construction debris, and elemental sulfur on-site landfill is located at El Dorado Chemical Company’s ammonium nitrate plant located in El Dorado, Arkansas. The landfill was closed in 1995 under a state-approved closure plan.

3.	In connection with a national enforcement initiative, the EPA has sent information requests to most, if not all, of the operators of nitric acid plants in the United States, including our El Dorado Facility, our chemical production facility located in Cherokee, Alabama (the “Cherokee Facility”) and the Baytown Facility operated by our subsidiary, El Dorado Nitrogen, L.P., under Section 114 of the Clean Air Act as to construction and modification activities at each of these facilities over a period of years. These information requests were to enable the EPA to determine whether these facilities are in compliance with certain provisions of the Clean Air Act. If the EPA were successful in establishing that any of our chemical facilities were in violation of the Clean Air Act, the EPA could assess civil penalties of up to $27,500 per day and require the facility to retrofit with the “best available control technology.” During the second quarter of 2013, we negotiated an oral global agreement (“Global Agreement”) in principle with the EPA/DOJ to settle this matter, although a few issues are still being negotiated. Settlement of this matter is subject to the parties entering into definitive settlement agreements and consent decrees and such being finalized after the notice and comment period. The proposed oral agreement in principle provides, among other things, the following:

•	all of our Chemical Business’ nitric acid plants are to achieve certain emission rates within a certain time period for each plant. In order to achieve these emission rates, six of our Chemical Business’ eight nitric acid plants will require additional pollution control technology equipment to achieve the emission rates agreed upon. We have already completed necessary modifications at two of our Chemical Business’ existing nitric acid plants. The cost of the necessary pollution control equipment is estimated to range from $2.0 million to $3.0 million for each of the remaining six nitric acid plants;

•	our Chemical Business will provide a reforestation mitigation project that is unrelated to our emissions or activities and will not be located at one of our plant sites, which we estimate will cost approximately $150,000 and have included this amount in our accrued liabilities for environmental matters discussed above; and

•	a civil penalty will be paid by our Chemical Business in the amount of $725,000 (which includes the $100,000 civil penalty to the ODEQ discussed below), which amount is included in our accrued liabilities for environmental matters discussed above.

The Global Agreement has been issued by the EPA/DOJ, signed by the Company’s chemical subsidiaries, and sent to the EPA/DOJ for the government’s signatures.

4.	One of our subsidiaries, Pryor Chemical Company (“PCC”), within our Chemical Business, has been advised that the Oklahoma Department of Environmental Quality (“ODEQ”) is conducting an investigation into whether the chemical production facility located in Pryor, Oklahoma (the “Pryor Facility”) was in compliance with certain rules and regulations of the ODEQ and whether PCC’s reports of certain air emissions relating primarily to 2011 were intentionally reported incorrectly to the ODEQ. Pursuant to the request of the ODEQ, PCC has submitted information and a report to the ODEQ as to the reports filed by the Pryor Facility relating to the air emissions in question and has and continues to cooperate with the ODEQ in connection with this investigation. However, on February 20, 2013, investigators with the ODEQ obtained documents from the Pryor Facility in connection with this investigation pursuant to a search warrant and interviewed several employees at the facility. As of February 10, 2014, we are not aware of any recommendations made or to be made by the ODEQ with respect to formal legal action to be taken or recommended as a result of this ongoing investigation.

5.	By letter dated April 19, 2013 (the “letter”), ODEQ, based on its inspection of our Pryor Facility conducted in December 2012, identified fourteen issues of alleged non-compliance and concern from the evaluation relating to federal and state air quality regulations, some of which were the subject of the ongoing investigation by ODEQ described above. ODEQ requested that PCC submit to ODEQ certain additional records regarding air emissions, calculations demonstrating compliance with certain air emissions, and a compliance plan providing for remedial measures for certain alleged noncompliance matters. ODEQ has advised PCC that compliance with such requests may allow PCC to avoid receipt of a notice of violation. PCC engaged in discussions with ODEQ to resolve all matters identified in the letter. Subsequently, a settlement was reached to resolve the allegations identified in the letter. Three of the violations were already resolved through the global settlement with the EPA/DOJ discussed above, and ODEQ agreed to resolve the remaining eleven violations by PCC paying a civil penalty for $100,000 (which amount is included in the $725,000 civil penalty discussed above) with the settlement being addressed as an addition to the global settlement discussed above. This settlement is unrelated to the pending ODEQ investigation at the Pryor Facility described above, which remains ongoing to our knowledge.

6.	In 2002, two subsidiaries within our Chemical Business sold substantially all of their operating assets relating to a Kansas chemical facility (“Hallowell Facility”) but retained ownership of the real property. Even though we continued to own the real property, we did not assess our continuing involvement with our former Hallowell Facility to be significant and therefore accounted for the sale as discontinued operations. Our subsidiary retained the obligation to be responsible for, and perform the activities under, a previously executed consent order to investigate the surface and subsurface contamination at the real property and a corrective action strategy based on the investigation. In addition, certain of our subsidiaries agreed to indemnify the buyer of such assets for these environmental matters. Based on the assessment discussed above, we account for transactions associated with the Hallowell Facility as discontinued operations.

The successor (“Chevron”) of a prior owner of the Hallowell Facility has agreed in writing, on a nonbinding basis and within certain other limitations, to pay and has been paying one-half of the costs of the interim measures relating to this matter as approved by the Kansas Department of Environmental Quality, subject to reallocation. Our subsidiary and Chevron are pursuing with the state of Kansas a course of long-term surface and groundwater monitoring to track the natural decline in contamination. Currently, our subsidiary and Chevron are in the process of performing additional surface and groundwater testing. We have accrued for our allocable portion of costs for the additional testing, monitoring and risk assessments that could be reasonably estimated.

In addition during 2010, the Kansas Department of Health and Environment (“KDHE”) notified our subsidiary and Chevron that the Hallowell Facility has been referred to the KDHE’s Natural Resources Trustee, who is to consider and recommend restoration, replacement and/or whether to seek compensation. KDHE will consider the recommendations in its evaluation. Currently, it is unknown what damages the KDHE would claim, if any. The ultimate required remediation, if any, is unknown.

Our allocable portion of the total estimated liability related to the Hallowell Facility has been established in connection with this matter and is included in our accrued liabilities for environmental matters discussed above. The estimated amount is not discounted to its present value.

7.	In March 2010 EDC became aware that personnel (who had been terminated due to drug use) disposed of chemicals and debris at the Whitewright, Texas Ag Site without authorization. After learning of this disposal, EDC contracted with an environmental, engineering company for clean up, analysis and disposal. The excavation of the disposal area and subsequent laboratory analysis identified contaminants above the state action levels. EDC installed six monitor wells and performed analysis of the soil and ground water to delineate the extent of the contamination. EDC has notified the state of the contamination.

Initial results of the ground water analysis indicated low levels of most contaminants. However, elevated levels of nitrate have been found and may change the cleanup levels the State may impose to obtain a clean closure of the site. Based on discussions with the State, five (5) additional monitor wells were installed on August 18, 2010, and in January, 2011, four (4) more wells were drilled. It now appears likely that the cost of this project will exceed $200K. Based upon the most recent analysis of the monitor wells, the State agreed that the extent of the contamination has been delineated and no additional monitor wells will be required. A Final Report was submitted to the State on July 8, 2011. On July 14, 2011, the State responded that the nitrate contamination level will require a higher tier of remedy. The higher tier of remedy could involve some type of active remediation and deed restrictions on impacted off-site properties.

The concentrations in the monitor wells continue to fluctuate, so the consultant has recommended limited excavation and treatment of soils in area surrounding monitor wells with the highest concentrations. EDC also approved the limited excavation of contaminated soils with on-site treatment rather than disposal. In a letter dated September 17, 2013, the State agreed to additional monitoring to demonstrate effectiveness of the limited remediation. Monitor wells were sampled November 2013 and are due to be sampled again February 2014.

SECOND AMENDED AND RESTATED

SCHEDULE 5.16

INTELLECTUAL PROPERTY

Patents

Loan Party	Patent Name	Patent Application/ Registration Number	Place of Registration	Issue Date
Cepolk Holdings, Inc.	None
Chemex I Corp.	None
Chemical Properties L.L.C.	None
Chemical Transport L.L.C.	None
Cherokee Nitrogen L.L.C. (f/k/a Cherokee Nitrogen Company)	None
Cherokee Nitrogen Holdings, Inc.	None
ClimaCool Corp.	Modular Chiller Unit w/ Dedicated Cooling and Heating Fluid Circuits and System Comprising a Plurality of Such Units	Serial #13/089,860	United States	Pending
	Modular Chiller Unit w/ Dedicated Cooling and Heating Fluid Circuits and System Comprising a Plurality of Such Units	Application # 13/567,167	United States	Pending
	Modular Chiller Unit w/ Dedicated Cooling and Heating Fluid Circuits and System Comprising a Plurality of Such Units	Serial # 2,737,688	Canada	Pending
	Modular Chiller System Comprising Interconnected Flooded Heat Exchangers	Application #13/960,926	United States	Pending
Climate Master, Inc.	Water-Cooled Air Conditioning System Using Condenser Water Regeneration for Precise Air Reheat in Dehumidifying Mode	Patent #7,913,501	United States	03/29/2011
	Integrated Heat Pump and Water Heating Circuit	Application #13/848,342	United States	Pending
	Integrated Heat Pump and Water Heating Circuit	Application # PCT/US2013/033433	International	Pending
	Pump Control in Parallel Hydraulic System	Application #13/964,270	United States	Pending
ClimateCraft, Inc.	None
ClimateCraft Technologies, Inc.	Wall Panel Assembly with Airtight Joint	Registration #6,023,899	United States	02/15/2000
	Wall Panel Assembly with Airtight Joint	Registration #215.422	Mexico	07/24/2003
	Wall Panel Assembly with Airtight Joint	Registration #2,287,807	Canada	10/02/2007
	Fan with Variable Motor Speed and Disk Type Unloading Device	Registration #7,963,749	United States	06/21/2011
	Flexible Heat Exchanger	Registration #8,534,346	United States	09/17/2013

Loan Party	Patent Name	Patent Application/ Registration Number	Place of Registration	Issue Date
ClimateCraft Technologies, Inc.	Fan System Comprising Fan Array w/ Surge Control	Serial #12/608,074	United States	Pending
	Plenum Fan	Application No. 13/589,772	United States	Pending
Consolidated Industries L.L.C. (f/k/a Consolidated Industries Corp.	None
EDC Ag Products Company L.L.C.	None
El Dorado Acid, L.L.C.	None
El Dorado Acid II, L.L.C.	None
El Dorado Ammonia L.L.C.	None
El Dorado Chemical Company	None
El Dorado Nitric L.L.C. (f/k/a El Dorado Nitric Company)	None
El Dorado Nitrogen, L.P.	None
International Environmental Corporation	Method and System for Replacing Commercial Fan Coil Units	Application # 61/752,822	United States	Pending
	Conditioned Air Fan Coil Unit	Registration #6,109,044	United States	08/29/2000
Koax Corp.	None
LSB Capital L.L.C.	None
LSB Chemical L.L.C. (f/k/a LSB Chemical Corp.)	None
LSB Industries, Inc.	None
LSB-Europa Limited	None
Pryor Chemical Company	None
Summit Machine Tool Manufacturing L.L.C.	None
The Climate Control Group, Inc.	None
ThermaClime Technologies, Inc.	None
Trison Construction, Inc.	None
XpediAir, Inc.	None

Trademarks

Loan Party	Trademark Name	Trademark Application/ Registration Number	Place of Registration	Registration Date
Cepolk Holdings, Inc.	None
Chemex I Corp.	None
Chemical Properties L.L.C.	None
Chemical Transport L.L.C.	None
Cherokee Nitrogen L.L.C. (f/k/a Cherokee Nitrogen Company	None
Cherokee Nitrogen Holdings, Inc.	None
ClimaCool Corp.	Ultimate Chiller Solution	Registration #3,652,839	United States	07/07/2009
	ClimaCool	Registration #2,564,496	United States	04/23/2002
	ClimaCool (Stylized)	Registration #3,786,690	United States	05/11/2010
	SHC onDemand	Registration #4,088,723	United States	01/17/2012
Climate Master, Inc.	Climatemaster (and Design)	Registration #2,139,570	United States	02/24/1998
	Climatemaster	Registration #808,500	United States	05/17/1966
	Climatemaster (and Design)	Registration #TMA 471,467	Canada	02/21/1997
	Climatemaster	Registration #409,647	Chile	10/07/1993
	Climatemaster	Registration #84930	Israel	10/08/1999
	Climatemaster	Registration #292/82	Saudi Arabia	08/31/1993
	Climatemaster	Registration #1,514,734	United Kingdom	11/13/1998
	Climatemaster	Registration #280854	Korea	12/06/1993
	Climatemaster	Registration #641,594	Taiwan	04/16/1994
	Climatemaster	Registration #614,556	Taiwan	10/01/1993
	Climatemaster	Registration #516424	Mexico	07/25/1996
	Climatemaster	Registration #25162	Kuwait	10/12/1996
	Climatemaster	Registration #217,629	Czech Republic	04/27/1995
	Climatemaster	Registration #583,151	Benelux	06/22/1995
	Climatemaster	Registration #95575091	France	06/09/1995
	Climatemaster	Registration #147007	Hungary	04/25/1995
	Climatemaster	Registration #172643	Norway	04/21/1995
	Climatemaster	Registration #309,649	Portugal	05/06/1996
	Climatemaster	Registration #182461	The Slovak Republic	05/02/1995
	Climatemaster	Registration #161121	Turkey	05/01/1995
	Climatemaster	Registration #729,783	Italy	08/10/1995
	Climatemaster	Registration #402,883	Europe	11/04/1996
	Climatemaster	Registration #860,657	Australia	11/25/2002
	Climatemaster	Registration #3480166	China	09/28/2004
	Climadry	Registration #3,253,779	United States	06/19/2007
	Roommate	Registration #1,906,435	United States	07/18/1995
	Paradigm	Registration #2,112,244	United States	11/11/1997
	Geodesigner	Registration #2,184,992	United States	08/25/1998
	Earthpure	Registration $2,994,853	United States	09/13/2005

Loan Party	Trademark Name	Trademark Application/ Registration Number	Place of Registration	Registration Date
Climate Master, Inc.	Earthpure	Registration #3,995,127	United States	07/12/2011
	Tranquility	Registration #3,689,080	United States	09/29/2009
	Trilogy	Serial #77802887	United States	Pending
	Q-Mode	Serial #85605516	United States	Pending
	igate	Serial #85628323	United States	Pending
	vflow	Serial #85628330	United States	Pending
	Georanch	Registration #4,359,120	United States	06/25/2013
	Geoday	Registration #4,254,021	Untied States	12/04/2012
	Geoelite	Registration #4,347,970	United States	06/04/2013
ClimateCraft, Inc.	Climatecraft	Registration #2,369,333	United States	07/18/2000
	MatrixMonitor	Registration #4,384,931	United States	08/13/2013
	Flexspeed	Serial #86140956	United States	Pending
	Balancestream	Serial #86140902	United States	Pending
ClimateCraft Technologies, Inc.	None
Consolidated Industries L.L.C. (f/k/a Consolidated Industries Corp.	None
EDC Ag Products Company L.L.C.	None
El Dorado Acid, L.L.C.	None
El Dorado Acid II, L.L.C.	None
El Dorado Ammonia L.L.C.	None
El Dorado Chemical Company	El Dorado (& design)	Registration #1,427,064	United States	02/03/1987
	E-2	Registration #833,891	United States	08/22/1967
El Dorado Nitric L.L.C. (f/k/a El Dorado Nitric Company)	None
El Dorado Nitrogen, L.P.	None
International Environmental Corporation	International Environmental (& IE design)	Registration #1,569,505	United States	12/05/1989
	International Environmental (& IE design)	Registration #439970	Mexico	08/18/1993
	IE (Stylized)	Registration #2,556,892	United States	04/02/2002
	Sureflow	Registration #2,449,571	United States	05/08/2001
	Sureflow (Stylized)	Registration #3,702,715	United States	10/27/2009
	IEC International Environmental (w/ design)	Registration #3,406,243	United States	04/01/2008
	IEC International Environmental (w/ design)	Application #302632185	Hong Kong	Pending
	IEC International Environmental (w/ design)	Application #178056	Saudi Arabia	Pending
	IEC International Environmental (w/ design)	Registration #1369355	Mexico	05/22/2013
	Eco-telligent	Registration #4,198,845	United States	08/28/2012
	XpediAir*	Registration #2,986,893	United States	08/23/2005
	Restoramod	Serial #85780049	United States	Pending
	Sureflex	Serial #85894511	United States	Pending
	Air Coil Technologies	Serial #85774765	United States	Pending

Loan Party	Trademark Name	Trademark Application/ Registration Number	Place of Registration	Registration Date

*  Trademark is the subject of a Settlement Agreement with Expedia, Inc. regarding XpediAir, Inc’s right to use the name, throughout the world, in connection with the sale and manufacture of HVAC equipment and related goods and services, and to register the name with the USPTO or any foreign patent and trademark office in design form only.

Koax Corp.	Koax	Registration #1,776,407	United States	06/15/1993
	Koax (and Design)	Registration #1,905,551	United States	07/18/1995
LSB Capital L.L.C.	None
LSB Chemical L.L.C. (f/k/a LSB Chemical Corp.)	None
LSB Industries, Inc.	Earthpure DEF	Registration #3,829,381	United States	08/03/2010
LSB-Europa Limited	None
Pryor Chemical Company	None
Summit Machine Tool Manufacturing L.L.C.	Profitmaster	Registration #2,354,905	United States	06/06/2000
	Summit (and Design)	Registration #204,367	Canada	01/10/1975
	Summit	Registration #203,983	Canada	12/20/1974
	Summit (and Design)	Registration #912,909	United States	06/08/1971
	Summit	Registration #984,439	United States	05/21/1974
	PM (and Design)	Registration #1,163,421	United States	08/04/1981
	Hercules	Registration #990,785	United States	08/13/1974
	Hercules	Registration #990,799	United States	08/13/1974
	Hercules	Registration #977,709	United States	01/29/1974
	Hercules	Registration #2,198,751	United States	10/20/1998
	Hercules Ajax	Registration #2,191,163	United States	09/22/1998
	Morey	Registration #2,139,444	United States	02/24/1998
	Rockland	Registration #1,752,244	United States	02/16/1993
	Lathemania	Registration #2,964,152	United States	06/28/2005
The Climate Control Group, Inc.	None
ThermaClime Technologies, Inc.	None
Trison Construction, Inc.	None
XpediAir, Inc.	None

Copyrights

Loan Party	Copyright Name
Cepolk Holdings, Inc.	None
Chemex I Corp.	None
Chemical Properties L.L.C.	None
Chemical Transport L.L.C.	None
Cherokee Nitrogen L.L.C. (f/k/a Cherokee Nitrogen Company)	None
Cherokee Nitrogen Holdings, Inc.	None
ClimaCool Corp.	None
Climate Master, Inc.	None
ClimateCraft, Inc.	None
ClimateCraft Technologies, Inc.	None
Consolidated Industries L.L.C. (f/k/a Consolidated Industries Corp.)	None
EDC Ag Products Company L.L.C.	None
El Dorado Acid, L.L.C.	None
El Dorado Acid II, L.L.C.	None
El Dorado Ammonia L.L.C.	None
El Dorado Chemical Company	None
El Dorado Nitric L.L.C. (f/k/a El Dorado Nitric Company)	None
El Dorado Nitrogen, L.P.	None
International Environmental Corporation	None
Koax Corp.	None
LSB Capital L.L.C.	None
LSB Chemical L.L.C. (f/k/a LSB Chemical Corp.	None
LSB Industries, Inc.	None
LSB-Europa Limited	None
Pryor Chemical Company	None
Summit Machine Tool Manufacturing L.L.C.	None
The Climate Control Group, Inc.	None
ThermaClime Technologies, Inc.	None
Trison Construction, Inc.	None
XpediAir, Inc.	None

SECOND AMENDED AND RESTATED

SCHEDULE 5.20

ADDITIONAL PERMITTED INDEBTEDNESS

(as of December 31, 2013)

Loan Party	Creditor	Amount	Monthly Payment		Maturity Date
Chemical Properties L.L.C.	CrossFirst Bank (also guaranteed by LSB Industries, Inc.)	$4,776,820	$52,086		May 15, 2018

Loan Party	Creditor	Amount	Monthly Payment		Maturity Date
Climate Master, Inc.	Toyota Motor Credit Corporation	$19,454	$14,186		February, 2014

Loan Party	Creditor	Amount	Monthly Payment		Maturity Date
ClimateCraft, Inc.	Toyota Motor Credit Corporation	$4,231	$3,685		February, 2014

Loan Party	Creditor	Amount	Monthly Payment		Maturity Date
International Environmental Corporation	Toyota Motor Credit Corporation	$8,641	$7,750		February, 2013

Loan Party	Creditor	Amount	Monthly Payment		Maturity Date
Koax Corp.	Toyota Motor Credit Corporation	$731	$2,068		January, 2014

Loan Party	Creditor	Amount	Monthly Payment		Maturity Date
LSB Industries, Inc. (“LSB”)	Oracle Credit Corporation	$3,424,280	$292,143 (quarterly	)	June 29, 2016
LSB	Oracle Credit Corporation	$10,000,000	To Be Determined		To Be Determined
LSB	Dell Financial Services L.L.C.	$177,975	$5,235		October 10, 2016

Loan Party	Creditor	Amount	Monthly Payment		Maturity Date
ThermaClime Technologies, Inc.	Toyota Motor Credit Corporation	$770	$1,448		January, 2014

SECOND AMENDED AND RESTATED

SCHEDULE 7.13

OTHER PERMITTED INVESTMENTS

1.	Refer to Second Amended and Restated Schedules 5.8(b) and (c) for equity interests.

2.	Equity interest in Zena Energy L.L.C. (“Zena”).

3.	Refer to Second Amended and Restated Schedule 5.20.

4.	Cepolk Holdings, Inc. is the sole limited partner of, and owns a fifty percent (50%) interest in, Cepolk Limited Partnership.

5.	Summit Machine Tool Manufacturing L.L.C. owns a 45% of the value of KAC Acquisition Company, an Oklahoma corporation, the value of which is de minimis.

6.	Capital contribution by LSB Industries, Inc. in Zena in the amount $35 million.

SECOND AMENDED AND RESTATED

SCHEDULE 7.14

AFFILIATE TRANSACTIONS

1.	Stock option agreements between LSB Industries, Inc. (“LSB”) and certain directors, officers and employees of LSB or any subsidiary of LSB.

2.	Services Agreement between LSB and Zena Energy L.L.C. (“Zena”).

3.	Guaranty made by LSB in favor of International Bank of Commerce (“IBC”) in respect of indebtedness of Zena under that certain Promissory Note, dated February 1, 2013 in the principal amount of $35,000,000, executed by Zena in favor IBC, and related loan documents.